Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171656
The Wilber Corporation	245 MAIN STREET ONEONTA, NY 13820-0430 TELEPHONE (607) 432-1700

PROXY STATEMENT/ PROSPECTUS

Dear Shareholder:

On October 22, 2010, The Wilber Corporation (“Wilber”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Community Bank System, Inc. (“Community Bank System”) in a stock and cash transaction.  If Wilber’s shareholders approve the Merger Agreement and the merger it provides for is subsequently completed, Wilber will merge with and into Community Bank System (the “Merger”) with Community Bank System being the surviving entity.

In the Merger, you will have an opportunity to elect to receive merger consideration in the form of either cash, Community Bank System common stock, or a combination of both in exchange for your shares of Wilber common stock, as follows:

•	$9.50 in cash;
•
shares of Community Bank System common stock calculated pursuant to an exchange ratio based upon the average closing sale price of Community Bank System common stock over the 10 trading days before the consummation of the Merger (the “Average Closing Price”).  The exchange ratio will be:

o	0.4820 shares of Community Bank System common stock for each share of Wilber common stock that you own if the Average Closing Price is less than $19.71 per share;
o	0.3748 shares of Community Bank System common stock for each share of Wilber common stock that you own if the Average Closing Price is greater than $25.35 per share; or
o	the quotient obtained by dividing $9.50 by the Average Closing Price if the Average Closing Price is between $19.71 and $25.35 per share; or
•
a combination of both cash and shares of Community Bank System common stock, at the respective rates described above, whereby 80% of your Wilber common stock will be exchanged for shares of Community Bank System common stock and the remaining 20% of your Wilber common stock will be exchanged for cash.

You will receive a separate mailing containing instructions on how to make your election as to whether you desire cash, stock or a combination of cash and stock.  Under the election and allocation procedures that we have described in this document, shareholders who elect to receive all cash or all stock may actually receive a combination of cash and shares of Community Bank System common stock, depending on elections made by the other Wilber shareholders.  The maximum number of shares to be issued by Community Bank System in the Merger is 4,133,394 shares of common stock.  Community Bank System’s common stock is listed on the New York Stock Exchange under the symbol “CBU.”

The accompanying document is also being delivered to Wilber shareholders as Community Bank System’s prospectus for its offering of Community Bank System common stock in connection with the Merger, and as a proxy statement for the solicitation of proxies from Wilber shareholders to vote for the adoption of the Merger Agreement and approval of the Merger.  This proxy statement/prospectus provides you with detailed information about the proposed Merger.  It also contains or references information about Wilber, Community Bank System and related matters.  You are encouraged to read this document carefully.  In particular, you should read the “Risk Factors” section beginning on page 15. for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

The Merger cannot be completed unless at least two thirds of the issued and outstanding shares of Wilber common stock vote in favor of the Merger.  If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have same effect as voting “AGAINST” the Merger Agreement. Your Board of Directors has unanimously determined that the Merger and the Merger Agreement are fair and in the best interest of Wilber and its shareholders and unanimously recommends that you vote “FOR” adoption of the Merger Agreement.

On behalf of the Board of Directors, I thank you for your prompt attention to this matter.

Sincerely,

/s/ Brian R. Wright

Brian R. Wright
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of the Community Bank System common stock in connection with the Merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.  The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated February 22, 2011, and is first being mailed to shareholders of Wilber on or about February 23, 2011.

THE WILBER CORPORATION
245 Main Street
Oneonta, New York 13820
___________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 25, 2011
___________________________

A special meeting of the shareholders of The Wilber Corporation, a New York corporation (“Wilber”), will be held at the Holiday Inn Oneonta, 5206 State Highway 23, Oneonta, New York 13820, on March 25, 2011, at 10:00 a.m., Eastern Time, for the following purposes:

1.           Merger.  To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of October 22, 2010 (the “Merger Agreement”), by and between Community Bank System, Inc., a Delaware corporation (“Community Bank System”) and Wilber, which provides for the merger of Wilber with and into Community Bank System (the “Merger”);

2.           Adjournments.  To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitations of proxies in favor of the Merger; and

3.           Other Business.  To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only holders of record of Wilber common stock at the close of business on February 22, 2011 are entitled to the notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

Please vote as soon as possible.  The affirmative vote of two-thirds of all outstanding shares of Wilber common stock is required for approval of the Merger Agreement.  This means that a failure to vote for approval of the Merger Agreement would have the same effect as a vote against it.  Therefore, your vote is important regardless of the number of shares you own.  Even if you plan to attend the special meeting, we urge you to vote by Internet, by telephone or by completing and returning the enclosed proxy without delay in the enclosed postage-paid envelope.  You may revoke your proxy at any time prior to the special meeting.  If you hold Wilber common stock in your own name and you are present at the special meeting, or at any adjournments or postponements of the special meeting, you may revoke your proxy and vote personally on each matter brought before the special meeting.

If you hold Wilber common stock in the name of a broker, bank or other fiduciary, please follow the instructions on the voting card provided by that broker, bank or other fiduciary.  If you wish to attend the special meeting and vote in person, you must bring a letter or proxy from your broker, bank or other fiduciary to confirm your beneficial ownership of the shares.

If you have any questions or require assistance, please call Joseph E. Sutaris, Executive Vice President and Chief Financial Officer, at (607) 432-1700.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Joseph E. Sutaris

Joseph E. Sutaris
Secretary
Oneonta, New York
February 22, 2011

IMPORTANT

Your vote is important.  Whether or not you plan to attend the special meeting in person, Wilber urges you to submit your proxy as soon as possible by (1) calling the toll free telephone number specified on the enclosed proxy card, (2) accessing the Internet website specified in the enclosed proxy card, or (3) completing, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided.  If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting card provided by such entity.

The Board of Directors of Wilber unanimously recommends that the shareholders vote “FOR” the approval of the Merger Agreement.

No Appraisal or Dissenters’ Rights	63
THE MERGER AGREEMENT	64
Conversion of Wilber Common Stock	64
Election Procedures	65
Allocation Mechanism	67
Representations and Warranties	68
Conditions to the Merger	68
Termination	70
Conduct of Business Prior to Completion of the Merger; Covenants	71
No Solicitation of Takeover Proposals; Superior Proposals	73
Termination Fee and Expenses	74
Directors, Employees and Employee Benefits	75
Indemnification	76
Amendment and Waiver	76
Alternate Structure	77
MARKET PRICE AND DIVIDEND INFORMATION	78
DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM	80
General	80
Common Stock	80
Certain Certificate of Incorporation and Bylaws Provisions	80
DESCRIPTION OF CAPITAL STOCK OF WILBER	82
General	82
Common Stock	82
COMPARISON OF RIGHTS OF HOLDERS OF WILBER COMMON STOCK AND COMMUNITY BANK SYSTEM COMMON STOCK	83
Authorized Capital Stock	83
Quorum of Shareholders	83
Nomination of Directors	84
Qualification of Directors	84
Number of Directors	85
Removal of Directors	85
Payment of Dividends	85
Special Meeting of Shareholders	85
Rights of Shareholders to Dissent	86
Indemnification and Limitation of Liability	86
Certain Voting Rights and Restrictions with Respect to Mergers	88
Amendment to Certificate of Incorporation	90
Amendment to Bylaws	90
EXECUTIVE COMPENSATION	91
COMMUNITY BANK SYSTEM	91
Summary Compensation Table	91

(ii)

Grants of Plan-Based Awards Table	94
Outstanding Equity Awards at Fiscal Year-End Table	95
Option Exercises and Stock Vested Table	97
Retirement Plan Benefits	98
Pension Benefits Table	98
Pension Plan	98
Supplemental Retirement Agreements	99
Nonqualified Deferred Compensation Plan	100
Nonqualified Deferred Compensation Table	100
Potential Payment on Termination or Change in Control	101
Employment Agreements	103
Compensation of Directors	105
Director Compensation Table	106
WILBER
Summary Compensation Table	108
Non-Qualified Deferred Compensation Table	110
Pension Benefits Table	111
Potential Post-Employment Termination Payments Table	112
Director Compensation Table	113
EXPERTS
LEGAL MATTERS	114
WHERE YOU CAN FIND MORE INFORMATION	114
ANNEX A MERGER AGREEMENT	A-1
ANNEX B FAIRNESS OPINIONS	B-1

(iii)

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the purpose of this document?

A:
This document serves as Wilber’s proxy statement and as Community Bank System’s prospectus.  As a proxy statement, this document is being provided to Wilber shareholders because the Wilber Board of Directors is soliciting your proxy to vote to approve the Merger Agreement.  As a prospectus, Community Bank System is providing this document to Wilber shareholders because Community Bank System is offering shares of its common stock in exchange for their shares of Wilber common stock in the Merger.

Q:	What will happen to Wilber as a result of the Merger?

A:
If the Merger is completed, Wilber will cease to exist and Wilber National Bank (“Wilber Bank”), currently a wholly owned subsidiary of Wilber, will become a direct, wholly-owned subsidiary of Community Bank System.  Immediately following completion of the Merger, Wilber Bank will merge with and into Community Bank, N.A. (“Community Bank”), the wholly owned subsidiary of Community Bank System, with Community Bank being the surviving bank.

Q:	What will I receive in the Merger?

A:
You may elect to receive cash, shares of Community Bank System common stock, or a combination of cash and shares of Community Bank System common stock, by indicating your preference on the election form/letter of transmittal which will be separately mailed to each shareholder.  If you receive any cash as merger consideration, you will receive $9.50 for each share of your Wilber common stock exchanged for cash in the Merger.  On the other hand, if you receive any Community Bank System common stock in the Merger, the actual value you will receive per share of Wilber common stock is dependent upon the price of Community Bank System Common Stock during the 10 trading days immediately prior to the Merger.  This document explains in more detail what amount of cash and/or Community Bank System common stock you are entitled to receive in the Merger.  Because of certain limitations on the amount of cash and the number of shares Community Bank System will issue in the Merger, you may receive a combination of cash and shares of Community Bank System common stock even if you elect to receive only one type of merger consideration, depending on the elections made by other Wilber shareholders.  For details, please see “The Merger Agreement — Conversion of Wilber Common Stock,” “The Merger Agreement — Election Procedures” and “The Merger Agreement — Allocation Mechanism” on pages 64 through 67.

Q:	Could you tell me more about Community Bank System?

A:
Community Bank System is the parent company of Community Bank and is a bank holding company registered under the Bank Holding Company Act of 1956 (“BHCA”).  Community Bank is a commercial banking franchise headquartered in Upstate New York, with 147 customer facilities and 135 ATMs stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie, and in Northeastern Pennsylvania.

Community Bank is a community retail bank committed to the philosophy of serving the financial needs of customers in local communities.  Community Bank emphasizes the local character of business, knowledge of the customer and customer needs, comprehensive retail and small business products, and responsive decision-making at the branch and regional level.  Community Bank and its subsidiaries offer a range of commercial and retail banking and financial services in their market areas to business, individual, agricultural and government customers.  Community Bank and its employees strive to support, and to actively engage in important initiatives in, local communities within the market areas it serves.

Community Bank System’s common stock is publicly traded on the New York Stock Exchange (“NYSE”) under the symbol “CBU.”  At September 30, 2010, Community Bank System had on a consolidated basis approximately $5.5 billion in total assets, $4.0 billion in total deposits, $3.0 billion in total loans and shareholders’ equity of $616 million.  For additional information about Community Bank System, please see “Where You Can Find More Information” on page 114.

Q:	When is the Merger expected to be completed?

A
The parties are working to complete the Merger during the second quarter of 2011.  Wilber and Community Bank System must first obtain the necessary regulatory approvals and the approval of the Wilber shareholders at the special meeting and satisfy other conditions.  Wilber and Community Bank System cannot assure you as to when or if all the conditions to the Merger will be met, and it is possible that the parties will not complete the Merger at all.

Q:	What happens if the Merger is not completed?

A:
If the Merger is not completed, Wilber shareholders will not receive any consideration for their shares of common stock in connection with the Merger.  Instead, Wilber will remain an independent public company and its common stock will continue to be eligible for trading on the NYSE Amex.  In the event of termination of the Merger Agreement under certain specified circumstances, Wilber may be required to pay to Community Bank System a termination fee of $4.0 million, plus all out-of-pocket expenses incurred by Community Bank System and its subsidiaries in connection with the transactions contemplated by the Merger Agreement, up to a maximum of $500,000 in the aggregate.  For details, please see “The Merger Agreement — Termination Fee and Expenses” beginning on page 74.

Q:	Who is being asked to approve matters in connection with the Merger?

A:
Only the Wilber shareholders are being asked to vote to approve the Merger-related proposals.  Under New  York law, Wilber is required to obtain shareholder approval.  By this proxy statement/prospectus, Wilber’s Board of Directors is soliciting proxies from Wilber’s shareholders to provide the required approval at the special meeting of Wilber shareholders as discussed below.  Under Delaware law, Community Bank System is not required to obtain shareholder consent in a transaction of this size.

Q:	Does the Board of Directors of Wilber have a recommendation on how I should vote on the Merger Agreement?

A:
Yes.  The Board of Directors of Wilber believes that the proposed Merger is in the best interest of Wilber and its shareholders and unanimously recommends that the shareholders of Wilber vote in favor of the approval of the Merger Agreement.

Q:	Did the Board of Directors of Wilber receive an opinion from a financial advisor with respect to the Merger?

A:
Yes.  On October 22, 2010, Austin Associates, LLC (“Austin Associates”) rendered its written opinion to the Board of Directors of Wilber that, as of such date and based upon and subject to the factors and assumptions described to the Wilber Board during its presentation and set forth in the opinion, the consideration in the proposed Merger was fair, from a financial point of view, to holders of Wilber common stock.  The full text of Austin Associates’ written opinion is attached as Appendix B to this proxy statement/prospectus.  Austin Associates has updated its opinion as of the date of this proxy statement/prospectus and is also attached as Appendix B.  You are urged to read the opinions in their entirety.

Q:	How do the Directors and executive officers of Wilber plan to vote?

A:
All of the Directors and executive officers of Wilber have committed by contract to vote in favor of the Merger Agreement all the shares of Wilber common stock that they are entitled to vote.  As of the record date for the special meeting, the Directors and executive officers of Wilber together had the right to vote 3,866,034 shares, or approximately 36%, of the outstanding Wilber common stock.

Q:	What risks should I consider before I vote on the Merger and make my election as to the form of merger consideration?

A:	You should read “Risk Factors” on page 15.

Q:	Is there other information I should consider?

A:
Yes.  Much of the business and financial information about each of the companies that may be important to you is not included in this document.  Instead, that information is incorporated by reference to documents Wilber and Community Bank System separately filed with the Securities and Exchange Commission (“SEC”).  This means that Wilber and Community Bank System can satisfy their disclosure obligations to you by referring you to one of more documents separately filed by Community Bank System or Wilber with the SEC.  For additional information, please see “Where You Can Find More Information” on page 114, for a list of documents that they have incorporated by reference into this document and for instructions on how to obtain copies of those documents, free of charge.

Q:	When and where will Wilber shareholders meet?

A:	Wilber will hold a special meeting of its shareholders on March 25, 2011, at 10:00 a.m., Eastern Time, at the Holiday Inn Oneonta, 5206 State Highway 23, Oneonta, New York 13820.

Q:	Who can vote at the Wilber special meeting?

A:	Holders of record of Wilber common stock at the close of business on February 22, 2011, which is the record date for the Wilber special meeting, are entitled to vote at the special meeting.

Q:	How many votes must be represented in person or by proxy at the Wilber special meeting to have a quorum?

A:
The holders of a majority of the shares of Wilber common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q:	What vote by Wilber shareholders is required to approve the Merger?

A:
Assuming a quorum is present at the Wilber special meeting, approval of the Merger proposal will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Wilber common stock entitled to vote.  Submission of proxies not designating an election will have the same effect as shares voted “FOR” the Merger proposal.  Abstentions and broker non-votes will have the same effect as shares voted “AGAINST” the Merger proposal.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly.  If you hold common stock in your name as a shareholder of record, Wilber and Community Bank System request that you complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible.  You may also authorize a proxy to vote your shares by telephone or through the Internet as instructed on the enclosed proxy card.  If you hold your stock in “street name” through a bank, broker or other fiduciary, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank, broker or other fiduciary.  Submitting your proxy card, authorizing a proxy by telephone or through the Internet, or directing your bank, broker or other fiduciary to vote your shares will ensure that your shares are represented and voted at the special meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the Merger Agreement.  Your failure to sign and send in your proxy or your abstention will have the same effect as a vote against the Merger.

Q:	Should Wilber shareholders send in their stock certificates with the enclosed proxy?

A:
No. Wilber shareholders SHOULD NOT send in any stock certificates now with the enclosed proxy.  After the closing of the Merger, an election form and transmittal materials, with instructions for their completion will be provided to Wilber shareholders under separate cover and the stock certificates should be sent with those materials at that time.

In the event that a Wilber shareholder fails to return a completed election form with such shareholder’s stock certificates prior to the expiration of the election period, a letter of transmittal with instructions for submission of such stock certificates will be mailed to such shareholder shortly following the effective time of the Merger.

Q:	If my shares are held in “street name” by my broker, will the broker vote my shares for me?

A:
No.  Your broker will vote your shares only if you provide instructions on how to vote.  You should instruct your broker how to vote your shares, following the directions your broker provides.  If you do not give instructions to your broker, your broker will not be able to vote your shares.

Q:	What if I fail to instruct my broker?

A:
If you do not provide your broker with instructions and your broker submits an unvoted proxy, referred to as a broker non-vote, the broker non-vote will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against adoption of the Merger Agreement.  With respect to the proposal to adjourn the special meeting if necessary to solicit additional proxies, an abstention will have the same effect as a vote against the proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:
Yes.  All common shareholders, including common shareholders of record and common shareholders who hold their shares through banks, brokers, nominees or any other holder of record, may attend the special meeting.  Holders of record of Wilber common stock can vote in person at the special meeting.  If you are not a common shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares of common stock, such as a broker, bank or other fiduciary, to be able to vote in person at the special meeting.  If you plan to attend the special meeting, you must hold your shares of common stock in your own name or have a letter from the record holder of your shares of common stock confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted.

Q:	Can I change my vote?

A:
Yes.  A Wilber common shareholder who is a shareholder of record and has given a proxy may revoke it at any time before its exercise at the special meeting by (i) giving written notice of revocation to Wilber’s corporate secretary, (ii) properly submitting to Wilber a duly executed proxy bearing a later date or (iii) attending the special meeting and voting in person.  Any common shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying the Corporate Secretary) of a common shareholder at the special meeting will not constitute revocation of a previously given proxy.  If you hold your shares in “street name” through a bank, broker or other fiduciary, you should contact your bank, broker or other fiduciary to revoke your proxy.

Any written notices of revocation and other communications with respect to revocation of proxies should be addressed to Wilber as follows: Corporate Secretary, Joseph E. Sutaris, 245 Main Street, Oneonta, New York 13820, which must be received by 11:59 p.m. Eastern Time on March 24, 2011.

v

Proxies may also be revoked via the Internet or telephone following the instructions on your proxy card.

Q:	How do I make an election as to the form of merger consideration I wish to receive in the Merger?

A:
American Stock Transfer & Trust Company (“American Stock Transfer”), the exchange agent for the Merger, must receive your properly completed election form/letter of transmittal and your stock certificates by no later than the election deadline in order for your choice as to the form of merger consideration to be considered with those made by the other Wilber shareholders.  Wilber and Community Bank System expect the election deadline will be on or about May 4, 2011, and will provide further information as to the actual election deadline.  Wilber and Community Bank System will mail to each Wilber shareholder an election form/letter of transmittal which will contain instructions for making a selection of merger consideration and for surrendering your stock certificates in exchange for the merger consideration.

Q:	What happens if I don’t make a valid election as to the form of merger consideration before the election deadline?

A:
You will automatically be deemed to have made an election to receive a mixture of cash and shares of Community Bank System common stock.  If the Merger is completed, the exchange agent will send you a new letter of transmittal that you can use to submit your stock certificate in exchange for the merger consideration.

Q:	Can I change my election as to the form of merger consideration?

A:
Yes.  You can change your election as to the form of  merger consideration by submitting a new election form/letter of transmittal.  For a change to be effective, the exchange agent must receive your election form/letter of transmittal before the election deadline.

Q:	What are the tax consequences of the Merger to me?

A:
Wilber and Community Bank System expect that for federal income tax purposes, the Merger will be a taxable event to those Wilber shareholders who receive cash, in whole or in part, in exchange for their shares of Wilber common stock, to the extent of the cash received, and the Merger will not be a taxable event to those Wilber shareholders who receive solely shares of Community Bank System common stock except to the extent they receive cash in lieu of fractional shares, if any.  The material U.S. federal income tax consequences of the Merger are described in more detail on pages 54 to 56.  The tax consequences of the Merger to you will depend upon the facts of your own situation.  Please consult your own tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:	Are Wilber’s shareholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the approval of the Merger Agreement?

A:
No.  As a holder of Wilber common stock, you are not entitled to appraisal or dissenters’ rights under Section 910 of the New York Business Corporation Law in connection with the Merger.  See “The Merger — No Appraisal or Dissenters’ Rights” beginning on page 63.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you want to ask any questions about the Merger or the merger consideration to be issued in the Merger, you should contact:

Community Bank System, Inc.	The Wilber Corporation
Scott A. Kingsley	Joseph E. Sutaris
Executive Vice President and	Executive Vice President and
Chief Financial Officer	Chief Financial Officer
Community Bank System, Inc.	The Wilber Corporation
5790 Widewaters Parkway	245 Main Street
DeWitt, New York 13214	Oneonta, New York 13820
(315) 445-7378	(607) 432-1700

Both Community Bank System and Wilber file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any reports, statements or other information that Community Bank System or Wilber files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Community Bank System’s and Wilber’s public filings are also available at the Internet site maintained by the SEC at “http://www.sec.gov.” Community Bank System’s and Wilber’s public filings are also available from Community Bank System and Wilber, respectively, at the address shown below or at their respective websites:  www.communitybankna.com or www.wilberbank.com.

Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to Wilber shareholders in the Merger.  This document is a part of the registration statement and constitutes a prospectus of Community Bank System and a proxy statement of Wilber for its special meeting of shareholders.  As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.  The SEC allows Community Bank System and Wilber to “incorporate by reference” certain information into this document, which means that Community Bank System and Wilber can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document.  Please see “Where You Can Find More Information” on pages 114 through 116 to find out where you can find more information about the documents incorporated by reference.

If you wish to obtain an additional copy of this document, or any other information, without charge upon written or oral request, please see “Where You Can Find More Information” on pages 114 through 116 to find out where you can find more information about Community Bank System and Wilber, or contact:

Community Bank System, Inc.	The Wilber Corporation
Donna J. Drengel	Joseph E. Sutaris
Corporate Secretary	Executive Vice President, Chief Financial Officer, and Corporate Secretary
Community Bank System, Inc.	The Wilber Corporation
5790 Widewaters Parkway	245 Main Street
DeWitt, New York 13214	Oneonta, New York 13820
(315) 445-7313	(607) 432-1700

To obtain timely delivery of these documents, you must request the information no later than March 20, 2011 in order to receive them before the special meeting.

SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you.  For a more complete understanding of the Merger and for a more complete description of the legal terms of the Merger, you should read this entire document carefully, as well as the additional documents that the parties refer you to.  See “Where You Can Find More Information” on page 114.

The Merger Agreement is attached to this document as Annex A.  Please read that document carefully.  It is the legal document that governs the Merger and your rights in the Merger.

Wilber and Community Bank System propose a merger of Community Bank System and Wilber (Page 33).

Wilber and Community Bank System are proposing a merger of Wilber into Community Bank System, which will combine both companies.  Community Bank System will continue as the surviving corporation of the Merger.  Immediately following the Merger, the parties will merge Wilber Bank, a wholly-owned banking subsidiary of Wilber, with and into Community Bank, a wholly-owned banking subsidiary of Community Bank System, with Community Bank surviving the Merger.

In the Merger, You may Elect to Receive Either Cash, Shares of Community Bank System or a Combination of Both (Page 64).

You are entitled to elect to receive either cash, shares of Community Bank System common stock, or a combination of cash and Community Bank System common stock, in exchange for your shares of Wilber common stock.  To enable you to make this election, Wilber and Community Bank System will mail separately after the Closing of the Merger an election form/letter of transmittal.  Please read the instructions to the election form/letter of transmittal, and complete, sign and return it with your Wilber stock certificates before the election deadline contained in the election form/letter of transmittal.  If you don’t make a timely election, or if you fail to make your election properly, you will automatically receive a mixture of cash and stock in the Merger.

Subject to certain allocation procedures, you will receive either:

•	$9.50 in cash for each share of Wilber common stock you own; or
•	a number of Community Bank System common stock based on the exchange ratio, as explained below, for each share of Wilber common stock you own; or
•
a combination of $9.50 in cash per share for 20% of the total number of shares of Wilber common stock you own, and a number of shares of Community Bank System common stock based on the exchange ratio, as explained below, for the remaining 80% of the total number of shares of Wilber common stock you own.

The exchange ratio for the Merger will be calculated as follows:

If the applicable Community Bank System market price is:	Then you will receive, for each Wilber share converted into Community Bank System common stock:

Greater than $25.35	0.3748 shares of Community Bank System common stock

Equal to or greater than $19.71, or equal to or less than $25.35	Quotient (rounded to the nearest one-thousandth) obtained by dividing $9.50 by the applicable market price

Less than $19.71	0.4820 shares of Community Bank System common stock

For these purposes, the applicable market price is the average closing sale price of Community Bank Stock common stock over the 10 trading days immediately preceding the closing of the Merger.  The maximum number of shares to be issued by Community Bank System in the Merger is 4,133,394 shares of common stock.

Your Election of Merger Consideration May be Subject to Certain Allocation Procedures (Page 65).

Wilber and Community Bank System have agreed that no more than 80% of the outstanding shares of Wilber common stock will be exchanged for shares of Community Bank System common stock, and that no more than 20% of the outstanding shares of Wilber common stock will be exchanged for cash.  Depending on the elections made by the other Wilber shareholders, your election as to the form of merger consideration might be subject to certain allocation mechanisms which are designed to ensure compliance with those limitations on the form of merger consideration.  Accordingly, unless you elect to receive a mixture of cash for 20% of your Wilber shares, and Community Bank System common stock for 80% of your Wilber shares, Wilber and Community Bank System cannot assure you that you will receive the form of consideration that you elect with respect to all of the shares of Wilber common stock you hold.  However, if you own 100 or fewer shares of Wilber common stock and elect to receive only cash in the Merger, you will receive only cash in the Merger.

Wilber and Community Bank System Expect that Wilber Shareholders Will Own Approximately 10.7% of the Combined Company Following the Merger (Page 67).

At the completion of the Merger, if 80% of the outstanding shares of Wilber common stock are exchanged for shares of Community Bank System common stock at an exchange ratio of .3748, Wilber shareholders are expected to own approximately 10.7% of the outstanding shares of common stock of the combined company.  The actual ownership percentage of the Wilber shareholders in the combined company could be higher or lower, depending on:

•	the actual number of shares of Wilber common stock subject to elections made by Wilber shareholders to receive shares of Community Bank System common stock in the Merger; or

•
the actual exchange ratio of the Merger, which will be adjusted if the market price of Community Bank System common stock over a specified period before the Merger falls outside of a certain range, as described above.

No Federal Income Tax on Community Bank System Common Stock Received in the Merger, but Any Cash Received in the Merger May be Taxed (Page 54).

Wilber and Community Bank System expect that Wilber shareholders will not recognize any gain or loss for U.S. Federal income tax purposes in the Merger, except for those who receive cash, whether as entire or partial merger consideration, or for fractional shares of Community Bank System common stock.  Tax matters are complicated, and tax consequences of the Merger may vary among Wilber shareholders depending on their election and specific situations.  You are urged to consult your own tax advisor to fully understand how the Merger will affect you.

Austin Associates, an Independent Financial Advisor, Says that the Merger Consideration is Fair from a Financial Point of View (Page 43).

Austin Associates, an independent financial advisor, rendered an opinion to the Board of Directors of Wilber, dated October 22, 2010, that the merger consideration was fair from a financial point of view to the shareholders of Wilber.  This opinion has been updated as of the date of this proxy statement/prospectus and both opinions are attached as Annex B to this document.  You should read them carefully.

Share Information and Market Price (Page 78).

Community Bank System common stock is traded on the NYSE under the symbol “CBU.”  Wilber common stock is traded on the NYSE Amex (formerly the American Stock Exchange) under the symbol “GIW.”  The following table shows the closing or last sale prices of Community Bank System common stock and Wilber common stock on October 21, 2010 and February 17, 2011.  October 21, 2010 is the last full trading day prior to the announcement of the signing of the Merger Agreement.  February 17, 2011 was the last practicable trading day for which information was available prior to the date of this document.  The equivalent price per share of Wilber common stock is determined by multiplying the closing price of Community Bank System common stock by the assumed exchange ratio.  As described above, the exchange ratio may be adjusted, depending on the market price of Community Bank System common stock during a specified period before the Merger.  You will need to multiply the closing price of Community Bank System common stock by the actual exchange ratio to obtain an equivalent price per share of Wilber common stock.

	Community Bank System	Wilber
Closing or Last Sale Prices Per Share on:	Historical	Historical	Equivalent Market Value Per Share
October 21, 2010	$23.37	$6.11	$9.50
February 17, 2011	$25.21	$9.36	$9.56

The market prices of both Community Bank System common stock and Wilber common stock will fluctuate before the Merger.  Wilber and Community Bank System encourage you to obtain current market prices.

Information about the Companies (Page 28).

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
(315) 445-2282

Community Bank System is a bank holding company operating Community Bank, which currently has 147 customer facilities and 135 ATMs in 28 counties in Upstate New York: Allegany, Clinton, Hamilton, Essex, St. Lawrence, Jefferson, Lewis, Oneida, Cayuga, Seneca, Ontario, Oswego, Wayne, Yates, Cattaraugus, Tioga, Tompkins, Steuben, Chautauqua, Franklin, Herkimer, Erie, Livingston, Chemung, Schuyler, Washington, Warren, and Onondaga, and five counties in Northern Pennsylvania:  Bradford, Lackawanna, Luzerne, Susquehanna and Wyoming.  Community Bank and its subsidiaries offer a broad range of commercial banking, trust, pension administration, investment and financial services to business, individual, agricultural and government customers.

Community Bank is Community Bank System’s principal operating subsidiary.  At September 30, 2010, Community Bank System had on a consolidated basis approximately $5.5 billion in total assets, $4.0 billion in total deposits, $3.0 billion in total loans and shareholders’ equity of $616 million.

The Wilber Corporation
245 Main Street
Oneonta, New York 13820
(607) 432-1700

Wilber is a financial holding company operating Wilber Bank.  Wilber Bank is a bank operating 22 banking offices and 20 ATMs in Broome, Otsego, Delaware, Schoharie, Chenango, Saratoga, Ulster and Onondaga Counties.  Wilber National Bank offers a broad range of commercial banking and trust services to individuals and small to medium-sized businesses in its market area.

Wilber National Bank is Wilber’s principal operating subsidiary.  At September 30, 2010, Wilber had on a consolidated basis approximately $906.63 million in assets, $753.40 million in total deposits, $540.44 million in total loans and shareholders’ equity of $77.62 million.

The Special Meeting will be held on March 25, 2011 (Page 31).

A special meeting of the Wilber shareholders will be held at the Holiday Inn Oneonta, 5206 State Highway 23, Oneonta, New York 13820, at 10:00 a.m., Eastern Time, on March 25, 2011.  At the special meeting, shareholders of Wilber will vote on a proposal to adopt and approve the Merger Agreement.

Record Date for the Special Meeting is February 22, 2011; Each Share will Entitle You to One Vote on the Merger (Page 31).

You are entitled to vote at the special meeting if you owned shares of Wilber common stock on the record date of February 22, 2011.  As of that date, there were 10,719,382 shares of Wilber common stock issued and outstanding held by approximately 480 holders of record.  Each share of Wilber common stock entitles its holder to one vote on any matter that may properly come before the special meeting, including the proposal to approve the Merger Agreement.

Merger Approval Requires Affirmative Vote of Two-Thirds (2/3) of Outstanding Common Shares (Page 31).

The approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Wilber common stock.  Abstentions would have the same effect as a vote against the Merger Agreement.

Wilber and Community Bank System Expect Directors and Executive Officers of Wilber to Vote Their Shares in Favor of Approving the Merger (Page 31).

On the record date set for the Wilber special meeting, the executive officers and Directors of Wilber, including certain related parties, had voting power with respect to an aggregate of 3,866,034 shares of Wilber common stock, or approximately 36% of the shares of the Wilber common stock then outstanding.  Each Director and executive officer of Wilber executed an agreement which commits him or her to vote in favor of the Merger Agreement all of the shares of Wilber common stock that he or she is entitled to vote.

Wilber’s Board of Directors has unanimously approved the Merger Agreement, and recommends a vote FOR approval of the Merger Agreement.  Wilber shareholders should refer to the reasons that their Board of Directors considered in determining whether to adopt and approve the Merger Agreement on pages 40 through 43.

Terms of the Merger Agreement (Page 64).

The Merger Agreement is attached to this document as Annex A.  You are encouraged to read the Merger Agreement in its entirety.  It is the legal document that governs the Merger and your rights in it.  You are also encouraged to read the Risk Factors beginning on page 15.

General.  The Merger Agreement provides that Wilber will merge with and into Community Bank System, with Community Bank System continuing as the surviving corporation.  Following the Merger, Wilber Bank will merge with and into Community Bank, with Community Bank being the continuing bank.

Merger Consideration.  If the Merger is completed, you will receive either cash, shares of Community Bank System common stock, or a combination of cash and stock.  In the Merger, in exchange for each share of Wilber common stock you own, Community Bank System will pay $9.50 in cash, and/or issue a number of shares of Community Bank System based upon an exchange ratio that is calculated using the market price of Community Bank System common stock during a specified period before the Merger.  You are entitled to elect the form of merger consideration, but your election is subject to certain allocation procedures.  As a result, you may not necessarily receive the form of merger consideration you selected with respect to all of your shares.

Completion of the Merger.  The Merger will become effective on the date and at the time that Wilber and Community Bank System file a certificate or articles of merger with each of the Delaware Secretary of State and the New York Secretary of State.

Conditions to the Merger.  The completion of the Merger depends upon the satisfaction of a number of conditions, including:

●
the SEC declares effective the registration statement covering the Community Bank System common stock to be issued in the Merger, and the registration statement is not the subject of any stop order or proceeding seeking a stop order;

●	Wilber shareholders approve the Merger Agreement by the affirmative vote of at least two-thirds of the shares outstanding at the special meeting;
●	Community Bank System and Wilber receive all approvals or consents required by law from any applicable governmental agency, and all applicable notice or waiting periods have expired;
●
no court or regulatory actions, nor any judgments, orders, decrees or injunctions, have been instituted or issued by any governmental authority, court, or administrative agency preventing or seeking to prevent the consummation of the Merger;

●	the representations and warranties made by Community Bank System and Wilber in the Merger Agreement shall continue to be true and accurate as of the effective time of the Merger;
●	the New York Stock Exchange lists the Community Bank System common stock to be issued in the Merger, subject to official notification of issuance;
●
Hinman, Howard & Kattell, LLP, Wilber’s legal counsel, delivers an opinion to Wilber, to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code; and

●	Austin Associates delivers an updated written fairness opinion to Wilber dated as of the date of this document.

Unless prohibited by law, either Wilber or Community Bank System could elect to waive a condition designed for the benefit of the waiving party that has not been satisfied and complete the Merger anyway.

Fees and Expenses; Termination Fee.  Wilber and Community Bank System will each pay its own expenses in connection with the Merger, except that the parties will share equally all filing fees paid to the SEC in connection with the registration statement for the Merger, and all costs associated with the printing and mailing of this document.  If, however, the Merger Agreement is terminated under certain circumstances, Wilber must pay a termination fee of $4,000,000 plus all out-of-pocket expenses incurred by Community Bank System and its subsidiaries in connection with the transactions contemplated by the Merger Agreement, up to a maximum of $500,000 in the aggregate.  Generally, the termination fee and expenses will become payable in connection with a competing third party offer to acquire Wilber or a material portion of its stock or assets.

Termination.  Either of Wilber or Community Bank System may call off the Merger under certain circumstances, including if:

●	both parties consent in writing to the termination;
●	the Merger is not completed before May 31, 2011, unless the Merger was not completed principally because the party seeking to terminate breached a covenant or obligation of the Merger Agreement;
●	Wilber and Community Bank System are not able to obtain required governmental approvals, after all appeals and requests for reconsideration have been exhausted;
●	any governmental entity issues a final and non-appealable order to prohibit the completion of the Merger;
●	Wilber shareholders do not approve the Merger Agreement at the special meeting;
●
the other party materially breaches, and does not cure within 30 days, any of the representations, warranties or covenants it has made under the Merger Agreement, and the breach entitles the non-breaching party to not complete the Merger;

●	the Wilber Board of Directors fails to recommend, or withdraws its approval of, the Merger, or fails to include its recommendation in the registration statement;
●
Wilber’s Board of Directors recommends to Wilber shareholders a “Superior Proposal,” as defined in the Merger Agreement, or Wilber signs a letter of intent, definitive agreement or similar document with respect of a Superior Proposal, provided that Wilber may not terminate the Merger Agreement under this provision unless it has complied with the specified procedures set forth in the Merger Agreement.

In addition, Community Bank System may call off the Merger under certain circumstances, including if:

●
Wilber’s delinquent loans (as more fully described on page 25) exceed $32.160 million.  At January 31, 2011, Wilber had $34.8 million in delinquent loans.  This amount includes a $6.2 million loan to a borrower that was 31 days past due on January 31, 2011, due to administrative delays in processing payments.  The borrower brought the loan current on February 1, 2011.  Under the Merger Agreement, the $34.8 million in delinquent loans on January 31, 2011 was an amount which would permit Community Bank System to cancel the Merger.  However, Community Bank System has waived this occurrence but the condition remains operative as a continuing closing condition;

●	Wilber’s Board of Directors withdraws, modifies or changes its approval or recommendation of the Merger Agreement in a manner adverse to Community Bank System;
●
Wilber fails to send its shareholders, within 10 business days of the commencement of a tender or exchange offer in respect of the Wilber common stock, a statement that the Wilber Board of Directors recommends rejection of the tender or exchange offer; or

●
Wilber fails to issue a press release announcing its Board’s opposition to a publicly announced Takeover Proposal (as defined in the Merger Agreement) within three business days of Community Bank System’s request to do so.

In the event that the conditions to close the Merger are not satisfied or waived, Community Bank System can terminate the Merger Agreement without completing the Merger, even if the shareholders of Wilber have already voted to approve the Merger Agreement.

Financial Interests of Wilber Management in the Merger (Page 53).

In considering the recommendation of the Wilber Board of Directors, you should be aware that certain of the Directors and executive officers of Wilber have financial interests in the Merger that are different from, and may conflict with, interests of other Wilber shareholders.  There interests include: (1) payments of director fees to the two Wilber Directors, Brian R. Wright and Alfred S. Whittet, who will serve on Community Bank System’s and Community Bank’s Boards of Directors following the consummation of the Merger, (2) payments of advisory board fees to the remaining Wilber Directors who will not be appointed to serve on Community Bank System’s Board but will serve on an advisory board, and (3) certain retention bonus payments that may be subject to approval by Wilber Bank’s regulators.  These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger — Interests of Wilber’s Directors and Executive Officers in the Merger” beginning on page 53.  The Wilber Board knew about these interests and determined that they did not affect the benefits to Wilber shareholders of the Merger.

Directors of Community Bank System and Community Bank Following the Merger (Page 75).

If the Merger is completed, two of Wilber’s Directors, Brian R. Wright and Alfred S. Whittet, will be appointed to serve as members of Community Bank System’s Board of Directors, in addition to the 14 current Directors of Community Bank System.  These two new Directors of Community Bank System will also be appointed to serve on the Board of Directors of Community Bank.  In addition, Community Bank System has also agreed to nominate the two designees of Wilber on the Board of Directors of Community Bank System at its 2011 annual meeting and to recommend that Community Bank System shareholders vote in favor of their reelection.

Wilber and Community Bank System Must Obtain Regulatory Approvals to Complete the Merger (Page 57).

Community Bank System must make filings with or obtain approvals from certain regulatory authorities to effect the Merger.  In addition, before Wilber and Community Bank System can complete the Merger, they will make all filings and obtain all regulatory approvals required for the merger of their banking subsidiaries, Community Bank and Wilber Bank.  These include the approvals of the Federal Reserve Board and the Office of the Comptroller of the Currency (the “OCC”).  In addition, Community Bank System must apply to list the common stock to be issued in the Merger with the NYSE.

There are Differences in Shareholder Rights (Page 83).

The rights of Wilber shareholders as such are currently governed by New York law and Wilber’s certificate of incorporation and bylaws.  If the Merger is completed, certain Wilber shareholders will become shareholders of Community Bank System and their rights will be governed by Delaware law and Community Bank System’s certificate of incorporation and bylaws.  There are certain differences in the rights of shareholders of the two companies.  These differences are described in more detail in the section of this proxy statement/prospectus entitled “Comparison of Rights of Holders of Wilber Common Stock and Community Bank System Common Stock” beginning on page 83.

SELECTED HISTORICAL FINANCIAL DATA

The following information is provided to assist you in analyzing the financial aspects of the Merger.  This information shows selected historical consolidated financial data for Community Bank System and Wilber.  Community Bank System and Wilber has derived this information from each company’s audited consolidated financial statements for the years ended December 31, 2005 through 2009, and its unaudited financial statements for the nine months ended September 30, 2009 and 2010.  The information is only a summary and should be read in conjunction with each company’s financial statements and related notes and management’s discussions and analysis contained in the annual, quarterly and other reports filed with the SEC.  For information on how to obtain these reports filed by each company, please refer to “Where You Can Find More Information” on page 114.

Community Bank System, Inc.
Selected Historical Financial Data

	Nine Months ended September 30, (Unaudited)		Years ended December 31,
	2010	2009	2009	2008	2007	2006	2005
			(in thousands, except share and per share data)
Summarized Income Statement Data:
Loan interest income	$134,618	$138,992	$185,119	$186,833	$186,784	$167,113	$147,608
Investment interest income	51,654	47,950	63,663	64,026	69,453	64,788	71,836
Interest expense	50,721	64,390	83,282	102,352	120,263	97,092	75,572
Net interest income	135,551	122,552	165,500	148,507	135,974	134,809	143,872
Provision for loan losses	5,270	7,200	9,790	6,730	2,004	6,585	8,534
Noninterest income	67,009	61,811	83,528	73,244	63,260	51,679	48,401
Gain (loss) on investment securities & early retirement of long-term borrowings	---	7	7	230	(9,974)	(2,403)	12,195
Special charges/acquisition expenses	---	---	1,716	1,399	382	647	2,943
Noninterest expenses	132,765	135,995	184,462	157,163	141,692	126,556	124,446
Income before income taxes	64,525	41,175	53,067	56,689	45,182	50,297	68,545
Net income	$47,426	$32,075	$41,445	$45,940	$42,891	$38,377	$50,805

Balance Sheet Data:
Cash equivalents	$66,621	$245,200	$257,812	$112,181	$4,533	$104,231	$5,039
Investment securities	1,769,149	1,497,826	1,487,127	1,395,011	1,391,872	1,229,271	1,303,117
Loans, net of unearned discount	3,080,397	3,087,093	3,099,485	3,136,140	2,821,055	2,701,558	2,411,769
Allowance for loan losses	(42,610)	(41,072)	(41,910)	(39,575)	(36,427)	(36,313)	(32,581)
Intangible assets	312,686	322,661	317,671	328,624	256,216	246,136	224,878
Total assets	5,496,217	5,378,095	5,402,813	5,174,552	4,697,502	4,497,797	4,152,529
Deposits	3,966,335	3,888,245	3,924,486	3,700,812	3,228,464	3,168,299	2,983,507
Borrowings	831,526	858,435	856,778	862,533	929,328	805,495	653,090
Shareholders’ equity	615,800	565,900	565,697	544,651	478,784	461,528	457,595

Capital and Related Ratios:
Cash dividend declared per share	$0.70	$0.66	$0.88	$0.86	$0.82	$0.78	$0.74
Book value per share	18.57	17.28	17.25	16.69	16.16	15.37	15.28
Tangible book value per share	9.74	7.99	8.09	6.62	7.51	7.17	7.77
Market capitalization (in millions)	763	598	633	796	589	690	676
Tier 1 leverage ratio	7.99%	7.27%	7.39%	7.22%	7.77%	8.81%	7.57%

	Nine Months ended September 30, (Unaudited)		Years ended December 31,
	2010	2009	2009	2008	2007	2006	2005
			(in thousands, except share and per share data)
Total risk-based capital to risk-adjusted assets	14.13%	13.29%	13.46%	12.53%	14.05%	15.47%	13.64%
Tangible equity to tangible assets(2)	6.21%	5.15%	5.20%	4.74%	5.01%	5.07%	5.93%
Dividend payout ratio	48.9%	67.4%	69.5%	57.3%	57.1%	60.7%	43.9%
Period end common shares outstanding	33,162	32,740	32,800	32,633	29,635	30,020	29,957
Diluted weighted-average shares outstanding	33,193	32,785	32,992	30,826	30,232	30,392	30,838

Selected Performance Ratios:
Return on average assets	1.16%	0.81%	0.78%	0.97%	0.93%	0.90%	1.19%
Return on average equity	10.79%	7.77%	7.46%	9.23%	9.20%	8.36%	10.89%
Net interest margin	4.04%	3.78%	3.80%	3.82%	3.64%	3.91%	4.17%
Noninterest income/operating income (FTE)	31.3%	31.5%	31.6%	31.0%	26.1%	24.8%	27.7%
Efficiency ratio(1)	59.1%	64.7%	65.4%	62.7%	63.3%	59.9%	56.8%

Asset Quality Ratios:
Allowance for loan losses/total loans	1.38%	1.33%	1.35%	1.26%	1.29%	1.34%	1.35%
Nonperforming loans/total loans	0.58%	0.57%	0.61%	0.40%	0.32%	0.47%	0.55%
Allowance for loan losses/nonperforming loans	238%	232%	222%	312%	410%	288%	245%
Net charge-offs/average loans	0.20%	0.25%	0.24%	0.20%	0.10%	0.24%	0.33%
Loan loss provision/net charge-offs	115%	126%	131%	117%	76%	108%	110%

(1) Efficiency ratio excludes intangible amortization, gain (loss) on investment securities & debt extinguishments, goodwill impairment, and special charges/acquisition expenses. The efficiency ratio is not a financial measurement required by accounting principles generally accepted in the United States of America.  However, the efficiency ratio is used by management in its assessment of financial performance specifically as it relates to non-interest expense control and also believes such information is useful to investors in evaluating Company performance.

(2) The tangible equity to tangible asset ratio excludes goodwill and identifiable intangible assets.  The ratio is not a financial measurement required by accounting principles generally accepted in the United States of America.  However, management believes such information is useful to analyze the relative strength of the Company’s capital position and is useful to investors in evaluating Company performance.

Wilber
Selected Historical Financial Data

	Nine Months ended September 30, (Unaudited)		Years ended December 31,
	2010	2009	2009	2008	2007	2006	2005
			(in thousands, except share and per share data)
Summarized Income Statement Data:
Interest and Dividend Income	$32,268	$35,390	$46,838	$46,392	$46,030	$43,341	$40,310
Interest Expense	8,697	11,564	14,502	19,958	21,474	18,360	14,930
Net Interest Income	23,571	23,826	32,336	26,434	24,556	24,981	25,380
Provision for Loan Losses	3,425	2,720	3,570	1,530	900	1,560	1,580
Net Interest Income After Provision for Loan Losses	20,146	21,106	28,766	24,904	23,656	23,421	23,800
Noninterest Income (Excl. Investment Securities Gains, Net)	4,119	4,033	5,484	6,227	6,956	5,455	5,156
Investment Securities Gains, Net	3,619	2,622	3,850	82	80	514	469
Noninterest Expense	20,782	20,616	28,110	23,724	20,857	20,032	18,966
Income Before Provision for Income Taxes	7,174	7,145	9,990	7,489	9,835	9,358	10,459
Provision for Income Taxes	1,909	1,745	2,589	1,673	2,128	2,206	2,715
Net Income	$5,265	$5,400	$7,401	$5,816	$7,707	$7,152	$7,744

Per Common Share:
Earnings (Basic)	$0.49	$0.51	$0.70	$0.55	$0.73	$0.66	$0.69
Cash Dividends	0.18	0.215	0.275	0.380	0.380	0.380	0.380
Book Value	7.29	6.82	6.82	6.42	6.61	5.99	6.08
Tangible Book Value (1)	6.86	6.38	6.39	5.97	6.13	5.52	5.61

Consolidated Period-End Balance Sheet Data:
Total Assets	$906,905	$916,137	$906,577	$924,874	$793,680	$761,981	$752,728
Securities Available-for-Sale	219,196	192,334	173,302	216,744	237,274	228,959	235,097
Securities Held-to-Maturity	59,995	69,570	69,391	44,454	52,202	62,358	54,939
Gross Loans	540,439	597,248	587,237	583,861	445,105	406,920	404,958
Allowance for Loan Losses	10,056	9,162	8,622	7,564	6,977	6,680	6,640
Deposits	752,973	759,031	753,740	765,873	657,494	629,044	604,958
Long-Term Borrowings	57,246	56,716	60,627	59,970	41,538	42,204	52,472
Short-Term Borrowings	13,290	19,932	12,650	21,428	15,786	18,459	19,357
Shareholders’ Equity	78,184	71,842	72,919	67,459	69,399	63,332	67,717

Selected Key Ratios:
Return on Average Assets	0.76%	0.77%	0.79%	0.67%	0.99%	0.95%	1.02%
Return on Average Equity	9.31%	10.54%	10.63%	8.35%	11.84%	11.20%	11.40%
Net Interest Margin (tax-equivalent)	3.69%	3.69%	3.77%	3.46%	3.62%	3.81%	3.82%
Efficiency Ratio (2)	72.63%	70.90%	71.25%	68.42%	61.76%	61.14%	57.67%
Dividend Payout	36.73%	42.16%	39.29%	69.09%	52.05%	57.58%	55.07%

Asset Quality:
Nonperforming Loans (3)	$23,736	$12,108	$12,880	$7,211	$6,136	$2,529	$4,918
Nonperforming Assets (4)	25,442	12,340	14,564	7,369	6,383	2,632	4,938
Net Loan Charge-Offs to Average Loans	0.47%	0.25%	0.42%	0.19%	0.14%	0.38%	0.30%

	Nine Months ended September 30, (Unaudited)		Years ended December 31,
	2010	2009	2009	2008	2007	2006	2005
			(in thousands, except share and per share data)
Allowance for Loan Losses to Period-End Loans	1.86%	1.53%	1.47%	1.30%	1.57%	1.64%	1.64%
Allowance for Loan Losses to Nonperforming Loans	42%	76%	67%	105%	114%	264%	135%
Nonperforming Loans to Period-End Loans	4.39%	2.03%	2.19%	1.24%	1.38%	0.62%	1.21%

(1) Tangible book value numbers exclude goodwill and intangible assets associated with prior business combinations.

(2) The efficiency ratio is calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

(3) Nonperforming loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.

(4) Nonperforming assets include nonperforming loans and OREO properties acquired through insubstance foreclosure, voluntary deed transfer, legal foreclosure or similar proceedings.  Excludes properties acquired by the Company for its own development.

COMPARATIVE UNAUDITED PER SHARE DATA

The following table summarizes information, for the periods indicated, about Community Bank System’s and Wilber’s historical basic earnings per share, diluted earnings per share, dividends per share and book value per share, prepared using the acquisition method of accounting.  The pro forma and pro forma per equivalent share information give effect to the Merger as if the Merger had been effective on the date presented in the case of the book value data, and as if the Merger had been effective as of January 1, 2009 in the case of the earnings per share and the cash dividends data.  The pro forma information assumes that 80% of the outstanding shares of Wilber common stock will be exchanged for shares of Community Bank System common stock in the Merger.  As described elsewhere in this document, the exchange ratio may be adjusted, depending on the market price of Community Bank System common stock during a specified period before the Merger.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, nor the impact of possible business model changes.  As a result, the pro forma results are not necessarily indicative of what would have occurred had the acquisition taken place on the assumed dates, nor do they represent an attempt to predict or suggest future results.  You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports filed by Community Bank System or Wilber with the SEC.  For information on how to obtain the reports filed by Community Bank System or Wilber, please refer to “Where You Can Find More Information” on page 114.  You should not rely on the pro forma information as being indicative of the results that Community Bank System will achieve in the Merger.

	Historical		Pro Forma
Per Common Share Data:	Community Bank System	Wilber	Combined Company (1)(2)(3)	Wilber Equivalent
Basic Earnings
For the nine months ended September 30, 2010	$1.43	$0.49	$1.45	$0.13
For the year ended December 31, 2009	$1.26	$0.70	$1.36	$0.12
Diluted Earnings
For the nine months ended September 30, 2010	$1.42	$0.49	$1.44	$0.13
For the year ended December 31, 2009	$1.26	$0.70	$1.35	$0.12
Cash Dividends
For the nine months ended September 30, 2010	$0.70	$0.18	$0.70	$0.06
For the year ended December 31, 2009	$0.88	$0.28	$0.88	$0.08
Book Value
As of nine months ended September 30, 2010	$18.57	$7.29	$19.17	$1.69
As of year ended December 31, 2009	$17.25	$6.82	$17.97	$1.60

(1)  The pro forma combined basic earnings and diluted earnings of Community Bank System common stock is based on the pro forma combined net income for Community Bank System and Wilber divided by total pro forma common shares or diluted common shares of the combined entities.  The pro forma information includes adjustments related to the fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis are performed.  The pro forma information does not include transactional costs or anticipated cost savings or adjustments related to the fair value of assets and liabilities.

(2)  The pro forma combined book value of Community Bank System common stock is based on the pro forma combined common stockholders’ equity of Community Bank System and Wilber divided by total pro forma common shares of the combined entities.  The pro forma information does not include transactional costs or anticipated cost savings or adjustments related to the fair value of assets and liabilities.

(3)  Cash dividend amounts are the same as historical because no change in dividend policy is expected as a result of the Merger.

RISK FACTORS

In addition to the other information included in this document, you should consider the matters described below carefully in determining whether to approve the Merger Agreement.

Risks Related to the Merger

The value of the Community Bank System common stock you receive in the Merger may vary.

If you elect to receive shares of Community Bank System common stock in the Merger, or if you receive shares of Community Bank System common stock in the Merger as a result of the allocation procedure, an appropriate number of shares of Wilber common stock you own will be automatically converted into shares of Community Bank System common stock based upon the exchange ratio.  The exchange ratio is a floating exchange ratio if the average closing sale price of Community Bank System common stock over 10 trading days is equal to or greater than $19.71 per share, or equal to or less than $25.35 per share, based upon the quotient (rounded to the nearest one-thousandth) obtained by dividing $9.50 by the average market price for such period.  If the average closing sale price of Community Bank System common stock over 10 trading days before the Merger is greater than $25.35, the exchange ratio will be fixed at 0.3748 and if the average closing sale price is less than $19.41 over 10 trading days before the Merger, the exchange ratio is fixed at 0.4820.  As a result, the value of the shares of Community Bank System common stock that you will receive in the Merger will not be known at the time you make your election as to the form of merger consideration or at the time you vote on the approval of the Merger Agreement at the special meeting, and the value may go up or down as the market price of Community Bank System common stock fluctuates.  Similarly, the value of Community Bank System common stock to be issued in the Merger may be more or less than the cash merger consideration of $9.50 per share.  The specific dollar value of Community Bank System common stock you receive upon completion of the Merger will depend on the market value of Community Bank System common stock at the time of completion of the Merger.  The share price of Community Bank System common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities which has historically experienced some degree of volatility.  Wilber and Community Bank System cannot predict the market price of Community Bank System common stock at any time before or after the completion of the Merger.

You may not receive the form of merger consideration that you elect, which could have an effect on your tax situation.

No more than 20% of the outstanding shares of Wilber common stock will be exchanged for cash and no more than 80% of the outstanding shares of Wilber common stock will be exchanged for  Community Bank System common stock.  Accordingly, unless you elect to receive a mixture of cash for 20% of your Wilber shares and Community Bank System common stock for 80% of your Wilber shares, or unless you have 100 or fewer shares of Wilber common stock and elect to receive only cash, you may not receive the form of consideration that you elect with respect to all shares of Wilber common stock you hold.  There is a risk that you will receive a portion of the merger consideration in the form that you do not elect that could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including with respect to the recognition of taxable gain to the extent cash is received.

Wilber will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Wilber and consequently on Community Bank System.  These uncertainties may impair Wilber’s ability to attract, retain and motivate key personnel until the Merger is consummated, and could cause customers and others that deal with Wilber to seek to change existing business relationships with Wilber.  Retention of certain employees by Wilber may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with Community Bank System. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Community Bank System, Community Bank System’s business following the Merger could be harmed.  In addition, the Merger Agreement restricts Wilber from operating its business other than in the ordinary course, and prohibits it from taking specified actions until the Merger occurs without the consent of Community Bank System.  These restrictions may prevent Wilber from pursuing business opportunities that may arise prior to the completion of the Merger.  Please see the section entitled “The Merger Agreement — Conduct of Business Prior to Completion of the Merger; Covenants” commencing on page 71 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Wilber.

The fairness opinion obtained by Wilber will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Austin Associates delivered to the Board of Directors of Wilber its opinion dated as of October 22, 2010 and has updated it as of the date of this proxy statement/prospectus.  The opinion of Austin Associates states that as of the date of this proxy statement/prospectus, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of Wilber common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.  Changes in the operations and prospects of Wilber or Community Bank System, general market and economic conditions and other factors that may be beyond the control of Wilber or Community Bank System, and on which Austin Associates’ opinions were based, may significantly alter the value of Wilber or the prices of shares of Community Bank System common stock or Wilber common stock by the time the Merger is completed.  The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion.  Wilber’s Board of Directors’ recommendation that Wilber common shareholders vote “FOR” adoption of the Merger Agreement, however, is made as of the date of this proxy statement/prospectus. For a description of the opinion that Wilber received from Austin Associates, please refer to “The Merger — Opinion of Austin Associates,” commencing on page 43.  For a description of the other factors considered by Wilber’s Board of Directors in determining to approve the Merger and the other transactions contemplated in the Merger Agreement, please refer to “The Merger — Background of the Merger,” and “The Merger — Wilber’s Reasons for the Merger; Recommendation of Wilber’s Board of Directors,” commencing on page 33 and page 40, respectively.

Community Bank System may fail to implement the Merger successfully, achieve savings and realize the other anticipated benefits from the Merger because of difficulties in integrating the two business operations.

The integration of our companies following the Merger will be complex and time-consuming and will present us with challenges.  As a result, Community Bank System may not be able to operate the combined company as effectively as it expects, including any data conversion into Community Bank’s core processing platform.  Community Bank System may also fail to achieve the anticipated potential benefits of the Merger as quickly or as cost effectively as we anticipate or may not be able to achieve those benefits at all.  Specifically, Community Bank System will face significant challenges integrating the two companies’ organizations, procedures and operations in a timely and efficient manner and retaining key personnel.  During the third quarter of 2010, Community Bank System converted its core loan, deposit and financial reporting information technology platform from an out-sourced, third-party provided system to an in-house, integrated solution.  Although Community Bank System expects to benefit from the enhanced functionality and process efficiencies of the new system, the conversion continues to include meaningful execution risk.  In addition, the management of Community Bank System will have to dedicate substantial effort to integrating our two companies and, therefore, its focus and resources may be diverted from other strategic opportunities and from operational matters.

In addition, certain employees of Wilber and Wilber Bank may not be employed after the Merger.  Employees of Wilber and Wilber Bank that Community Bank System wishes to retain may elect to terminate their employment as a result of the Merger, which could delay or disrupt the integration process.  It is possible that the integration process could result in the disruption of the ongoing business of Community Bank System and Community Bank following the Merger or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Community Bank System and Community Bank to maintain relationships with Wilber and Wilber Bank customers and employees or to achieve the anticipated benefits of the Merger.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the Merger may be completed, Community Bank System must obtain various approvals or consents from the OCC, Federal Reserve Board and various bank regulatory and other authorities.  These governmental entities, including the OCC, may not be received, may not be received in a timely fashion, may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement or the manner in which Wilber or Community Bank System conducts it business.  Although Community Bank System and Wilber do not currently expect that any such conditions or changes would be imposed, such conditions or changes may be imposed, and such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of Community Bank System, any of which might have a material adverse effect on Community Bank System following the Merger.

Some of the Directors and executive officers of Wilber may have interests and arrangements that may have influenced their decisions to support or recommend that you adopt the Merger Agreement.

The interests of some of the Directors and executive officers of Wilber may be different from those of other Wilber common shareholders, and Directors and officers of Wilber may be participants in arrangements that are different from, or in addition to, those of other Wilber common shareholders.  These interests include: (1) payments of Director fees to the two Wilber Directors, Brian R. Wright and Alfred S. Whittet, who will serve on Community Bank System’s and Community Bank’s Boards of Directors following the consummation of the Merger (Directors of Community Bank System receive an annual retainer of $25,000, $1,250 for each Board meeting they attend, and $1,000 for each committee meeting they attend), (2) payments of advisory board fees (retainer fee of $5,000 per quarter) to the remaining Wilber Directors who will not be appointed to serve on Community Bank System’s Board but will serve on an advisory board (which will advise Community Bank on the deposit, lending and financial services activities in Wilber’s market area and generally work to ensure a smooth transition of business relationships and the continued development of business relationships throughout Wilber’s market area), and (3) retention bonus payments, which are subject to the regulatory approvals described on page 57, made to Joseph Sutaris, Executive Vice President and Chief Financial Officer ($315,000 in payments),

Jeffrey Lord, Regional President of the Southern Tier and Hudson Valley ($157,500 in payments), and Robert Hayes, Regional President of the Capital District ($142,500 in payments) to encourage such executive officers to remain with Wilber during the integration of the parties’ organizations, procedures and operations and completion of the Merger.  These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger — Interests of Wilber’s Directors and Executive Officers in the Merger” beginning on page 53.

The shares of Community Bank System common stock to be received by Wilber common shareholders as a result of the Merger will have different rights from the shares of Wilber common stock they currently hold.

The rights associated with Wilber common stock are different from the rights associated with Community Bank System common stock.  For example, Delaware law requires at least one-third of the shares entitled to vote on a matter to be present to establish a quorum and New York law requires at least a majority of the shares entitled to vote on a matter to be present to establish a quorum.  See the section of this proxy statement/prospectus entitled “Comparison of Rights of Holders of Wilber Common Stock and Community Bank System Common Stock” commencing on page 83 for a more detailed description of the shareholder rights for each corporation.
The market price of Community Bank System common stock after the Merger may be affected by factors different from those affecting Wilber common stock or Community Bank System common stock currently.

The businesses of Community Bank System and Wilber differ in some respects and, accordingly, the results of operations of the combined company and the market price of Community Bank System’s shares of common stock after the Merger may be affected by factors different from those currently affecting the independent results of operations and market price of each of Community Bank System or Wilber.  For a discussion of the businesses of Community Bank System and Wilber and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” on page 114.

Wilber common shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

Wilber’s common shareholders currently have the right to vote in the election of the Board of Directors of Wilber and on other matters affecting Wilber.  Upon the completion of the Merger, each Wilber common shareholder who receives shares of Community Bank System common stock will become a shareholder of Community Bank System with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Wilber.  It is expected that the former common shareholders of Wilber as a group will receive shares in the Merger constituting less than 11% of the outstanding shares of Community Bank System common stock immediately after the Merger. Because of this, Wilber’s common shareholders will have significantly less influence on the management and policies of Community Bank System than they now have on the management and policies of Wilber.

Wilber shareholders who make elections may be unable to sell their shares in the market pending the Merger.

Wilber shareholders may elect to receive cash, stock or mixed consideration in the Merger by completing an election form to be mailed separately to each shareholder.  Elections will require that shareholders making the election turn in their Wilber stock certificates.  This means that during the time between when the election is made and the date the merger consideration is paid, Wilber shareholders will be unable to sell their Wilber common stock.  Wilber shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline.  However, elections received after the election deadline will not be accepted or honored.

If the Merger is not consummated by May 31, 2011, either Community Bank System or Wilber may choose not to proceed with the Merger.

Either Community Bank System or Wilber may terminate the Merger Agreement if the Merger has not been completed by May 31, 2011, unless the failure of the Merger to be completed has resulted from the material failure of the party seeking to terminate the Merger Agreement to perform its obligations.

Two class action lawsuits have been filed against Wilber and the members of the Wilber Board of Directors, as well as Community Bank System, challenging the Merger, and an adverse judgment in such lawsuits may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

Wilber and the members of the Wilber Board of Directors are named as defendants in two purported class action lawsuits brought by certain Wilber shareholders challenging the Merger, seeking, among other things, to enjoin the defendants from consummating the Merger on the agreed-upon terms. Both complaints name Wilber, Wilber’s Directors, and Community Bank System as defendants and allege that the Director Defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the Merger and allege that Community Bank System aided and abetted those alleged breaches of fiduciary duty.  The complaints allege that the Director Defendants improperly favored Community Bank System and discouraged alternative bids by agreeing to the Merger Agreement’s non-solicitation provision and termination fee provision.  Plaintiffs cite that pursuant to the Merger Agreement, Community Bank agreed to appoint two of Wilber’s Directors to the Boards of Community Bank System and Community Bank, effective upon the closing of the Merger.  Plaintiffs further cite that Community Bank System agreed to establish an advisory board of Community Bank, made up of the current Directors of Wilber.  The complaints also cite that the Directors and officers of Wilber entered into voting agreements to vote their shares of Wilber common stock in favor of the Merger Agreement.  The complaints allege that the consideration to be received by Wilber’s common shareholders is inadequate and unfair.  See “The Merger — Litigation Relating to the Merger” for more information about the class action lawsuits related to the Merger that has been filed.

One of the conditions to the closing of the Merger is that no action has been instituted, pending or threatened in writing, nor any order, decree or injunction issued by a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger shall be in effect.  As such, the fact that lawsuits have been instituted is grounds for either Wilber or Community Bank System to terminate the Merger Agreement and, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from consummating the Merger on the agreed upon terms, then such injunction may prevent the Merger from becoming effective, or from becoming effective within the expected timeframe, even if Wilber and Community Bank System waive this closing condition.

Termination of the Merger Agreement could negatively impact Wilber.

If the Merger Agreement is terminated, there may be various consequences.  For example, if the Merger Agreement is terminated and Wilber’s Board of Directors seeks another merger or business combination, Wilber shareholders cannot be certain that Wilber will be able to find a party willing to pay an equivalent or greater price than the price Community Bank System has agreed to pay in the Merger or that such party has the same level of experience in merger and acquisition transactions.  In addition, Wilber’s businesses could be impacted adversely by the failure to timely consummate the Merger, without realizing any of the anticipated benefits of completing the Merger, or the market price of Wilber common stock could decline to the extent that the current market price reflects a market assumption that the Merger will be completed.  In addition, termination of the Merger Agreement would increase the possibility of downgrades by Wilber’s credit rating agencies or adverse regulatory actions which could adversely affect Wilber’s businesses and require Wilber to raise additional capital to comply with the OCC Formal Agreement described on page 46.  Furthermore, if the Merger Agreement is terminated under certain circumstances, Wilber may be required to pay a termination fee of $4.0 million, plus expenses up to $500,000, to Community Bank System.  See “The Merger Agreement — Termination; Termination Fee” beginning on page 74.

The Merger Agreement limits Wilber’s ability to pursue alternatives to the Merger.

The Merger Agreement contains “no-shop” provisions that, subject to limited exceptions, limit Wilber’s ability to initiate, solicit, encourage or knowingly facilitate any inquiries or competing third-party proposals, or engage in any negotiations, or provide any confidential information, or have any discussions with any person relating to a proposal to acquire all or a significant part of Wilber.  In addition, Wilber has agreed to pay Community Bank System a termination fee in the amount of $4.0 million, plus expenses up to $500,000, in the event that Community Bank System terminates the Merger Agreement for certain reasons.  These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Wilber from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the Merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Wilber than it might otherwise have proposed to pay.  Until the Merger Agreement is adopted by Wilber’s shareholders, Wilber can consider and participate in discussions and negotiations with respect to an alternative unsolicited bona fide acquisition proposal (subject to its obligation to pay a termination fee under certain circumstances) so long as the Wilber Board of Directors determines in good faith, after reasonable inquiry and consultation with its financial advisors, that failure to do so would result in a violation of its fiduciary duties to Wilber shareholders under New York law and that such alternative acquisition proposal constitutes a superior proposal or would reasonably be likely to result in a superior proposal.  Wilber has agreed to keep Community Bank System apprised of developments, discussions and negotiations relating to any such acquisition proposal.

Risk Factors Related to Community Bank System

Community Bank System may pursue future acquisitions and investments that could adversely affect our business.

In the future, Community Bank System may continue to make acquisitions of and investments in businesses that could complement or expand our business.  If Community Bank System identifies an acquisition candidate, it may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses into our existing business.  To complete future acquisitions, Community Bank System may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline.

Changes in interest rates affect Community Bank System’s profitability and assets.

Changes in prevailing interest rates may hurt Community Bank System’s business.  It derives its income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities.  In general, the larger the spread, the more it earns.  When market rates of interest change, the interest it receives on its assets and the interest it pays on its liabilities will fluctuate.  This can cause decreases in Community Bank System’s spread and can affect its income.

Changes in market interest rates could reduce the value of Community Bank System’s financial assets.  Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decrease in value as interest rates rise.  In addition, interest rates affect how much money Community Bank System can lend.  For example, when interest rates rise, loan originations tend to decrease.

If Community Bank System is unsuccessful in managing the effects of changes in interest rates, its financial condition and results of operations could suffer.

Regional economic factors may have an adverse impact on our business.

Substantially all of Community Bank System’s business before the Merger is with customers in Upstate New York and Northeastern Pennsylvania.  Following the Merger, an increased portion of our business will be with customers in Upstate New York.  Most of our customers are individuals and small and medium-sized businesses which are dependent upon the regional economy.  Adverse changes in economic and business conditions in our markets could adversely affect our borrowers, their ability to repay their loans and to borrow additional funds or buy financial services and products from us, and consequently our financial condition and performance.

Community Bank System faces strong competition from other banks and financial institutions which can hurt its business.

Community Bank System conducts its banking operations in a number of competitive local markets.  In those markets, it competes against commercial banks, savings banks, savings and loans associations, credit unions, mortgage banks, brokerage firms, and other financial institutions.  Many of these entities are larger organizations with significantly greater financial, management and other resources than Community Bank System has, and they offer the same or similar banking or financial services that it offers in its markets.  Moreover, new and existing competitors may expand their business in or into Community Bank System’s markets.  Increased competition in its markets may result in a reduction in loans, deposits and other sources of its revenues.  Ultimately, Community Bank System may not be able to compete successfully against current and future competitors.

Community Bank System depends on dividends from its banking subsidiary for cash revenues, but those dividends are subject to restrictions.

Community Bank System’s ability to satisfy its obligations and pay cash dividends to its shareholders is primarily dependent on the earnings of and dividends from Community Bank, its subsidiary bank.  However, payment of dividends by the bank subsidiary is limited by dividend restrictions and capital requirements imposed by bank regulations.

Community Bank System’s ability to pay dividends is also subject to its continued payment of interest that it owes on certain subordinated junior debentures issued by Community Bank System in connection with trust preferred securities offerings.  Community Bank System has the right to defer payment of interest on the subordinated junior debentures for a period not exceeding 20 quarters.  If Community Bank System defers interest payments on the subordinated junior debentures, it will be prohibited, subject to certain exceptions, from paying cash dividends on its common stock until it pays all deferred interest and resume interest payments on the subordinated junior debentures.  Community Bank has not, and does not presently expect, to defer such interest payments.

Anti-takeover provisions may prevent or discourage takeover attempts in which Community Bank System’s shareholders may receive a premium.

After the Merger, certain Wilber shareholders will become shareholders of Community Bank System.  Community Bank System’s certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Community Bank System.  These provisions allow Community Bank System’s Board of Directors to issue, without shareholder approval (subject to rules of the New York Stock Exchange, if applicable), preferred stock with rights senior to those of its common stock and impose various procedural and non-procedural requirements that could make it more difficult to effect certain corporate actions.  The certificate of incorporation of Community Bank System also provides for a classified or “staggered” Board of Directors, a supermajority vote requirement for Board and shareholder approval of certain business combination transactions and a prohibition against written consents in lieu of a shareholders’ meeting.

The foregoing provisions are intended to avoid costly takeover battles and lessen Community Bank System’s exposure to coercive takeover attempts at a unfair price, and are designed to maximize shareholder value in connection with unsolicited takeover attempts.  The provisions, however, could reduce the premium that potential acquirors might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

Community Bank System operates in a highly regulated environment and may be adversely affected by changes in laws and regulations.

Currently, Community Bank System and its subsidiaries are subject to extensive regulation, supervision, and examination by regulatory authorities.  For example, Community Bank System is regulated by the Federal Reserve Board and Community Bank is regulated by the Federal Deposit Insurance Corporation (the “FDIC”) and the OCC.  Such regulators govern the activities in which Community Bank System and its subsidiaries may engage.  These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, and the adequacy of a bank’s allowance for credit losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Community Bank System and its operations.  Because Community Bank System’s business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change.  Proposed laws, rules and regulations, or any other law, rule or regulation, may be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect Community Bank System’s business, financial condition or prospects.

Recent legislation regarding the financial services industry may have a significant adverse effect on Community Bank System’s operations.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law.  The Dodd-Frank Act implements a variety of far-reaching changes and has been called the most sweeping reform of the financial services industry since the Great Depression.  Many of the provisions of the Dodd-Frank Act will directly affect Community Bank System’s ability to conduct its business, including:

•      Imposition of higher prudential standards, including more stringent risk-based capital, leverage, liquidity and risk-management requirements, and numerous other requirements on “systemically significant institutions,” currently defined to include, among other things, all bank holding companies with assets of at least $50 billion (although neither Wilber nor Community Bank System fall within this definition of systemically significant institution, these standards may apply to their business);

•      Mandates requiring the Federal Reserve Board to establish standards for determining whether interchange fees charged by certain financial institutions are reasonable and proportional to the costs incurred by such institution;

•      Repeal of the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•      Increase in the FDIC assessment for depository institutions with assets of $10 billion or more and increases in the minimum reserve ratio for the Deposit Insurance Fund;

•      Establishment of a consumer financial protection bureau with broad authority to implement new consumer protection regulations and, for bank holding companies with $10 billion or more in assets, to examine and enforce compliance with federal consumer laws;

•      Application to bank holding companies above $15 billion in assets of regulatory capital requirements similar to those applied to banks, which requirements exclude, on a phase-out basis, all trust preferred securities and cumulative preferred securities from Tier 1 capital (except for preferred stock issued under the Troubled Asset Relief Program, which will continue to qualify as Tier 1 capital as long as it remains outstanding); and

•      Establishment of new rules and restrictions regarding the origination of mortgages.

Many provisions in the Dodd-Frank Act remain subject to regulatory rule-making and implementation, the effects of which are not yet known, including mandates requiring the Federal Reserve Board to establish compensation guidelines covering regulated financial institutions.  The provisions of the Dodd-Frank Act and any rules adopted to implement those provisions as well as any additional legislative or regulatory changes may impact the profitability of Community Bank System’s business activities, may require that it changes certain of its business practices, may materially affect its business model or affect retention of key personnel, may require us to raise additional regulatory capital and could expose Community Bank System to additional costs (including increased compliance costs).  These and other changes may also require us to invest significant management attention and resources to make any necessary changes and may adversely affect its ability to conduct its business as previously conducted or its results of operations or financial condition.

Community Bank System may be subject to more stringent capital requirements.

As discussed above, the Dodd-Frank Act would require the federal banking agencies to establish stricter risk-based capital requirements and leverage limits to apply to banks and bank holding companies. Under the legislation, the federal banking agencies would be required to develop capital requirements that address systemically risky activities.  The capital rules must address, at a minimum, risks arising from significant volumes of activity in derivatives, securitized products, financial guarantees, securities borrowing and lending and repurchase agreements; concentrations in assets for which reported values are based on models; and concentrations in market share for any activity that would substantially disrupt financial markets if the institutions were forced to unexpectedly cease the activity. These requirements, and any other new regulations, could adversely affect Community Bank System’s ability to pay dividends, or could require it to reduce business levels or to raise capital, including in ways that may adversely affect its results of operations or financial condition.

Increases to the allowance for credit losses may cause Community Bank System’s earnings to decrease.

Community Bank System’s customers may not repay their loans according to the original terms, and the collateral securing the payment of those loans may be insufficient to pay any remaining loan balance.  Hence, Community Bank System may experience significant loan losses, which could have a material adverse effect on its operating results.  Community Bank System makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans.  In determining the amount of the allowance for credit losses, Community Bank System relies on loan quality reviews, past loss experience, and an evaluation of economic conditions, among other factors.  If Community Bank System’s assumptions prove to be incorrect, Community Bank System’s allowance for credit losses may not be sufficient to cover losses inherent in Community Bank System’s loan portfolio, resulting in additions to the allowance.  Material additions to the allowance would materially decrease its net income.

Community Bank System’s emphasis on the origination of commercial loans is one of the more significant factors in evaluating its allowance for credit losses.  As Community Bank System continues to increase the amount of these loans, additional or increased provisions for credit losses may be necessary and as a result would decrease Community Bank System’s earnings.

Bank regulators periodically review Community Bank System’s allowance for credit losses and may require Community Bank System to increase its provision for credit losses or loan charge-offs.  Any increase in Community Bank System’s allowance for credit losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on its results of operations and/or financial condition.

Concentration of loans in Community Bank System’s primary market area may increase risk.

Community Bank System’s success depends primarily on the general economic conditions in Upstate New York and Northeastern Pennsylvania, as nearly all of Community Bank System’s loans are to customers in these markets. Accordingly, the local economic conditions in Upstate New York and Northeastern Pennsylvania have a significant impact on the ability of borrowers to repay loans.  In addition, the Merger will expand Community Bank System’s market to additional counties in Upstate New York.  As such, a decline in real estate valuations in this market would lower the value of the collateral securing those loans.  A significant weakening in general economic conditions such as inflation, recession, unemployment, or other factors beyond its control could also negatively affect Community Bank System’s financial results.

Community Bank System’s expanding branch network may affect its financial performance.

Community Bank System has expanded its branch network both by acquiring financial institutions and establishing de novo branches.  At September 30, 2010, Community Bank System operated 147 branches across Upstate New York and Northeast Pennsylvania.  Upon completion, the Merger will add 22 branches in seven additional counties to Community Bank System’s branch network.  Community Bank System’s ongoing branch expansion strategy may not be accretive to earnings, or it may not be accretive to earnings within a reasonable period of time.  Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel, and an effective marketing strategy.  Additionally, it takes time for a new branch to gather sufficient loans and deposits to generate enough income to offset its expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

Any future FDIC insurance premiums may adversely affect Community Bank System’s earnings.

Community Bank System is generally unable to control the amount of premiums that it is required to pay for FDIC insurance.  If there are additional bank or financial institution failures, Community Bank System may be required to pay even higher FDIC premiums than the recently increased levels.  These announced increases and any future increases or required prepayments of FDIC insurance premiums may adversely impact Community Bank System’s earnings.

Risk Factors Related to Wilber

Commercial real estate and business loans increase the combined entity’s exposure to credit risks.

At September 30, 2010, Wilber’s portfolio of commercial real estate and business loans totaled $293.788 million, or 54.22% of total loans.  These types of loans generally expose the bank to a greater risk of nonpayment and loss than residential real estate loans because repayment of such loans often depends on the successful operations and income stream of the borrowers.  Additionally, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans.  Also, many of Wilber’s borrowers have more than one commercial loan outstanding.  Consequently, an adverse development with respect to one loan or one credit relationship can expose Wilber to a significantly greater risk of loss compared to an adverse development with respect to a residential real estate loan.  Wilber targets its business lending and marketing strategy towards small to medium-sized businesses.  These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities.  If general economic conditions negatively impact these businesses, Wilber’s results of operations and financial condition may be adversely affected.

Wilber’s asset quality may deteriorate prior to completion of the Merger.

Wilber’s nonperforming assets were $25.442 million at September 30, 2010 and $24.492 million at June 30, 2010, compared to $14.564 million at December 31, 2009.  Nonperforming assets as a percentage of total assets were 2.80% at September 30, 2010 and 2.64% at June 30, 2010, compared to 1.61% at December 31, 2009 and 1.35% at September 30, 2009.  Net charge-offs for the third quarter of 2010 were $740,000, compared to $246,000 in the same period of 2009.  The allowance for credit losses increased to $10.056 million at September 30, 2010, compared to $8.622 million at December 31, 2009, and $9.162 million at September 30, 2009.  Should these adverse trends continue, they may have an adverse effect on Wilber’s financial and capital positions, and may differ from Community Bank System’s estimates thereof.  The Merger Agreement provides that if delinquent loans (defined as (i) all loans with principal and/or interest that are 30-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) loans which constitute troubled debt restructurings under Generally Accepted Accounting Principles or applicable law, (v) Other Real Estate Owned and (vi) net charge-offs from August 31, 2010 through the effective time of the Merger) exceed $32.160 million then Community Bank System can terminate the Merger Agreement.

Wilber has entered into a Formal Written Agreement with the Office of the Comptroller of the Currency.

Wilber’s primary regulator is the OCC.  On October 13, 2010, Wilber Bank and the OCC entered into a Formal Written Agreement based on the findings of the OCC during their on-site examination of Wilber Bank as of March 22, 2010.  Since the completion of the examination, the Board of Directors of Wilber Bank and its management have aggressively worked to address the findings of the OCC examination, and have already successfully implemented initiatives and strategies to address and resolve a number of the issues noted in the Formal Written Agreement.  Wilber Bank continues to work in cooperation with its regulators to bring its policies and procedures into conformity with directives; however, the measures outlined in the Formal Written Agreement may not have the intended results.  See “The Merger — Formal Agreement with the Office of the Comptroller of the Currency” on page 59.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

Wilber and Community Bank System have each made forward-looking statements in this document and in certain documents that are referred to in this document.  These forward-looking statements are subject to risks and uncertainties.  These statements are based on the beliefs and assumptions of each respective company’s management, and on information currently available to that management.  Forward-looking statements include statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Although Wilber and Community Bank System believe these forward-looking statements are reasonable, you should not place undue reliance on the forward-looking statements, which are based on current expectations.  Actual results may differ materially from those expressed in our forward-looking statements.

Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results of Community Bank System following completion of the Merger may differ materially from those expressed in these forward-looking statements.  You should note that many factors, some of which are discussed under “Risk Factors”, may affect these results and are beyond our ability to control or predict.  For those statements, Wilber and Community Bank System claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.

THE COMPANIES

Community Bank System

Community Bank System is a Delaware corporation registered as a bank holding company under the BHCA.  Community Bank System was incorporated in April 1983.  At September 30, 2010, Community Bank System had on a consolidated basis approximately $5.5 billion in total assets, $4.0 billion in total deposits, $3.0 billion in total loans and shareholders’ equity of $616 million.  Its common stock is publicly traded on the New York Stock Exchange under the symbol “CBU.”  Community Bank System, with its principal executive offices in DeWitt, New York, is the parent company of Community Bank.

Community Bank is a commercial banking franchise with 147 customer facilities and 135 ATMs stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie, and in Northern Pennsylvania.  Community Bank is a national bank and a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the FDIC, up to applicable limits.

Community Bank System’s business strategy is to operate as a profitable, diversified financial services company providing a variety of banking and other financial services, with an emphasis on consumer and residential mortgage lending and commercial business loans to small and medium-sized businesses.  As a result of consolidation of small to medium-sized financial institutions and the deemphasis on retail branch banking by larger bank holding companies in the markets Community Bank serves, it believes there is a significant opportunity for a community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers.  Community Bank’s branches are located in small towns and villages where competition is less intense.  It emphasizes comprehensive retail and small business products and responsive, decentralized decision-making which reflects Community Bank’s knowledge of its local markets and customers.

Through its subsidiaries, Community Bank System offers a wide range of commercial and retail banking and financial services to businesses, individuals, agricultural and government customers.  Community Bank’s account services include checking, interest-bearing checking, money market, savings, certificates of deposit and individual retirement accounts.  It also offer residential and farm loans, business lines of credit, working capital facilities, inventory and dealer floor plans, as well as installment, commercial, term and student loans.  Community Bank’s lending focuses predominantly on consumer and small to medium-sized business borrowers, which enables its loan portfolio to be highly diversified.  Because Community Bank believes that there is a significant potential market for financial services and products, it offers a full range of services to satisfy its customers’ financial needs.  In addition to traditional banking services and products, it offers personal trust, employee benefit trust, benefits administration and consulting, investment and insurance services to customers in our banking markets as well as in other parts of the country.

For additional information concerning the business of Community Bank System and its financial condition, results of operations and prospects, you should refer to the documents incorporated in this document by reference.  See “Where You Can Find More Information” on page 114.

The Wilber Corporation

Wilber is a New York corporation that was originally incorporated in 1928.  Wilber held and disposed of various real estate assets until 1974. In 1974, Wilber and its real estate assets were sold to Wilber Bank, a national bank established in 1874.  Wilber’s real estate assets were used to expand the banking house of Wilber Bank.  Wilber was an inactive subsidiary of Wilber Bank until 1982.  In 1983, under a plan of reorganization, Wilber was re-capitalized, acquired 100% of the voting stock of Wilber Bank, and registered as a bank holding company pursuant to the BHCA.

The business of Wilber consists primarily of the ownership, supervision, and control of Wilber Bank.  Wilber Bank is chartered by the OCC, and its deposits are insured up to applicable limits by the FDIC.  Wilber, through Wilber Bank and Wilber Bank’s subsidiaries, offers a full range of commercial and consumer financial products, including business, municipal, and consumer loans, deposits, trust and investment services, and credit-related insurance products.  Wilber Bank serves its customers through 22 full-service branch banking offices and two loan production offices located in eight counties in Central and Upstate New York, as well as an ATM network, and electronic / Internet banking services.

Wilber’s and Wilber Bank’s main office is located at 245 Main Street, Oneonta, New York, 13820.  Wilber Bank employed 261 full-time equivalent employees at December 31, 2010.  On September 30, 2010, the Company had $907 million in assets, $829 million in liabilities and $78 million in shareholders’ equity.  Wilber Bank’s website address, which also serves as Wilber’s website address, is www.wilberbank.com.

Wilber Bank’s principal business is to act as a financial intermediary and lending institution in the Central New York communities it serves by obtaining funds through customer deposits and institutional borrowings, lending the proceeds of those funds to its customers, and investing excess funds in debt securities and short-term liquid investments.  Its investment activities primarily consist of purchases of U.S. Treasury, U.S. Government Agency, and U.S. Government Sponsored Entities obligations, as well as municipal, mortgage-backed, and high quality corporate debt instruments.  Wilber Bank also offers  personal trust, agency, estate administration, and retirement planning services for individuals, as well as custodial and investment management services to institutions.

Wilber Bank’s subsidiaries include Wilber REIT, Inc. and Western Catskill Realty, LLC.  Wilber REIT, Inc. is wholly - owned by the bank and primarily holds mortgage-related assets.  Western Catskill Realty, LLC is a wholly - owned real estate holding company, which primarily holds foreclosed and other real estate.  In 2007, Wilber acquired Provantage Funding Corporation, a New York State licensed mortgage banking company based in Clifton Park, New York (Saratoga County). In  2008, Provantage Funding Corporation was merged into Wilber Bank and now operates as Provantage Home Loans (“Provantage”), a division of Wilber Bank.

For additional information concerning the business of Wilber and its financial condition, results of operations and prospects, you should refer to the documents Wilber has filed with the SEC.  See “Where You Can Find More Information” on page 114.

RECENT DEVELOPMENTS

Community Bank System

On January 24, 2011, Community Bank System reported fourth quarter 2010 net income of $15.9 million, or $0.47 per share, an increase of 70% over the $9.4 million, or $0.28 per share reported for the fourth quarter of 2009.  Community Bank System’s full year 2010 net income of $63.3 million, or $1.89 per share, was 50% higher than the $1.26 per share reported in 2009.  Community Bank System’s continued focus on revenue growth, operating expense control, productive liquidity development, and excellent asset quality drove stronger operating results for the fourth quarter and all of 2010.

Wilber

On January 28, 2011, Wilber reported fourth quarter 2010 net income of $1.059 million and earnings per share of $0.10, as compared to $2.001 million in net income and earnings per share of $0.19 for the fourth quarter of 2009.  This represents a $942 thousand decrease in net income and a $0.09 decrease in earnings per share between comparable quarters.  The decrease in earnings for the quarterly period was primarily attributed to a decrease in net interest income.

For the year ended December 31, 2010, Wilber reported net income of $6.324 million and earnings per share of $0.59.  This compares to $7.401 million in net income and earnings per share of $0.70 for the year ended December 31, 2009, a $1.077 million decrease in net income and an $0.11 decrease in earnings per share over comparable annual periods.  The decrease in earnings over comparable annual periods was largely due to a decrease in net interest income.  Wilber’s management noted a moderate improvement in asset quality during the fourth quarter of 2010.

SPECIAL MEETING OF WILBER SHAREHOLDERS

General

Wilber will hold a special meeting of its shareholders on March 25, 2011 at a.m., Eastern time, at the Holiday Inn Oneonta, 5206 State Highway 23, Oneonta, New York 13820.  At the special meeting, Wilber shareholders will vote upon a proposal to approve the Merger Agreement and the proposal to adjourn or postpone the special meeting of shareholders.

Record Date; Voting Power

Holders of record of Wilber common stock at the close of business on February 22, 2011, may vote at the special meeting.  This date is called a “record date.” As of the record date, there were 10,719,382 issued and outstanding shares of Wilber common stock held by approximately 480 holders of record.  Wilber shareholders have one vote per share on any matter that may properly come before the special meeting.  Brokers who hold shares of Wilber common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners.  Any shares of Wilber common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to the broker are referred to as “broker non-votes.”  These broker non-votes will have the same effect as a vote against the Merger Agreement.

Vote Required

The presence in person or by proxy of the holders of a majority of the shares of Wilber common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting.  Wilber will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the special meeting.  The approval of the proposal to approve the Merger Agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Wilber common stock at the special meeting.  Broker non-votes and abstentions will have the effect of a vote against the proposal to approve the Merger Agreement.

On the record date, the executive officers and Directors of Wilber, including certain of their related parties, had voting power with respect to an aggregate of 3,866,034 shares of Wilber common stock, or approximately 36% of the shares of Wilber common stock then outstanding.  All of the Directors and executive officers of Wilber have agreed in writing to vote in favor of the approval of the Merger Agreement all of the shares of Wilber common stock that they are entitled to vote.

On the record date, to the knowledge of Community Bank System, its Directors and executive officers did not beneficially own any shares of Wilber common stock.

Recommendation of the Wilber Board

The Board of Directors of Wilber has unanimously adopted and approved the Merger Agreement and the transactions contemplated by it.  The Board believes that the Merger is fair to and in the best interests of the Wilber shareholders.  It unanimously recommends that Wilber shareholders vote FOR approval of the Merger Agreement.  You are also asked to vote FOR the proposal to adjourn or postpone the special meeting of shareholders.  Wilber could use any adjournment or postponement for the purpose of allowing additional time to solicit proxies.  See “The Merger — Wilber’s Reasons for the Merger; Recommendation of Wilber’s Board of Directors” starting on page 40.

Solicitation and Revocation of Proxies

Wilber has enclosed a form of proxy with this document.  Shares represented by a proxy will be voted at the special meeting as specified in the proxy.  Proxies that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the approval of the Merger Agreement, the proposal to adjourn or postpone the special meeting, and in the discretion of the proxy holders as to any other matter which may properly come before the special meeting.

Wilber and Community Bank System are asking you to vote by Internet, by telephone or by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, whether or not you intend to attend the special meeting in person.

If you deliver a properly executed proxy, you may revoke the proxy at any time before it is exercised at the special meeting.  You may revoke your proxy by:

●	filing with Secretary of Wilber prior to the special meeting, at Wilber’s principal executive offices, either a written revocation of the proxy or a duly executed proxy containing a later date;
●	submitting a new vote by telephone or on the Internet before the special meeting; or
●	attending the special meeting and voting in person. Being present at the special meeting, by itself, will not revoke the proxy. You must vote in person if you wish to revoke the proxy.

If you shares are held in street name, you should follow the instructions from your broker regarding voting and revocation of proxies.

Wilber will bear the cost of solicitation of proxies.  Wilber and Community Bank System will share equally the cost of printing and mailing this document.  In addition to solicitation by mail, Directors, officers and employees of Wilber may solicit proxies from shareholders by telephone, in person or through other means.  These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation, if any.  In addition, Wilber has retained Phoenix Advisory Partners to act as a proxy solicitor for the special meeting.  Wilber has agreed to pay Phoenix Advisory Partners $5,000, plus reasonable out of pocket expenses up to a maximum of $2,500.  Additional charges for a telephone solicitation campaign and votes obtained by telephone may apply (i.e., $4.00 per call and $4.00 per telephone vote obtained).  Wilber also expects to make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record as nominees to forward this document and other solicitation materials to the beneficial owner of these shares.  Wilber will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.  Under certain circumstances, Wilber must reimburse Community Bank System’s expenses incurred in connection with the Merger.  Please see “The Merger Agreement — Termination Fee and Expenses” on page 74.

Other Matters

Wilber is unaware of any matter to be presented at the special meeting other than the proposal to approve the Merger Agreement.  If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter.  Proxies that have been designated to vote against approval of the Merger Agreement will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Merger Agreement.

THE MERGER

The detailed terms of the Merger are contained in the Merger Agreement attached as Annex A to this document.  The following discussion and the discussion under the caption “The Merger Agreement” describe the more important aspects of the Merger and material terms of the Merger Agreement.  These descriptions are only a summary and thus must be qualified by reference to the Merger Agreement, which is attached as Annex A.  You are urged to read the Merger Agreement carefully because it is the legal document that actually governs your rights in the Merger.

General

Effect of the Merger; Management.  The Merger Agreement provides that, after approval by the  shareholders of Wilber and the satisfaction or waiver of the other conditions to the Merger, Wilber will merge with and into Community Bank System, which will continue as the surviving corporation.  The certificate of incorporation and bylaws of Community Bank System will be the certificate of incorporation and bylaws of Community Bank System after the Merger.  The Directors and officers of Community Bank System immediately prior to the Merger will be the Directors and officers of Community Bank System after the Merger until they resign or until their successors are duly elected and qualified.  In addition, Brian R. Wright and Alfred S. Whittet, each currently a Director of Wilber, will be elected to the Board of Directors of Community Bank System following the Merger.

Bank Merger.  Immediately following the Merger of Community Bank System and Wilber, the parties expect to merge Wilber Bank with and into Community Bank, with Community Bank being the continuing bank.  After the bank merger, Community Bank System intends to operate the existing business of Wilber Bank as additional branches of Community Bank using the name Community Bank.

Closing; Effectiveness of the Merger.  Wilber and Community Bank System will close the Merger on the first business day, or any other day they mutually agree to, after the satisfaction or waiver of all conditions to the Merger Agreement and after they obtain all necessary regulatory approvals.  The Merger will become effective on the date and at the time that Community Bank System and Wilber file a certificate or articles of merger with each of the Delaware Secretary of State and the New York Secretary of State.

The parties are working to complete the Merger in the second quarter of calendar year 2011, but they must first obtain the necessary regulatory approvals and the approval of Wilber shareholders at the special meeting, and satisfy other conditions.  They cannot assure you as to when or if all the conditions to the Merger will be met or waived, and it is possible they will not complete the Merger at all.

Background of the Merger

Community Bank System has historically sought both organic growth and expansion through strategic acquisitions.  The company has acquired and successfully integrated eight whole bank acquisitions and three different branch acquisitions in the last 10 years, and in so doing, significantly expanded its upstate New York and northeastern Pennsylvania banking franchise.  Consistent with this strategy, in 2010, Community Bank System’s Board of Directors continued to discuss and analyze market conditions, the mergers and acquisitions landscape and potential opportunities for growth with its senior management and Janney Montgomery Scott LLC (“Janney”), which has served as a financial advisor and investment banking firm to Community Bank System since 2000.  These discussions included a review of the operating results and financial characteristics of a number of community banks, including Wilber Bank.  Among other attractive features, Wilber Bank operates an established branch network in the Central New York market and, like Community Bank, is regulated by the OCC.  On July 7, 2010,

Community Bank System’s President and Chief Executive Officer, Mark E. Tryniski, sent an introductory email to Brian Wright, the Chairman of Wilber’s Board of Directors, and proposed a meeting.  Mr. Wright responded that he would like to meet but could not do so until September.

Wilber’s Board of Directors also regularly reviews its operating environment and opportunities to build value for its shareholders.  Beginning in 2007, the Board began to examine whether it could continue to generate sufficient earnings to support its historical dividend payments, while still contributing enough retained earnings to capital to support growth.  Among other factors, the Board considered that its traditional Central New York markets are growing slowly or declining, both economically and demographically, and that increases in its compliance and general administrative expenses were outpacing its ability to increase revenue and, consequently, earnings per share.

In 2008 , Wilber’s Board of Directors adopted a strategic plan which continued the expansion of its geographic markets within Central New York State.  The plan called for growth in earning assets, primarily real estate and non-real estate secured commercial loans, in new, more densely populated markets, including the greater Capital District region and the greater Syracuse, New York markets.  As envisioned in the plan, the company expanded its operations into the Capital District and around Syracuse and began to originate an increased volume of residential and commercial real estate loans.  As a result of the execution of the plan, Wilber’s total loans increased from $406.9 million at December 31, 2006 to $583.9 million at December 31, 2008, a $177 million or 43.5% increase over a two-year period.

During 2008, downward economic trends nationally and in the mid-Atlantic region began to have a negative effect on Wilber, as interest rates fell to historic lows, financial markets experienced extreme volatility, capital markets froze, and consumer confidence stalled.  These negative trends resulted in loan repayment problems, increased loan loss provisions and a significant increase in delinquent and non-performing loans.  Many of Wilber’s commercial real estate borrowers, in particular, were adversely affected by decreased tenant occupancy rates, and were unable to make their contractual loan payments and/or pay the associated real estate taxes on the properties financed by Wilber.  This increased the level of troubled loans and charge offs, requiring  increases in Wilber’s provision for loan losses, which produced weaker earnings for the company.

Even as these pressures mounted, Wilber Bank remained well capitalized under OCC standards. Nonetheless, as the weakness in general economic conditions persisted and the level of nonperforming assets increased, Wilber’s Board of Directors took steps to strengthen the company’s capital.  In May 2009, the Board of Directors cut the company’s quarterly dividend from its long-established historical amount of $.095 per share to $.06 per share, where it remained until being suspended in the fourth quarter of 2010.  Wilber Bank also severely curtailed its lending and devoted more resources to loan administration and loan workouts.

In September 2009, as a result of a growing number of criticized loans and weaknesses in credit administration, Wilber Bank became subject to more stringent regulatory oversight by the OCC.  Among other remedial actions, Wilber Bank was required to: (i) improve its loan portfolio management; (ii) reduce its credit risk; (iii) improve collateral documentation; (iv) revise its written loan policy; (v) conform its charge-off practices to regulatory call report requirements; (vi) implement a policy to ensure proper management of other real estate owned; (vii) maintain a program to ensure an adequate loan loss allowance; (viii) develop a three year capital program to enable the bank to remain “well capitalized” under regulatory guidelines, and adopt a conforming dividend policy; and (ix) adopt a strategic plan addressing the bank’s risk profile, earnings performance and growth.  These requirements were formalized in an agreement between Wilber Bank and the OCC entered into on October 13, 2010. See “The Merger Agreement — Formal Agreement with the Office of the Comptroller of the Currency” on page 59.  In August 2010, Douglas C. Gulotty, the bank’s former President and Chief Executive Officer, departed and was replaced on an interim basis by Alfred S. Whittet, a Director of the bank and the company and the immediate past President and Chief Executive Officer of both Wilber Bank and Wilber.  Mr. Whittet was appointed to these positions on a permanent basis in October 2010.  On November 22, 2010, Mr. Whittet resigned his positions with Wilber Bank and James M. Mack was appointed as its interim President and Chief Executive Officer.  Mr. Whittet’s resignation was unrelated to regulatory oversight, and he continues to serve as President and Chief Executive Officer of Wilber.

The combination of Wilber’s asset quality problems and regulatory limitations on its business led its Board of Directors to evaluate  the company’s prospects as an independent community bank and to explore alternative choices for its future.  Beginning on July 28, 2010, the Board of Directors held a series of meetings with its financial advisor, Sandler O’Neil & Partners, LLP (“Sandler”), during which it considered alternative strategies for dealing with these challenges.  Wilber’s Board examined two different possible paths: raising additional capital and resuming the strategic plan or entering into a business combination with another financial institution.  The Board of Directors reviewed many factors, including, but not limited to, its current and pending regulatory status, anticipated increasing regulatory compliance costs and related burdens, current and future anticipated FDIC insurance premiums, as well as the anticipated dilutive impact of raising new capital and the cumulative impact of these factors on future earnings and shareholder dividends.  The Board of Directors agreed that raising capital given all relevant conditions would be difficult and would likely require significant participation from existing shareholders and negatively affect the price of the common stock.  The Board of Directors believed Wilber’s core franchise value would command a premium to the then current stock price and decided to explore merger opportunities.  A strategic planning meeting was held on July 28, 2010, which was attended by William Hickey, Sandler’s co-head of investment banking, at which Wilber’s Board of Directors decided to further consider its strategic options at its regularly scheduled monthly Board meeting to be held on July 30, 2010.  At the July 30th meeting, the Board decided to engage Sandler to solicit expressions of interest in a business combination from other financial institutions.

In August 2010, Wilber’s senior management worked with Sandler to develop a Confidential Information Memorandum containing financial, operational and other confidential information about the company for distribution to potential merger partners.  During the same period, Sandler identified and contacted nine banking organizations to determine their level of interest in a merger with Wilber.  As part of that process, Sandler contacted Mark Tryniski, Community Bank System’s President and Chief Executive Officer on August 4, 2010.  Mr. Tryniski indicated an interest in Wilber and made arrangements for Community Bank System to sign a confidentiality agreement which would allow Community Bank System to receive the Confidential Information Memorandum when it was available for distribution to interested parties.  Mr. Tryniski then contacted the Chairman of Community Bank System’s Board of Directors, David C. Patterson, and the Chair of the Board’s Strategic Planning and Executive Committee, Nicholas DiCerbo, to inform them about the discussions.  On August 5, 2010, Mr. Tryniski contacted Edward Losty, a Managing Director at Janney who specializes in financial institutions, and informed him about the discussions and on that date, Sandler and Community Bank System entered into a confidentiality agreement.

At Wilber’s August 27, 2010 Board of Directors meeting, Mr. Hickey of Sandler advised the Directors that nine companies, including Community Bank System, had been contacted and expressed interest in receiving the Confidential Information Memorandum.  He also informed the Board that Bidder A, a banking company based in another state, had verbally expressed an interest in paying $8.00 per share to Wilber’s shareholders with the consideration being 100% in the form of Bidder A common stock.  Clifford Weber, a partner in Hinman, Howard & Kattell, LLP, counsel to Wilber and Wilber Bank, explained in detail the Directors’ fiduciary duties when considering merger proposals.  At the direction of the Board of Directors, on August 30, 2010, Sandler sent a Confidential Information Memorandum to Community Bank System and the five other companies that had signed confidentiality agreements.  Three of the nine companies that were originally contacted by Sandler O’Neill ultimately declined to enter into a confidentiality agreement in order to receive a copy the Confidential Information Memorandum.  Two of these companies were engaged in other business transactions and indicated that they were not interested in pursuing the Wilber transaction.  The third company did not follow through on executing the confidentiality agreement.  Ultimately, three companies decided to submit offers in the bidding process and three companies declined to enter preliminary discussions after reviewing the Confidential Information Memorandum.

Working with Janney, Community Bank System reviewed the information about Wilber in the Confidential Information Memorandum, developed an analysis of a possible transaction and considered the terms for a preliminary indication of interest.  During this period, representatives from Janney and Sandler discussed the bidding process and a possible transaction.

Sandler was in contact with Bidder A and its financial advisor beginning in early August when the confidentiality agreement was signed.  Sandler remained in contact with Bidder A as its preliminary non-binding indications of interest were submitted in late August and met with Bidder A and its financial advisor during on-site due diligence at Wilber’s main office in Oneonta, New York during the second full weekend of September.

Sandler was in contact with Bidder B beginning in early August when the confidentiality agreement was signed.  Sandler remained in contact with Bidder B as its preliminary non-binding indication of interest was submitted in early September.

By letter dated August 31, 2010, Bidder A offered to acquire all of Wilber’s common stock in an all stock exchange transaction in which Wilber’s shareholders would receive from .3947 to .4474 shares of Bidder A stock for each of their shares of Wilber stock.  Based upon the average closing price of Bidder A’s stock for the two month period between June 27, 2010 and August 27, 2010, this exchange ratio represented value of between $7.50 and $8.50 per share of Wilber stock.  On September 3, 2010, Sandler informed Wilber’s management team that Community Bank System was interested in pursuing a deal.  On September 7, 2010, Mr. Tryniski and Brian Wright, the Chairman of Wilber and Wilber Bank, met in DeWitt, New York and had general discussions regarding their respective organizations.  Mr. Wright had previously met with the chief executive officer of Bidder A on August 19, 2010 to generally discuss their organizations.  Mr. Wright did not meet with the chief executive officer of Bidder B because he was already familiar with Bidder B’s operations and management.

On September 8, 2010, Mr. Tryniski discussed the Confidential Information Memorandum and a transaction analysis prepared by Janney and senior management with the Strategic Planning and Executive Committee of Community Bank System’s Board of Directors, together with other Directors present.  The transaction analysis included information on Wilber Bank’s branch network and Wilber’s senior management, financial position and operating results, as well as pro forma financial information and an overview of comparable deal terms and consideration.  Following the presentation, the committee authorized management to continue discussions regarding a potential transaction with Wilber and to submit a preliminary non-binding indication of interest consistent with the presentation at the meeting.

Community Bank System submitted a written preliminary non-binding indication of interest to Sandler on September 9, 2010, outlining the key terms of a proposed merger transaction, subject to, among other matters, completion of satisfactory due diligence, regulatory and board approvals, and the negotiation and execution of a definitive agreement.  The preliminary indication of interest proposed a total merger consideration of $107.15 million or $10.00 per share in a combination of 20% cash and 80% stock.  Bidder B, a New York based bank holding company, also delivered a written non-binding expression of interest by letter dated September 9, 2010.  In the letter, Bidder B offered a per share price of $8.75 per share.

Wilber’s Board of Directors met on September 10, 2010 to consider the proposals of Community Bank System, Bidder A and Bidder B.  Mr. Hickey reviewed the three bids in detail and explained pricing methodologies, forms of merger consideration and transactions based on fixed exchange ratios and fixed prices, as well as possible reasons for pricing adjustments, such as movements in the acquiror’s stock price and deterioration in the asset quality of the selling institution.  The Board of Directors participated in an extensive discussion with Mr. Hickey about the three bids, including, but not limited to, the forms of consideration, pro forma ownership by Wilber shareholders, dividend accretion, the regulatory environment, earnings potential, perceived franchise value and management capabilities.  Following this discussion, the Board of Directors resolved to invite Community Bank System and Bidder A to conduct due diligence at Wilber’s offices in Oneonta.  Wilber’s Board decided not to invite Bidder B to participate in due diligence because its bid proposal was below Community Bank System’s and Bidder A, its stock was not as liquid as the other bidders and it had less potential for growth and dividend accretion than the other bidders.  Bidder A and Community Bank System conducted on site due diligence at Wilber’s Oneonta, New York offices during the weekends of September 11-12 and September 18-19, respectively.

On September 22, 2010, Community Bank System submitted a revised indication of interest together with a proposed form of merger agreement.  The revised indication of interest provided for a total merger consideration of $101.8 million, or $9.50 per share, in a combination of 20% cash and 80% stock.  The revised indication of interest also included the appointment of two Directors chosen by Wilber to the Boards of the resulting bank and the bank holding company and proposed that the Merger Agreement contain a definition of material adverse effect related to deterioration in Wilber Bank’s loan portfolio as to be mutually agreed upon by the parties.  Bidder A also submitted a revised indication of interest on September 22, 2010.  In that proposal, Bidder A offered an all stock transaction at a fixed exchange ratio of .549, which equated to $10.00 per share of Wilber’s common stock, for an aggregate transaction value of $107.2 million.

At a September 24, 2010 meeting, Wilber’s Board of Directors considered the Bidder A and the Community Bank System proposals, both of which exceeded the Board of Directors’ expectations about the value of Wilber.  Mr. Hickey was present at the meeting and made an extensive oral presentation, discussing among other things:

•	that both offers included two seats on the Board of Directors of the surviving company and the creation of an advisory board for two years;
•	that Wilber Bank’s non-performing or underperforming loans were likely to increase prior to year’s end;
•	that both offers were close to the median when compared to recent sales of banks nationally and in the Mid-Atlantic region;
•
that Community Bank System had: high stock valuation, strong asset quality, a stable stock price, superior and consistent liquidity in its stock as compared to Bidder A’s stock, capital ratios, while considered to be well capitalized for regulatory purposes, were somewhat below that of other peer group institutions, a dividend payout ratio of approximately 50%, no publicly disclosed regulatory issues, experience in and growth through acquisitions, 150 locations in New York State and northern Pennsylvania, concentration in rural areas which could limit further marketability of the combined entities, majority ownership by institutional investors, strong management, and status as an established, conservative, OCC-regulated community bank; and

•
that Bidder A had: no publicly disclosed regulatory issues, experience in growth through acquisition, status as a thrift institution with a commercial banking platform, an aggressive loan growth strategy, 10 locations in New York, a volatile stock price, underperformance vis-à-vis its peer group, asset quality issues, majority ownership by institutional investors, a possibly higher upside potential for increased stock price in the long run, and strong management.

The Board then discussed extensively the relative merits of each offer.  Mr. Hickey assisted the Board’s deliberations by participating in the general discussion and answering Directors’ questions about the balance sheets, results of operations and other financial and operating characteristics of the two institutions.  The material factors the Board of Directors considered included:

•	that the price and dividend payouts were comparable;
•
that the Community Bank System offer included a fixed price within upper and lower limits, while the Bidder A offer included a fixed exchange ratio fluctuating with the relative market prices, thus making the Community Bank System offer more advantageous if its stock prices were to fall and the Bidder A offer more advantageous if its stock prices were to rise;

•	the likelihood of stock price fluctuation;
•	Community Bank System’s steady earnings history;
•	Bidder A’s uneven earnings history;
•	Community Bank System’s superior market liquidity;
•	the business strategies of each company;
•	the market faced by community banks;
•	likely shareholder expectations and preferences;
•	the similarity of Bidder A’s business plan to Wilber’s 2007-2008 strategic plan;
•	that the OCC might favor the Community Bank System offer;
•	that both offers would provide a significant premium over Wilber’s market price;
•	the likely “social impact” of each deal;
•	that Community Bank System’s stock would likely provide stable dividend income but possibly less growth opportunity;
•	that, unlike Bidder A, Community Bank System was regulated by, and had experience dealing with, the OCC;
•	that Community Bank System would not have to obtain its shareholders’ approval, while Bidder A would be required to obtain such approval;
•	that Bidder A’s stock possibly had more price appreciation potential;
•	that Community Bank System’s offer consisted of 80% stock and 20% cash, as opposed to Bidder A’s all stock offer;
•	that Bidder A’s loan portfolio might have more credit risk; and
•	that Bidder A, as a thrift institution, might have more difficulty integrating a commercial bank into its operations.

After weighing the merits of the two proposals, the Board of Directors instructed management to proceed with the negotiation of a definitive Merger Agreement with Community Bank System and to engage Austin Associates as an independent advisor to assess the fairness of the Community Bank System proposal to Wilber’s shareholders from a financial perspective.

On October 4, 2010, a team of Wilber officers and employees performed a due diligence review of Community Bank System records on site at its offices in DeWitt, New York.  The review did not disclose any facts or circumstances that, in the judgment of the reviewers, could materially adversely effect the financial condition or results of operations of the combined organization.

Counsel for Wilber and Community Bank System negotiated most of the material terms of the Merger Agreement during the first two weeks of October, 2010.  At a meeting of Wilber’s Board of Directors held on October 13, 2010, Mr. Weber briefed the Directors on the negotiations with Community Bank System.  He reported that several issues remained to be resolved including, but not limited to, the indemnification period for director liability, the procedure for appointing two of Wilber’s Directors to the Community Bank System Board of Directors, termination fees and expenses, the treatment of severed employees not covered by employment agreements, limits on expenditures pending the closing of the transaction, and disclosure of the formal agreement with the OCC.  Mr. Weber outlined the next steps in the business combination process and advised the Directors to carefully consider Wilber’s representations and warranties in the definitive agreement.

On October 19, 2010, Wilber filed a Form 8-K with the SEC announcing that it had entered into a formal agreement with the OCC.

On October 20, 2010, at its regular Board meeting, Community Bank System’s management reviewed with the Board the proposed terms of the definitive Merger Agreement and other ancillary agreements as negotiated to that point, and reviewed open items being discussed with Wilber and its counsel.  George J. Getman, Community Bank System’s Executive Vice President and General Counsel, reviewed the terms of the proposed Merger Agreement in detail with the Board and discussion ensued on the terms and conditions of the proposed agreements.  Community Bank System’s management and representatives from Janney also presented an update of its analysis as previously presented to the Board, which the Board discussed at length, after which the Board authorized management to continue to negotiate the definitive Merger Agreement with changes acceptable to Mr. Tryniski within the parameters presented to the Board. The parties, through their legal counsel, continued to negotiate the final details of the Merger Agreement and ancillary agreements over the next two days.

At Wilber’s Board of Directors meeting on October 21, 2010, a representative of Austin Associates presented its analysis of the proposed transaction and described its conclusion (and the reasons therefore) that the transaction was fair to the company’s shareholders from a financial point of view. See “The Merger — Opinion of Austin Associates” beginning on page 43.

On October 22, 2010, the Board of Directors of Wilber and the Board of Directors of Community Bank System each met to review and approve the final Merger Agreement and ancillary agreements.  Each Board unanimously approved the Merger Agreement and ancillary agreements and authorized management to execute the Merger Agreement and other related transaction documents.  Later that day, Mr. Tryniski and Mr. Whittet executed and delivered the Merger Agreement on behalf of their respective companies.  Prior to the opening of the markets on the next business day, October 25, 2010, the parties issued a joint press release to announce the execution of the Merger Agreement and each filed a Form 8-K with a copy of the executed Merger Agreement and the press release.

Community Bank System’s Reasons for the Merger

In reaching its determination to approve and adopt the Merger Agreement, the Board of Directors of Community Bank System considered a number of factors, including:

●
the complementary geographical locations of Wilber’s branch network, which will augment Community Bank System’s operations in the market areas in Upstate New York where Community Bank System already has a significant presence;

●
the opportunity to further diversify Community Bank System’s geographical markets and customer base as a whole, by increasing the size of its New York operations through the Merger, and to do so in smaller markets similar to those in which it currently operates;

●	Community Bank System’s past experience and success in the acquisition and integration of a bank holding company with operations in Upstate New York;
●	the fact that the Merger is expected to be accretive to operating earnings per share of Community Bank System in 2011, exclusive of one-time acquisition related charges;
●
the potential for the combined company to enhance non-interest income growth by providing enhanced and additional financial products and services to the customers of Wilber in the areas of benefit plan administration, investment management, comprehensive cash management, brokerage services and insurance;

●	the business, operations, technology, asset quality, competitive position, stock price performance, financial condition and results of operations of Wilber on an historical and a prospective basis;
●
the anticipated operating efficiencies, cost savings and opportunities for revenue enhancements of the combined company following the completion of the Merger, and the likelihood that they would be achieved after the Merger;

●
the possible range of the exchange ratios for the Merger and the resulting relative interests of Community Bank System shareholders in the common stock of the combined company, and the amount of total cash consideration to be paid in the Merger;

●
the fact that the mixture of merger consideration includes a combination of cash and stock in which shareholders would have an election right, but no more than 20% of Wilber common stock would be exchanged for cash;

●
the collar range on the exchange ratio in the Merger Agreement, which would limit the possible dilution experienced by Community Bank System shareholders as a result of fluctuations in the market price of Community Bank System while the Merger is pending;

●
the deal protection provided by the termination fee of $4,000,000, plus the reimbursement of out-of-pocket transaction expenses of up to $500,000, payable under certain circumstances in the event of the termination of the Merger Agreement due to a competing offer or certain other reasons;

●	the intended tax treatment of the Merger as a tax-free reorganization; and
●	the likelihood of receiving all of the regulatory approvals required for the Merger.

Based on these reasons, Community Bank System’s Board of Directors unanimously approved the Merger Agreement and the Merger.  This discussion of the factors considered by Community Bank System’s Board of Directors does not list every factor considered by the Board but includes all material factors considered by the Board.  In reaching its determination to approve and adopt the Merger Agreement, the Board did not give relative or specific importance to each of the factors listed above, and individual Directors may have given differing importance to different factors.  Please note that this explanation of the Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 27.

Wilber’s Reasons for the Merger; Recommendation of Wilber’s Board of Directors

Wilber’s Board of Directors reviewed and discussed the Merger with the company’s management and its financial and legal advisors in unanimously determining that the Merger was advisable and is fair to, and in the best interests of, Wilber and its shareholders.  In reaching its determination, Wilber’s Board of Directors considered a number of factors, including, among others, the following:

●
the Board’s understanding of the presentations of Wilber’s management and financial advisor regarding Community Bank System’s business, operations, management, financial condition, asset quality, earnings and growth prospects;

●
the results of management’s due diligence investigation of Community Bank System and the reputation, business practices and experience of Community Bank System and its management, including their belief that Community Bank System is a financially healthy, well run bank holding company that is deeply committed to its customers, employees, and the communities that it serves;

●
the Board’s view that the size of the institution and related economies of scale, as well as diversification of product offerings, beyond the level it believed to be reasonably achievable on an independent basis, was becoming increasingly important to continued success in the current financial services environment;

●	the Board’s view of potential synergies resulting from a combination of Wilber and Community Bank System;
●	the liquidity of Community Bank System’s common stock;
●	Community Bank System’s steady dividend payment history;
●
the fact that Community Bank System did not need to obtain approval from its shareholders, unlike Bidder A which did need to obtain shareholder approval, thereby eliminating a potential requirement which could contribute to uncertainty about the transaction;

●
the fact that Wilber shareholders will receive predominantly shares of Community Bank System common stock in the Merger, which would allow Wilber shareholders to participate in a significant portion of the future performance of the combined Wilber and Community Bank System businesses, and the value to Wilber shareholders represented by that consideration;

●
Community Bank System’s agreement to appoint two Wilber Directors to the Boards of Directors of Community Bank System and Community Bank and to establish an advisory board comprised of the remaining Wilber and Wilber Bank Directors in order to provide continuity and leadership growth, development, productivity, profitability and strategic options;

●	the Board’s preference for a transaction with a fixed price, subject to adjustment, as opposed to a fixed exchange ratio;
●
that Community Bank System’s offer represented a 55.48% premium over the market price of the Wilber’s common stock on October 21, 2010, the last day prior to the announcement of the Merger on which the Wilber stock was traded;

●
Community Bank System’s commitment to continue a significant presence in Wilber’s Central New York markets and the growth potential of the combined institution including the potential opportunities relating to the Marcellus Shale gas deposits;

●	the Board’s judgment that both institutions’ regulation and supervision by the OCC would facilitate the Merger;
●	Wilber’s right to terminate the Merger Agreement if its Board of Directors, in the exercise of its fiduciary duty, determined that the company should enter into a competing acquisition proposal;
●
the review by Wilber’s Board of Directors with its legal and financial advisors of the structure of the Merger and the financial and other terms of the Merger Agreement, including the adequacy of the merger consideration, not only in relation to the current market price of Wilber common stock, but also in relation to the historical, present and anticipated future operating results and financial position of Wilber; and

●
the financial information and analyses presented by Austin Associates in its opinion that was delivered to the Wilber Board, which is included as Appendix B to this proxy statement/prospectus and described under “Opinion of Austin Associates” beginning on page 43.  SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

Wilber’s Board of Directors also considered potential risks relating to the Merger, including the following:

●	the risks described in the section entitled “Risk Factors” beginning on page 15;
●	the challenges associated with seeking the regulatory approvals required to complete the Merger in a timely manner;
●
the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the Merger and the potential effect on Wilber’s business and relations with customers, service providers and other stakeholders, whether or not the Merger is completed;

●
the requirement that Wilber conduct its business in the ordinary course and the other restrictions on the conduct of Wilber’s business prior to completion of the Merger, which may delay or prevent Wilber from undertaking business opportunities that may arise pending completion of the Merger;

●
the risk that potential benefits and synergies sought in the Merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Wilber and Community Bank System;

●	the fact that the merger consideration could be reduced if the asset quality of Wilber’s loans deteriorates prior to the closing of the Merger;
●	the fact that certain provisions of the Merger Agreement prohibit Wilber from soliciting, and limit its ability to respond to, proposals for alternative transactions;
●	the requirement that Wilber submit the Merger Agreement to its shareholders even if its Board of Directors withdraws its recommendation; and
●
the fact that if Wilber or Community Bank System terminates the Merger Agreement because Wilber accepts an alternative acquisition proposal, Wilber is obligated to pay to Community Bank System a termination fee in the amount of $4,000,000, which may deter others from proposing an alternative transaction that may be more advantageous to Wilber shareholders.

The Wilber Board of Directors evaluated the factors described above, and this evaluation included asking questions of Wilber’s management and its legal and financial advisors.  The foregoing discussion of the information and factors considered by the Wilber Board of Directors is not exhaustive, but includes all material factors considered by the Wilber Board.  In view of the wide variety of factors considered by the Wilber Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Wilber Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.  In considering the factors described above, individual members of the Wilber Board of Directors may have given different weights to different factors.  Wilber’s Board of Directors realized there can be no assurance about future results, including results expected or considered in the factors listed above.  However, the Board of Directors concluded the potential positive factors outweighed the potential risks of completing the Merger.  The Wilber Board believes that the Merger is fair to, and in the best interests of, Wilber and Wilber shareholders.  Accordingly, the Wilber Board has unanimously approved the Merger Agreement and unanimously recommends that Wilber shareholders vote “FOR” approval of the Merger Agreement and the proposal to adjourn or postpone the special meeting.

Please note that this explanation of the Wilber Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 27.

Opinion of Austin Associates

Wilber retained Austin Associates on October 1, 2010 to issue a fairness opinion in connection with the terms of the Merger Agreement.  Wilber retained a primary financial advisor, legal counsel and a tax expert with respect to the Merger and has separately requested Austin Associates to evaluate the overall fairness of the terms of the transaction from a financial point of view.  Wilber selected Austin Associates to issue the fairness opinion on the basis of Austin Associates’ knowledge of Wilber and Austin Associates’ experience and expertise in representing community banks in similar transactions.  In the ordinary course of its investment banking business, Austin Associates is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Austin Associates did not participate in the negotiation of the Merger Agreement.  At the October 22, 2010 meeting at which the Wilber Board considered and approved the Merger Agreement, Austin Associates delivered to the Board its opinion that, as of such date, the terms of the Merger Agreement were fair, from a financial point of view, to Wilber and its shareholders.  The full text of Austin Associates’ opinion is attached as Annex B to this proxy statement/prospectus.  Pursuant to the terms of the Merger Agreement, Austin Associates has updated their opinion to the date of this proxy statement/prospectus and it is included in Annex B.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

You should consider the following when reading the discussion of Austin Associates’ opinion in this document:

•
You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Austin Associates in connection with its opinion.

•	Austin Associates expressed no opinion as to the price at which Community Bank System’s or Wilber’s common stock would actually be trading at any time.
•
Austin Associates’ opinion does not address the relative merits of the Merger and the other business strategies considered by Wilber’s Board, nor does it address the Wilber Board’s decision to proceed with the Merger.

•
Austin Associates’ opinion to Wilber’s Board rendered in connection with the Merger does not constitute a recommendation to any Wilber shareholder as to how he or she should vote at the special meeting.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances.  It is, therefore, not readily susceptible to partial analysis or summary description.  In connection with rendering its opinion, Austin Associates performed a variety of financial analyses.  Austin Associates believes that its analyses and the factors considered in its analyses, without considering all other factors and analyses could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Austin Associates’ opinion.  No limitations were imposed by Wilber’s Board or its management upon Austin Associates with respect to the investigations made or the procedures followed by Austin Associates in rendering its opinion.

In performing its analyses, Austin Associates made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Community Bank System and Wilber and may not be realized.  Any estimates contained in Austin Associates’ analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates.  Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.  Unless specifically noted, none of the analyses performed by Austin Associates was assigned a greater significance by Austin Associates than any other.  The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results.  The summaries of financial analyses include information presented in tabular format.  The tables should be read together with the text of those summaries.

With respect to the internal projections and estimates for Wilber, the publicly available earnings estimates used for Community Bank System, and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Community Bank System and Wilber, Community Bank System’s and Wilber’s management confirmed that they reflected the best currently available estimates and judgments of management of the future financial performance of Wilber and Community Bank System, respectively, and Austin Associates assumed that such performance would be achieved.  Austin Associates expressed no opinion as to such financial projections and estimates or the assumptions on which they are based.  Austin Associates also assumed that there has been no material change in Wilber or Community Bank System assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it.  Austin Associates assumed in all respects material to its analysis that Wilber and Community Bank System will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, and that the conditions precedent in the Merger Agreement are not waived.  Finally, Austin Associates relied upon the advice Wilber has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Austin Associates relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion.  Austin Associates did not undertake any independent evaluation or appraisal of the assets and liabilities of Community Bank System or Wilber, nor was it furnished with any appraisals.  Austin Associates did not review any individual credit files of Community Bank System or Wilber, and assumed that Community Bank System’s and Wilber’s allowances are, in the aggregate, adequate to cover inherent credit losses.  Austin Associates’ opinion is based on economic, market and other conditions existing on the date of its opinion.

In rendering its opinion, Austin Associates made the following assumptions:

•
that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Wilber, Community Bank System or on the anticipated benefits of the Merger;

•	that Wilber and Community Bank System have provided all of the information that might be material to Austin Associates in its review; and,
•
that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Wilber and Community Bank System as to the future operating and financial performance of Wilber and Community Bank System, respectively.

In connection with its opinion, Austin Associates reviewed:

•	the Merger Agreement;
•
the process used to identify prospective buyer-candidates and solicit indications of interest that resulted in multiple transaction proposals, from which Community Bank System was selected by the Board of Wilber to negotiate the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of Wilber that Austin Associates deemed relevant;
•	certain publicly available financial statements and other historical financial information of Community Bank System that Austin Associates deemed relevant;
•	financial projections for Wilber for the years ending December 31, 2010 through 2012 as prepared by and reviewed with management of Wilber;
•
publicly available median earnings estimates for Community Bank System for the years ending December 31, 2010, December 31, 2011 and December 31, 2012 and, in each case, as reviewed with Community Bank System’s senior management;

•
the pro forma financial impact of the Merger on Community Bank System, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and revenue enhancements determined by and discussed with senior management of Community Bank System;

•
publicly reported historical price and trading activity for Wilber and Community Bank System common stock, including a comparison of certain financial and stock market information for Wilber and Community Bank System with similar publicly available information for certain other companies the securities of which are publicly traded;

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
•	the terms of the formal written agreement entered into between Wilber and the OCC dated as of October 13, 2010;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations as Austin Associates considered relevant.

Austin Associates also discussed with certain members of senior management of Wilber the business, financial condition, results of operations and prospects of Wilber, and held similar discussions with certain members of senior management of Community Bank System regarding the business, financial condition, results of operations and prospects of Community Bank System.

The following is a summary of the material factors considered and analyses performed by Austin Associates in connection with its opinion provided to the Wilber Board of Directors on October 22, 2010.  The summary does not purport to be a complete description of the analyses performed by Austin Associates.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.

The Process for Soliciting Indications of Interest.  Sandler O’Neill, Wilber’s primary financial advisor, screened potential buyer candidates based on asset size, market capitalization, geographic market, financial capacity, perceived regulatory status, and Sandler O’Neill’s market knowledge.  Sandler O’Neill reviewed such information with the Board of Wilber, and was instructed to contact nine organizations.  Six of nine organizations executed confidentiality agreements and received a confidential information memorandum that provided detailed information regarding the business and operations of Wilber.  Each organization was asked to submit a specific written indication of interest to acquire Wilber.  Three written proposals were received, and two parties were invited for due diligence.  Following due diligence, two final bids were received; and the Board selected Community Bank System to negotiate the Merger Agreement.

Formal Agreement between Wilber and Office of the Comptroller of the Currency.  Wilber entered into a formal regulatory enforcement action with the OCC effective October 13, 2010.   The terms of the formal agreement are more fully described under the heading “Formal Agreement with Office of the Comptroller of the Currency” of this proxy statement/prospectus.

Summary of Financial Terms of Agreement.  Austin Associates reviewed the financial terms of the Merger Agreement, including the form of consideration, the exchange ratio for the stock portion of the purchase price, and the resulting value per share to be received by Wilber common shareholders pursuant to the proposed Merger.

The financial terms of the Merger Agreement provide that each share of Wilber common stock issued and outstanding shall be converted at the election of the shareholder into either (i) shares of Community Bank System common stock based upon the Exchange Ratio; (ii) cash, at the rate of $9.50 for each share of Wilber Common Stock; or (iii) a combination of shares of Community Bank System common stock and cash such that eighty (80%) percent of such shareholder’s aggregate Wilber stock shall be converted into Community Bank System stock based upon the Exchange Ratio and twenty (20%) of such shareholder’s aggregate Wilber stock shall be converted into the right to receive cash, at the rate of $9.50 for each Wilber share.  The shareholder election is subject to allocation procedures to ensure that eighty percent (80%) of Wilber common stock in the aggregate shall be converted into and become shares of Community Bank System common stock and twenty (20%) of Wilber common stock shall be converted into the right to receive cash.  Fractional shares will not be issued and cash will be paid in lieu thereof as provided in the Merger Agreement.

The Exchange Ratio shall be calculated as follows: (a) if the Community Bank System Market Price is equal to or greater than $19.71, or equal to or less than $25.35, then a quotient (rounded to the nearest one-thousandth) obtained by dividing $9.50 by the Community Bank System Market Price; (b) if the Community Bank System Market Price is greater than $25.35, then the Exchange Ratio shall be fixed at 0.3748; and (c) if the Community Bank System Market Price is less than $19.71, then the Exchange Ratio shall be fixed at 0.4820.  The Community Bank System Market Price shall equal the average closing sale price of a share of Community Bank System common stock over the ten (10) consecutive trading days immediately prior to the Closing Date on the NYSE, as reported in The Wall Street Journal.

Based on 10,719,382 common shares of Wilber outstanding and a Community Bank System Market Price between $19.71 and $25.35, the value of the transaction is approximately $101.8 million.  Austin Associates calculated that the value of $101.8 million represented:

•	132 percent of book value at June 30, 2010;
•	141 percent of tangible book value at June 30, 2010;
•	19.2 times core net income for the 12 months ended June 30, 2010; and
•	4.6 percent premium over tangible book value as a percent of core deposits as of June 30, 2010.

Wilber Financial Performance and Market Trading Data versus Peers.  Austin Associates compared selected results of Wilber’s operating performance to those of 17 publicly traded banks in the Mid-Atlantic Region having total assets between $800 million and $1.25 billion.  Austin Associates considered this group of financial institutions comparable to Wilber on the basis of asset size and geographic location.

This peer group consisted of the following companies:

Company Name	Symbol	Company Name	Symbol
1. Center Bancorp, Inc.	CNBC	10. Codorus Valley Bancorp	CVLY
2. Royal Bancshares of Pennsylvania	RBPAA	11. Penseco Financial Services	PFNS
3. Shore Bancshares, Inc.	SHBI	12. Unity Bancorp Inc.	UNTY
4. Chemung Financial Corporation	CHMG	13. Berkshire Bancorp Inc.	BERK
5. Franklin Financial Services	FRAF	14. Tri-County Financial Corp.	TCFC
6. ACNB Corporation	ACNB	15. Bank of Utica	BKUT
7. Bridge Bancorp Inc.	BDGE	16. Adirondack Trust Co.	ADKT
8. AmeriServe Financial, Inc.	ASRV	17. First Keystone Corporation	FKYS
9. Republic First Bancorp	FRBK

Austin Associates noted the following selected financial measures for the peer group as compared to Wilber:

	Peer Financial Performance
	25th Pct	Median	75th Pct	Wilber
Total Assets ($Mils)	$856.7	$934.3	$986.6	$929.3
Tier 1 Leverage Ratio	8.36%	9.40%	10.59%	7.85%
Total Risk Based Capital Ratio	13.18%	13.91%	15.90%	13.91%
LTM PTPP / Average Assets	1.09%	1.48%	1.76%	1.15%
LTM Core Return on Average Assets	0.21%	0.78%	1.11%	0.57%
LTM Core Return on Average Equity	1.87%	9.43%	10.49%	7.29%
LTM Efficiency Ratio	70.8%	63.3%	62.0%	71.9%
NPAs / Total Assets	2.72%	2.06%	0.79%	2.64%
NPAs / (Tangible Equity + ALLL)	29.7%	17.1%	9.5%	29.7%

PTPP = Pre-Tax Pre-Provision income
Core = Net income excluding extraordinary items and securities gains/(losses)
NPAs = Nonperforming Assets
ALLL = Allowance for Loan and Lease Losses
LTM = last 12 months

This comparison indicated that Wilber performed between the 25th percentile and the median of the peer group in overall profitability.  Wilber’s Tier 1 Leverage ratio was below the 25th percentile of the peer group, while the Total Risk Based Capital Ratio equaled the peer median.  In terms of asset quality, Wilber’s level of NPAs approximate the 25th percentile of the peer group when measured both as a percentage of total assets and as a percentage of tangible equity plus ALLL.  The following presents a summary of the market trading data of Wilber compared to this same peer group:

	Peer Market Trading Data
As of 10/13/2010	25th Pct	Median	75th Pct	Wilber
Market Capitalization ($Mils)	$42.7	$66.0	$88.9	$64.3
Price / Tangible Book Value Per Share	62%	94%	137%	89%
Price / LTM Core EPS	8.6	10.3	14.0	12.1
Current Dividend Yield	0.00%	2.44%	4.73%	4.00%
MRQ Dividend Payout Ratio	0.0%	23.1%	53.5%	60.0%
LTM Average Daily Volume	1,054	2,919	10,615	9,282

EPS = Earnings Per Share
MRQ = Most Recent Quarter

As of October 13, 2010, Wilber common stock traded below the peer median price to tangible book multiple, but above the peer median price to LTM Core EPS.  Wilber’s dividend yield was above the median of the guideline group and Wilber’s dividend payout exceeded the 75th percentile of the peer group.  Average daily stock trading volume of Wilber was slightly below that of the 75th percentile of the peer group.

Comparable Transaction Analysis.  Austin Associates compared the financial performance of certain selling institutions and the prices paid in selected transactions to Wilber’s financial performance and the transaction multiples being paid by Community Bank System for Wilber.  Austin Associates first reviewed certain information relating to Mid-Atlantic bank and thrift sale transactions from January 1 to October 13, 2010 involving sellers with total assets between $300 million and $2.5 billion.  The following table highlights the results of this guideline transaction comparison:

	Median
	Mid-Atlantic	Wilber (1)
Seller’s Financial Performance
Total Assets	$536.6	$929.3
Tangible Equity / Assets	7.20%	7.84%
Return on Average Assets	-1.25%	0.57%
Return on Average Equity	-14.82%	7.29%
Efficiency Ratio	82.7%	71.9%
Nonperforming Assets/Assets	4.24%	2.64%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	102%	141%
Price/LTM Earnings	NM	19.2
Premium/Core Deposits	3.0%	4.6%

(1)   Wilber’s financial performance and deal transaction multiples based on LTM core net income ending June 30, 2010.

Eight transactions met the first transaction criterion.  Seven of the eight selling banks in this group reported a net loss in the most recent twelve months prior to deal announcement.  Further, the median NPA to assets ratio measured 4.24 percent.  In contrast, Wilber reported a profit during the year prior to deal announcement, and a lower NPA to assets ratio of 2.64 percent.  The indicated price to tangible book ratio being paid by Community Bank System for Wilber of 141 percent is significantly higher than the median price to tangible book ratio of 102 percent for this transaction group.

Austin Associates also reviewed bank and thrift sale transactions nationally since January 1, 2009 involving sellers under a formal regulatory enforcement action.  Of these fifteen transactions, only nine had pricing information.  The largest seller in this transaction group had $258 million in total assets.  All nine sellers reported a LTM net loss and eight of the nine sellers reported a LTM efficiency ratio greater than 100 percent.  The level of NPAs for these sellers was also significantly higher than for Wilber, with the median NPAs/Total Assets ratio equaling 6.45 percent, compared 2.64 percent for Wilber.  The reported price to tangible book value ratios for these deals ranged between 52 percent and 100 percent, significantly lower than the 141 percent ratio being paid by Community Bank System for Wilber.

A third group of comparable transactions was reviewed consisting of all deals nationally announced between January 1 and October 13, 2010, involving a selling bank that was profitable over the

LTM period prior to deal announcement, and with assets between $500 million and $2.0 billion.  Only three transactions met this criterion.

	Deals with Profitable Sellers
	Deal #1	Deal #2	Deal #3	Wilber (1)
Seller’s Financial Performance
Total Assets	$1,047.6	$612.7	$840.1	$929.3
Tangible Equity / Assets	7.04%	6.19%	8.48%	7.84%
Return on Average Assets	0.67%	0.40%	0.14%	0.57%
Return on Average Equity	8.09%	5.07%	1.68%	7.29%
Efficiency Ratio	73.0%	80.3%	67.8%	71.9%
Nonperforming Assets/Assets	0.90%	2.07%	2.03%	2.64%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	200%	91%	109%	141%
Price/LTM Earnings	26.8	7.4	66.6	19.2
Premium/Core Deposits	13.4%	NA	1.3%	4.6%

(1)   Wilber’s financial performance and deal transaction multiples based on LTM core net income ending June 30, 2010.

The price to tangible book multiple that Community Bank System is paying for Wilber of 141 percent is above two of the three subject transactions.  The highest price to tangible book value ratio of 200 percent involved a selling bank with a NPA to assets ratio of 0.90 percent, significantly lower than Wilber’s NPA ratio of 2.64 percent.

Discounted Cash Flow Value Matrix for Wilber.  Austin Associates performed a discounted cash flow (“DCF”) analysis that estimated the present value per share of Wilber’s common stock.  The DCF analysis was based on financial projections prepared by and reviewed with Wilber management.  The analysis assumed no dividends would be paid through 2012 and earnings per share were projected at $0.68 for 2012.  The zero dividend assumption was based on the recent initiation of the Bank’s regulatory enforcement action.  For this analysis, a 13% discount rate was used.  Utilizing a terminal value price-to-earnings multiple range of 11.0 to 13.0 times, along with varying levels of 2012 net income, resulted in the following per share indications of value:

Change to 2012Y	Terminal Value P/E Multiple
Net Income	11.0	12.0	13.0
-20%	$4.55	$4.96	$5.38
0%	$5.69	$6.20	$6.72
+20%	$6.82	$7.44	$8.06

Community Bank System Financial Performance and Market Trading Data versus Peers.  Austin Associates compared selected results of Community Bank System’s operating performance to those of 19 publicly traded banks in the Mid-Atlantic region having total assets between $2.0 billion and $12.0 billion.  Austin Associates considered this group of financial institutions comparable to Community Bank System on the basis of asset size and geographic location.

This peer group consisted of the following companies:

Company Name	Symbol	Company Name	Symbol
1. Capital Source Inc.	CSE	11. Tompkins Financial Corporation	TMP
2. Wilmington Trust Corporation	WL	12. Hudson Valley Holding Corp.	HUVL
3. Signature Bank	SBNY	13. Lakeland Bancorp	LBAI
4. National Penn Bancshares	NPBC	14. Sterling Bancorp	STL
5. F.N.B. Corporation	FNB	15. Metro Bancorp Inc.	METR
6. First Commonwealth Financial	FCF	16. Financial Institutions Inc.	FISI
7. NBT Bancorp Inc.	NBTB	17. Bancorp Inc.	TBBK
8. S&T Bancorp Inc.	STBA	18. Intervest Bancshares Corp.	IBCA
9. Sandy Spring Bancorp Inc.	SASR	19. Univest Corp of Pennsylvania	UVSP
10. Sun Bancorp Inc.	SNBC

Austin Associates noted the following selected financial measures for the peer group as compared to Community Bank System:

	Peer Financial Performance
	25th Pct	Median	75th Pct	Community Bank System
Total Assets ($Bils)	$2.2	$3.5	$7.4	$5.4
Tangible Common Equity / Assets	6.86%	7.33%	8.89%	5.57%
Tier 1 Leverage Ratio	8.78%	9.41%	10.88%	7.75%
Total Risk Based Capital Ratio	13.12%	14.54%	15.57%	13.87%
LTM PTPP / Average Assets	1.03%	1.68%	1.88%	1.75%
LTM Core Return on Average Assets	-0.57%	0.34%	0.74%	1.11%
LTM Core Return on Average Equity	-4.94%	3.52%	6.53%	10.50%
LTM Efficiency Ratio	68.1%	61.0%	58.3%	61.6%
NPAs / Total Assets	3.18%	1.90%	1.13%	0.41%
NPAs / (Tangible Equity + ALLL)	30.9%	19.7%	12.1%	6.8%

This comparison indicated that Community Bank System exceeded the 75th percentile of the peer group in overall profitability and asset quality, while Community Bank System ranked below the 25th percentile in tangible common equity to assets and Tier 1 leverage.  The following presents a summary of the market trading data of Community Bank System compared to this same peer group:

	Peer Market Trading Data
As of 10/13/2010	25th Pct	Median	75th Pct	Community Bank System
Market Capitalization ($Mils)	$211.4	$411.6	$771.2	$803.8
Price / Tangible Book Value per Share	104%	133%	174%	281%
Price / LTM Core EPS	13.9	21.6	26.3	13.5
Price / 2011 EPS Estimate	12.1	13.8	15.6	12.8
Price / 2012 EPS Estimate	9.4	10.4	12.1	11.7
Dividend Yield	0.12%	0.70%	3.44%	3.96%
MRQ Dividend Payout Ratio	0.0%	21.2%	49.1%	50.0%
LTM Average Daily Volume	48,081	83,805	426,098	185,987

Community Bank System traded above the 75th percentile of the peer group as measured by price to tangible book, but slightly below the peer 25th percentile in price to LTM Core EPS.  Community Bank System exceeded the 75th percentile of the guideline group in both dividend yield and MRQ dividend payout.

Of the 19 banks included in the peer group, only three reported a LTM Core ROAE greater than 10 percent.  These three banks reported a price to tangible book value ratio of between 165 percent and 199 percent compared to 281 percent for Community Bank System.  The price to LTM core EPS multiples for the three banks was between 12.0 and 13.4, as compared to 13.5 for Community Bank System (based on Community Bank System market price of $24.24 as of October 13, 2010).  Community Bank System’s dividend yield of 3.96 percent was higher than that of the three banks with Core ROAE of more than 10 percent.

Discounted Cash Flow Value Matrix for Community Bank System.  Austin Associates performed a DCF analysis that estimated the present value per share of Community Bank System’s common stock.  The DCF analysis was based on Community Bank System’s projected earnings as derived from median analyst estimates for the remainder of 2010 through 2012, and modified slightly based on discussions with Community Bank System management.  EPS estimates of $1.87 for 2010, $1.95 for 2011, and $2.07 for 2012 were assumed for this analysis.  The 2012 EPS estimate matches the consensus analyst estimate.  The DCF analysis assumed dividends per share of $0.94 for 2010, $0.96 for 2011, and $1.04 for 2012.  The resulting DCF value matrix is based on a 12% discount rate.  Utilizing a terminal value price-to-earnings multiple range of 12.0 to 14.0 times, along with varying levels of 2012 net income, resulted in the following per share indications of value:

Change to 2012Y	Terminal Value P/E Multiple
Net Income	12.0	13.0	14.0
-10%	$19.17	$20.61	$22.05
0%	$21.09	$22.69	$24.29
+10%	$23.01	$24.78	$26.54

Pro Forma Merger Analysis and Per Share Results.  Austin Associates analyzed the potential pro forma effect of the Merger assuming the following: (1) the Merger is completed at the end of the fourth quarter of 2010 at an Exchange Ratio of 0.392 (assumes Community Bank System Market Price of $24.24), (2)  cost savings equal to 20% of Wilber’s stand-alone projected overhead, with 80% of the savings realized in 2011 and 100% realized in 2012, (3) zero revenue enhancements; (4) transaction costs of $1.0 million for Community Bank System and $7.0 million for Wilber, (5) purchase accounting adjustments, including a $12.5 million discount against Wilber’s loan portfolio; and, (6) a core deposit premium of $9.3 million, amortized straight-line over 7 years.  Management of Community Bank System confirmed the reasonableness of the cost savings, revenue enhancement and transaction cost assumptions for Wilber; Austin Associates selected the remaining assumptions based on its experience, together with targeted preliminary pro forma capital ratio levels as stated by Community Bank System management.  Based on the above assumptions, the pro forma estimated closing tangible equity to assets ratio would equal 5.84 percent and the Tier 1 Leverage ratio would equal 7.37 percent; both of these measures were in the ranges indicated by Community Bank System management.

Austin Associates calculated the effect of the proposed transaction to Wilber’s pro forma equivalent book value per share, tangible book value per share, earnings per share, and dividends per share.  All pro forma per share amounts have been adjusted for the Exchange Ratio.  Presented below are summary results from this analysis:

	Projected
Earnings Per Share	2011	2012
Pro-Forma Equivalent	$0.77	$0.84
Stand-Alone	$0.56	$0.68
% Change	38.2%	22.8%
$ Change	$0.21	$0.15

	Projected
Book Value Per Share	2011	2012
Pro-Forma Equivalent	$7.86	$8.29
Stand-Alone	$7.97	$8.65
% Change	-1.4%	-4.2%
$ Change	$(0.11)	$(0.36)

	Projected
Tangible Book Value Per Share	2011	2012
Pro-Forma Equivalent	$4.25	$4.69
Stand-Alone	$7.54	$8.22
% Change	-43.6%	-42.9%
$ Change	$(3.29)	$(3.53)

	Projected
Dividends Per Share	2011	2012
Pro-Forma Equivalent	$0.38	$0.41
Stand-Alone	$0.00	$0.00
% Change	NA	NA
$ Change	$0.38	$0.41
Actual Stand-Alone DPS (1)	$0.24	$0.24
% Change	58.3%	70.8%
$ Change	$0.14	%0.17

(1)  Based on Wilber’s dividend rate of $0.06 per quarter ($0.24 per year) as of September 30, 2010.

Austin Associates’ Compensation and Other Relationships with Wilber and Community Bank System.  Austin Associates rendered its fairness opinion to the Board of Directors of Wilber in connection with the Merger and has received a fee of $125,000 for its services in connection with the opinion issued as of October 22, 2010 and an additional $25,000 to update it as of the date of this Proxy Statement/Prospectus.  Community Bank System has not engaged Austin Associates to provide any services in the last three years.  Except for some limited services in the third quarter of 2009 regarding a potential acquisition transaction that did not materialize, Wilber has not engaged Austin Associates in the last three years.  In connection with the limited services provided in 2009, Wilber paid Austin Associates a fee of $5,000.  Austin Associates’ fee in connection with issuing the opinion was not, in any way, contingent on completion of the Merger or on the issuance of a favorable opinion.  Wilber has agreed to indemnify Austin Associates against certain liabilities arising out of its engagement.  Austin Associates does not have any other existing or pending engagements with either Wilber or Community Bank System.

Summary.  Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, Austin Associates determined the terms of the Merger Agreement to be fair, from a financial point of view, to Wilber and its shareholders.

The opinion expressed by Austin Associates was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion.  Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Community Bank System or Wilber could materially affect the assumptions used in preparing this opinion.

Voting and Affiliate Agreements with Directors and Executive Officers of Wilber

Community Bank System has entered into a voting agreement with each Director and executive officer of Wilber.  Pursuant to the agreement, each Director and executive officer of Wilber has agreed to vote in favor of the Merger Agreement all of his or her shares of Wilber common stock that he or she is entitled to vote.  The Merger Agreement also requires Wilber to use its best efforts to cause each of its “affiliates” (as defined in the Securities Act) to enter into an affiliate agreement designed to ensure compliance with Rule 145 under the Securities Act which provides a safe harbor for resales of securities by insiders.  All of the Directors and executive officers have executed the affiliates agreement.  Mr. Wright also agreed that in addition to complying with Rules 144 and 145 under the Securities Act, he will not sell more than 150,000 shares in any calendar month without the consent of Community Bank System.

Financial Interests of Certain Wilber Directors and Executive Officers in the Merger

Certain members of management and Directors of Wilber have financial interests in the Merger that are different from, and may conflict with, interests of other Wilber shareholders.  The Wilber Board of Directors was aware of these interests and considered them in approving the Merger Agreement.  These interests are as follows:

Indemnification; Directors’ and Officers’ Insurance

Community Bank System has agreed to indemnify all Directors, officers, and employees of Wilber for a period of six years to the fullest extent permitted by law against:

●
all liabilities and expenses relating to claims, proceedings, or investigations resulting from the person’s status as a Director, officer, or employee of Wilber or any Wilber subsidiary, whether pertaining to matters existing prior to the Merger and whether asserted prior to or after the Merger; and

●	all liabilities and expenses relating to claims, proceedings or investigations arising out of the Merger Agreement or the Merger.

Community Bank System has also agreed that all rights to indemnification and all limitations on liability existing in favor of Wilber’s Directors, officers and employees provided in Wilber’s certificate of incorporation, bylaws or similar governing documents with respect to matters occurring prior to the Merger will continue in full force and effect for a period of six years after the Merger.  Community Bank System has agreed to honor those commitments as though it were the indemnifying party.

Community Bank System will maintain Wilber’s existing directors’ and officers’ liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable,

covering those persons for a period of six years from the date of the Merger, subject to certain maximum cost limits.

Advisory Board

Following the Merger, Community Bank System will invite the former members of Wilber’s Board of Directors, other than Brian R. Wright and Alfred S. Whittet who will be appointed to the Board of Directors of Community Bank System, to serve on an advisory board.  The President and Chief Executive Officer of Community Bank System will also serve on the advisory board.  The advisory board will advise Community Bank on the deposit, lending and financial services activities in Wilber’s former market area and generally work to ensure a smooth transition of business relationships and the continued development of business relationships throughout Wilber’s former market area.  The Merger Agreement provides that the advisory board will be maintained for two years after the Merger, and each member of the advisory board will be paid for each meeting of the advisory board he or she attends at a rate equal to $5,000 per quarter divided by the number of meetings held in any given quarter.  The Merger Agreement provides for the continuation of the advisory board for at least two years following the effective time of the Merger.

Continued Director Fees

Two current Directors of Wilber, Brian R. Wright and Alfred S. Whittet, will become Directors of Community Bank System and Community Bank.  As such, they will receive Directors’ fees and benefits in accordance with Community Bank System’s policies on compensation of non-employee Directors from time to time.  See “The Merger Agreement — Directors, Employees and Employee Benefits” on page 75 for more information.

Retention Payments

Certain retention payments will be paid to Joseph Sutaris, Executive Vice President and Chief Financial Officer, Jeffrey Lord, Regional President of the Southern Tier and Hudson Valley, and Robert Hayes, Regional President of the Capital District.  These officers previously executed Retention Bonus Agreements with Wilber and such payments may be subject to approval by Wilber Bank’s regulators.  See the section entitled “The Merger — Regulatory Approvals and Notices for the Merger” beginning on page 57 for further details about the payments.

Material Federal Income Tax Consequences

Generally.  The following discussion addresses the material Federal income tax considerations of the Merger that are generally applicable to Wilber shareholders.  The following discussion does not deal with all Federal income tax considerations that may be relevant to certain Wilber shareholders in light of their particular circumstances, such as shareholders who:

●	are dealers in securities;
●	are insurance companies or tax-exempt organizations;
●	are subject to alternative minimum tax;
●	hold their shares as part of a hedge, straddle or other risk reduction transaction;
●	are foreign persons; or
●	acquired their Wilber common stock through stock options or otherwise as compensation.

In addition, it does not address the tax consequences of the Merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the Merger, such as the exercise of options or rights to purchase Wilber common stock in anticipation of the Merger.

The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change.  Any change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the Merger to Community Bank System, Wilber and Wilber shareholders.

Neither Wilber nor Community Bank System has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the Merger.  Hinman, Howard Kattell, LLP, Wilber’s attorneys, has rendered an opinion as of February 17, 2011 and, as a condition to the completion of the Merger, will again render an updated opinion at the closing of the Merger, to Wilber to the effect that:

●	the Merger constitutes a tax-free “reorganization” within the meaning of Section 368(a);
●	the Merger will not result in the recognition of gain or loss for federal income tax purposes to Wilber or Community Bank System;
●
Wilber shareholders will not recognize gain or loss if they receive only shares of Community Bank System common stock in the Merger, but gain or loss will be recognized by Wilber shareholders with respect to cash received in lieu of fractional shares;

●
each Wilber shareholder will recognize gain, but not loss, on the exchange in the Merger of Wilber common stock for Community Bank System common stock and cash, in an amount equal to the lesser of the amount of gain realized by the Wilber shareholder with respect to the exchange or the amount of cash received;

●
each Wilber shareholder’s total tax basis in the Community Bank System common stock received in the Merger will be the same as the total tax basis of the shares of Wilber common stock exchanged in the Merger, decreased by the amount of any cash received in the Merger and any tax basis allocable to fractional shares, if any, of Community Bank System common stock for which cash is received, and increased by the amount of gain recognized by Wilber shareholder with respect to cash received; and

●
each Wilber shareholder’s holding period in the Community Bank System common stock issued in the Merger will include the period during which the Wilber shareholder held the Wilber common stock exchanged in the Merger, provided that he or she held the Wilber common stock as capital assets at the effectiveness of the Merger.

The opinion assumes that the Merger will take place in the manner described in the Merger Agreement.  The tax opinion also assumes the truth and accuracy of certain factual representations that have been made by Wilber which are customarily given in transactions of this kind.

Caveat.  Wilber shareholders should recognize that the opinion of Hinman, Howard & Kattell, LLP is not binding on the Internal Revenue Service or the courts.  If the Internal Revenue Service were to assert successfully that the Merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each shareholder of Wilber would be required to recognize gain or loss equal to the difference between (1) the fair market value of all Community Bank System common stock, and the amount of cash, received in the Merger and (2) the tax basis in the Wilber common stock surrendered in the Merger.  If this were to occur, each Wilber shareholder’s total initial tax basis in the Community Bank System common stock received would be equal to its fair market value, and the holding period for the

Community Bank System common stock would begin the day after the Merger.  Assuming that any cash received would not be treated as dividend as described above, the gain or loss would be a long-term capital gain or loss if the holding period for the Wilber common stock was more than one year and the Wilber common stock was a capital asset in the hands of a Wilber shareholder.

The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the Merger that may be relevant to a particular Wilber shareholder.  You are urged  to consult with your own tax advisors regarding the specific tax consequences of the Merger to you, including the applicability and effect of foreign, state, local, and other tax laws.

Accounting Treatment of the Merger

The Merger will be accounted for as a “business combination,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with Community Bank System treated as the acquirer.  Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Wilber as of the effective time of the Merger will be recorded at their respective fair values and added to those of Community Bank System.  Any excess of purchase price over the fair values is recorded as goodwill.  Consolidated financial statements of Community Bank System issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Wilber.

Resales of Community Bank System Common Stock

The shares of Community Bank System common stock to be issued to Wilber shareholders in the Merger will be registered under the Securities Act.  These shares may be traded freely and without restrictions by a Wilber shareholder if he or she is not an “affiliate” of Wilber at the time of the special meeting.  As defined by the Securities Act, an affiliate of Wilber is any person or entity that directly or indirectly controls, is controlled by or is under common control with Wilber.  Affiliates generally include Directors, executive officers and 10% or greater shareholders of Wilber.  Under most circumstances, affiliates must comply with Rule 145 under the Securities Act before selling any Community Bank System common stock they receive in the Merger.

Under Rule 145, during the one-year period after the completion of the Merger, affiliates of Wilber may resell shares of Community Bank System common stock received by them in the Merger only through unsolicited “brokers transactions” or in transactions directly with a “market maker,” as those terms are defined in Rule 144 under the Securities Act.  In addition, during this one-year period after the Merger, the number of shares to be sold by an affiliate (together with certain related persons) may not exceed the greater of:

●	1% of the total number of the outstanding shares of Community Bank System common stock; or
●	the average weekly trading volume of Community Bank System common stock during the four calendar weeks preceding the proposed sale.

After the end of one year from the Merger, an affiliate would be able to sell Community Bank System common stock received in the Merger without the requirements or limitations described above, provided that Community Bank System was current with its periodic filings with the SEC.  Two years after the Merger, an affiliate would be able to sell the shares of Community Bank System common stock received in the Merger without any restrictions.

In addition, persons who become affiliates of Community Bank System after the Merger may resell shares of Community Bank System common stock issued in the Merger, subject to similar limitations and certain filing obligations specified in Rule 144.

The Merger Agreement requires Wilber to use its reasonable best efforts to cause any person who is identified by us as an affiliate of Wilber for purposes of Rule 145 to deliver to Community Bank System, within 30 days of the date of the Merger Agreement, an agreement which contains provisions intended to ensure compliance with the Securities Act and Rule 145.

New York Stock Exchange Listing

Community Bank System has agreed to make an application to list the shares of its common stock to be issued in the Merger on the NYSE.  The stock must be authorized for listing on the NYSE, subject to official notice of issuance, for the Merger to be completed.

Regulatory Approvals and Notices for the Merger

Under the Merger Agreement, Wilber and Community Bank System have agreed to submit applications for all necessary regulatory approvals and to give all requisite notices to governmental agencies regarding both the Merger and the merger of Wilber Bank and Community Bank.  These include approvals of and notices to the OCC and the Federal Reserve Board.

The closing of the Merger is conditioned upon the receipt of all approvals of regulatory authorities required for both mergers, the expiration of all notice periods and waiting periods after the grant of regulatory approvals, and the satisfaction of all conditions contained in any regulatory approvals.

The Comptroller of the Currency.  The Merger is subject to approval by the OCC.  Community Bank filed an application on January 21, 2011 and expects the processing of the application to be completed by approximately March 10, 2011.

The Merger may not be completed until the 15th day following the date of the approval by the OCC.  During this 15-day period, the United States Department of Justice may comment adversely on the Merger or challenge the Merger on antitrust grounds.  The commencement of an antitrust action would stay the effectiveness of the OCC approval unless a court specifically orders otherwise.

You should be aware that the approval by the OCC:

●	reflects only its views that the Merger does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness;
●	is not an opinion of the OCC that the Merger is financially favorable to the shareholders of Wilber or that the OCC has considered the adequacy of the terms of the Merger; and
●	is not an endorsement of or recommendation for the Merger.

Federal Reserve Board.  Under federal regulations, the Merger is eligible for an expedited review process which requires Community Bank System to file certain information with the Federal Reserve Board in connection with the Merger and the Federal Reserve Board determines if a full application is required.  Community Bank System made the preliminary filing with the Federal Reserve Board on February 2, 2011.

Federal Deposit Insurance Corporation.  Between 1999 and September 2010, Wilber entered into Retention Bonus Agreements with a select group of key employees, including 16 currently employees, who were considered to be critical to the integration of continued banking operations in a business combination, such as the Merger.  In order to encourage such individuals to remain employees through the completion of any such business combination, each key employee, based upon his or her contributions to Wilber, was offered a retention payment ranging from 33% of his or her salary to 150% of his or her salary.  These payments will only be made upon the satisfaction of all of the conditions set forth in the respective Retention Bonus Agreement and may be subject to approval by the FDIC and the OCC.  The payment amounts, if any, may be limited by the regulators.

Litigation Relating to the Merger

On November 3, 2010, a shareholder of Wilber filed a lawsuit in the New York Supreme Court captioned Robert E. Becker v. The Wilber Corporation, et al., Index No. 20101266 (Otsego County).  On November 17, 2010, another shareholder filed a lawsuit in the New York Supreme Court captioned Richard N. Soules v. The Wilber Corporation, et al., Index No. 20101317 (Otsego County).  Both lawsuits are brought on behalf of a putative class of Wilber’s common shareholders and seek an order that they are properly maintainable as class actions.

Both complaints name Wilber, Wilber’s Directors, and Community Bank System as defendants and allege that the Director Defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the Merger and allege that Community Bank System aided and abetted those alleged breaches of fiduciary duty.  The complaints allege that the Director Defendants improperly favored Community Bank System and discouraged alternative bids by agreeing to the Merger Agreement’s non-solicitation provision and termination fee provision.  Plaintiffs cite that pursuant to the Merger Agreement, Community Bank agreed to appoint two of Wilber’s Directors to the Boards of Community Bank System and Community Bank, effective upon the closing of the Merger.  Plaintiffs further cite that Community Bank System agreed to establish an advisory board of Community Bank, made up of the current Directors of Wilber.  The complaints also cite that the Directors and officers of Wilber entered into voting agreements to vote their shares of Wilber common stock in favor of the Merger Agreement.  In addition, the complaints allege that the consideration to be received by Wilber’s common shareholders is inadequate and unfair.  The complaints seek declaratory and injunctive relief to prevent the consummation of the Merger, a constructive trust over any benefits improperly received by defendants, and costs including plaintiffs’ attorneys’ and experts’ fees.

Community Bank System and Wilber have answered the complaints and moved for summary judgment dismissing the cases.  Plaintiff in the Becker action has served discovery demands requesting the production of documents by Defendants.

Plaintiffs have moved to consolidate the Becker and Soules lawsuits into one action.  They also seek the appointment of Robert Becker and Richard Soules as Co-Lead Plaintiffs and their respective attorneys as Co-Lead Counsel.

Plaintiffs have moved for leave to amend their complaints, to file one consolidated amended complaint.  Plaintiffs also seek permission to file an amended pleading once the Form S-4 Registration Statement is filed.  The court heard argument on the motions on January 14, 2011 and reserved decision.

Each of Community Bank System and Wilber believes the claims asserted are without merit and intends to vigorously defend against these lawsuits.

Formal Agreement with the Office of the Comptroller of the Currency

On October 13, 2010, Wilber Bank entered into a formal written agreement (the “Formal Agreement”) with the OCC, Wilber Bank’s primary regulator.  The Formal Written Agreement became effective on October 13, 2010 and will remain in effect and enforceable until it is modified, waived or terminated in writing by the OCC.  A copy of the Formal Written Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Wilber on October 19, 2010.

Entry into the Formal Agreement is based on the findings of the OCC during their on-site examination of Wilber Bank as of March 22, 2010.  Since the completion of the examination (the “OCC Exam”), the Board of Directors of Wilber Bank and its management have aggressively worked to address the findings of the OCC Exam, and have already successfully implemented initiatives and strategies to address and resolve a number of the issues noted in the Formal Agreement.  Wilber Bank continues to work in cooperation with its regulators to bring its policies and procedures into conformity with directives.

Under the terms of the Formal Agreement, Wilber Bank is required to take the following actions: (i) adopt and implement a written action plan detailing the Board’s assessment of actions required to correct Wilber Bank’s deficiencies noted in certain OCC exams, along with a timeline for the implementation of such a plan; (ii) ensure continuation of a competent full-time President to carry out the Board’s policies and adequately manage the day-to-day operations of Wilber Bank; (iii) develop, implement and adhere to a written program to improve Wilber Bank’s loan portfolio management and correct each deficiency cited in certain OCC exams; (iv) develop, implement and adhere to a written program to reduce the high level of credit risk; (v) make a diligent effort to obtain credit information on all loans lacking such information and ensure that proper collateral documentation is in place; (vi) protect Wilber Bank’s interest in assets criticized by the OCC; (vii) review and revise its written loan policy; (viii) reverse or charge off all interest that has accrued and is contrary to regulatory call report  requirements;  (ix) adopt, implement and adhere to a policy to ensure proper management of other real estate owned; (x) continue to review the adequacy of Wilber Bank’s allowance for loan losses and maintain a program to ensure an adequate allowance; (xi)  develop, implement and adhere to a three year capital program to include, without limitation, specific plans for maintaining adequate capital, remain “well capitalized”, and a dividend policy that permits declaration of dividends only when in compliance with the capital program and when certain other conditions are met;  (xii) adopt, implement and adhere to a written strategic plan establishing, among other things, objectives for Wilber Bank’s overall risk profile, earnings performance and growth and (xiii) correct each violation of law, rule or regulation cited in the two most recent regulatory examination reports and implement procedures to avoid future violations.

Additionally, Wilber Bank is required to submit periodic progress reports to the OCC regarding various aspects of the foregoing actions.  Wilber Bank’s Board shall appoint a compliance committee to monitor and coordinate the Bank’s performance under the Formal Agreement.  As of the date of this document, Wilber has developed and submitted a detailed action plan to address the Formal Agreement.  The action plan included activities to cure the deficiencies delineated within the Formal Agreement.  The Board of Directors and management believes that it has made significant progress with respect to the Formal Agreement and is now in substantial compliance with a majority of the requirements contained within the Formal Agreement.

In particular,

(i) Wilber’s Board of Directors and management adopted and implemented a written action plan and timeline to correct Wilber Bank’s deficiencies noted in certain OCC exams.  The plan was initially completed and submitted on October 30, 2010 and addressed each Article of the Formal Agreement including the expected date that Wilber Bank would be in compliance with the Article.  A subsequent update to the written action plan was submitted on January 28, 2011 detailing all actions taken by Wilber Bank through December 31, 2010.

(ii) On November 22, 2010 Wilber Bank appointed James M. Mack to succeed Alfred S. Whittet as the full-time President of Wilber Bank to carry out the Board’s policies and adequately manage the day-to-day operation of Wilber Bank.  Mr. Mack has extensive experience in managing troubled institutions, including extensive loan and credit experience, as well as experience in integrating banking company mergers.  Wilber Bank’s management believes it is in full compliance with this provision of the Formal Agreement.

(iii) The Board of Directors approved and management implemented a written program to improve Wilber Bank’s loan portfolio management and correct deficiencies prior to the issuance of the Formal Agreement.  The written program included improving Wilber Bank’s management information systems to more closely monitor problem credits, provide regular written updates and formal reviews of criticized assets and hiring loan “work out” specialists to concentrate on problem credit loss mitigation.  These efforts have been effective in reducing the level of Wilber Bank’s nonperforming loans and potential problem loans through December 31, 2010.   At December 31, 2010, Wilber’s nonperforming assets totaled $21.872 million.  This compares to $25.442 million at September 30, 2010, a $3.570 million decrease between the periods.   In addition, loans 30-89 days delinquent (in performing status) at December 31, 2010 totaled $2.442 million or 0.47% of total loans outstanding.  This compares to $8.469 million or 1.44% of total loans outstanding at December 31, 2009.  Wilber Bank’s management believes it is in full compliance with this provision of the Formal Agreement.

(iv) A written program to reduce the level of credit risk was developed by management and approved by the Board of Directors prior to the issuance of the Formal Agreement.  In addition to regularly reviewing  all credits, management has been actively implementing risk mitigation strategies on each of the problem credits, including, but not limited to foreclosure, obtaining additional collateral from borrowers and pursuing the sale of borrowers’ notes.  At December 31, 2010, Wilber Bank’s potential problem loan pool decreased to $8.597 million or 1.7% of total loans outstanding.  By comparison the potential problem loan pool totaled $24.866 million or 4.2% of total loans outstanding at December 31, 2009.  Wilber Bank’s management believes it is in full compliance with this provision of the Formal Agreement.

(v) In connection with its written program to improve Wilber Bank’s loan portfolio management, management has been actively tracking and pursuing the acquisition of improved credit and collateral documentation.  This included an improvement to Wilber Bank’s management information systems to assure more timely credit and collateral documentation is on file.  Management believes it is actively complying with this provision of the Formal Agreement.

(vi) As part of written program to reduce the level of credit risk, Wilber Bank’s management team has actively implemented and managed action plans with each of the assets criticized by the OCC.  This includes more frequent contact with each of the criticized borrowers, monthly written updates by Wilber Bank’s loan officers to each borrower’s criticized asset report log and definitive action plans to mitigate the Bank’s potential loss in each of the criticized credits.  Management believes it is in full compliance with this provision of the Formal Agreement.

(vii) Wilber Bank’s Board of Directors reviewed and approved revised general and commercial loan policies before and after issuance of the Formal Agreement to assure compliance with all regulatory standards.  The revised policies were written and implemented to improve the control systems for reviewing, underwriting, renewing, approving and closing loans.  The Board of Directors through its compliance and loan and investment committees have worked closely with management to assure that these policies are effectively administered and implemented through the reduction of policy exceptions and credit mitigation tactics, including close monitoring and stricter enforcement of borrower’s loan covenants.  Management believes it is in full compliance with this provision of the Formal Agreement.

(viii) Prior to the issuance of the Formal Agreement management evaluated and enhanced its nonaccrual loan policy in conjunction with the OCC’s requirements.   In implementing the improved policy and related procedures management now meets monthly to review all of Wilber Bank’s criticized assets to determine their nonaccrual status.  In addition, in compliance with the Formal Agreement, during the third and fourth quarters of 2010 management engaged a third party accounting firm to conduct an internal audit review of Wilber Bank’s nonaccrual classifications and the related reversal of interest, if any.  The interest that was accrued contrary to the instructions of the call report for 2009 and 2010, totaled $53 thousand and $78 thousand, respectively.  These amounts were determined not to be material, and as such, adjustments to previously filed call report income statement schedules were not required.  Management believes it is in full compliance with this provision of the Formal Agreement.

(ix) During the third quarter of 2010, Wilber Bank’s Board of Directors adopted a new policy for other real estate owned.  The new policy and related procedures were immediately implemented, and included  enhancements to assure proper and timely insurance protection was established for each property, property tax bills and payments were administered timely and effectively, property rent rolls were obtained, tenants were properly notified of their rights, property marketing and listing plans were developed, other real estate owned related accounting was recorded appropriately, updated appraisals were obtained on a timely basis and authority for determining property disposal values was properly granted. Management believes it is in full compliance with this provision of the Formal Agreement.

(x) Prior to the issuance of the Formal Agreement, Wilber Bank’s Board of Directors and management evaluated enhancements to its allowance for loan loss methodology as recommended by the OCC.  The OCC did not deem the allowance for loan losses to be inadequate, but recommended that a more robust historical loss migration methodology be included in future allowance for loan loss calculations.  Management’s evaluation included the incorporation of historical loss data stratified by loan type and applied or “migrated” back to the prior year end loan risk rating.  Prior to implementation of the enhanced methodology, for internal analytical purposes, it was applied to the December 31, 2009 period. Under the new methodology it was determined that the December 31, 2009 allowance for loan losses of $8.622 million remained adequate, with only insignificant changes to the unallocated component, which decreased from 3.9% of the total allowance for loan losses to 1.3% of the total allowance for loan losses. Management began utilizing the revised methodology in 2010. Wilber Bank’s management is in full compliance with this provision of the Formal Agreement.

(xi) Prior to issuance of the Formal Agreement, the Board of Directors adopted an amended Capital Management Plan.  The Capital Management Plan, as amended, included specific plans and actions for maintaining adequate capital over a three-year period, maintaining “well capitalized” status and complying with Wilber Bank’s dividend policy.  After issuance of the Formal Agreement, management further enhanced its Capital Management Plan to more clearly delineate administrative responsibilities and specifically address actions the Board of Directors and management would take upon triggering certain contingent events.  At December 31, 2010, Wilber Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio and total risk based capital ratios were 8.45%, 13.22% and 14.48%, respectively.  This compares to 7.72%, 11.34% and 12.59% at December 31, 2009. Wilber Bank’s management believes it is in full compliance with this provision of the Formal Agreement.

(xii) The Formal Agreement with the OCC requires Wilber Bank to adopt, amend and adhere to a three year strategic plan.  In connection with this article of the Formal Agreement, Wilber Bank’s Board of Directors elected to pursue merging the Company, in lieu of maintaining an independent company.  In light of this strategic decision, management, with subsequent concurrence from the OCC, has deferred development of a three year strategic plan pending the outcome of the merger with CBSI.  Management anticipates that it will comply fully with this provision of the Formal Agreement in the event the merger with CBSI is not consummated.

(xiii) Wilber Bank’s management has taken all necessary corrective action to correct each violation of law, rule or regulation cited in its two most recent regulatory examination reports and has implemented procedures to avoid future violations.  This included adoption of an enhanced appraisal policy, nonaccrual loan policy, other real estate owned policy and several procedures to assure adherence to these policies.

The actions taken by Wilber Bank’s management and Board of Directors with respect to the Formal Agreement may impact several aspects of the Bank’s future financial results.   We expect that the active management of the criticized assets will, over time, lower the Bank’s overall credit risk profile.  At December 31, 2010, the Bank’s level of loans 30 to 89 days delinquent in performing status was less than 1% of total loans outstanding.  In addition, nonperforming loans and potential problem loans decreased as compared to period ended September 30, 2010.  Although there exists a fair amount of uncertainty regarding the future trend for these credit quality measures, management anticipates improvements to continue, particularly if the commercial real estate markets stabilize.  The stricter credit monitoring practices, underwriting standards and loan closing controls developed and implemented by Wilber Bank during 2009 and 2010, however, may continue to curb new loan generation and, in turn, net interest margin as customers seek out more flexible borrowing arrangements.  If Wilber Bank is successful, in reducing its problem loan levels, however, the requirements to fund the allowance for loan losses may be reduced in future periods.  In addition, the legal expenses associated with pursuing remedies with our borrowers may decrease.

During 2011, however, the active management of problem loans is expected to increase the amount of other real estate owned due to an increase in foreclosure actions pursued by the Bank.  In addition, the costs associated with maintaining these other real estate assets may increase.  Similarly, the level of charge-offs may remain elevated during 2011 as we migrate some of our problem credits through the foreclosure process.

As a result of the Formal Agreement, Wilber Bank has significantly increased its regulatory capital ratios.  The increased capital levels, although necessary to mitigate a higher risk profile, could negatively impact the Company’s return on equity in future periods.

No Appraisal or Dissenters’ Rights

Under Section 910 of the New York Business Corporation Law, shareholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares.  However, this right of dissent and appraisal under Section 910 of the New York Business Corporation Law is not available to holders of Wilber’s common stock in connection with the Merger.  Section 910 of the New York Business Corporation Law provides that shareholders do not have dissenters’ rights with respect to a merger if, on the record date, the stock held by such shareholders is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers, Inc.  Because Wilber’s common stock is listed on the NYSE Amex, Wilber shareholders will not have any appraisal or dissenters’ rights with respect to the Merger.

THE MERGER AGREEMENT

Conversion of Wilber Common Stock

At the effective time of the Merger, each outstanding share of Wilber common stock will be converted into, at the election of each Wilber shareholder, either:

•	a number of shares of Community Bank System common stock equal to the applicable exchange ratio for each share of Wilber common stock owned. The exchange ratio will be:

•	if the market price (as determined below) of Community Bank System common stock is greater than $25.35, in which case the exchange ratio will be equal to 0.3748; or

•	if the market price of Community Bank System common stock is less than $19.71, in which case the exchange ratio will be equal to 0.4820; or

•
if the market price of Community Bank System common stock is equal to or greater than $19.71, or equal to or less than $25.35, the quotient (rounded to the nearest one-thousandths of a share) obtained by dividing $9.50 by the market price of Community Bank System common stock; or

•	cash at the rate of $9.50 for each share of Wilber common stock owned; or

•
a combination of shares of Community Bank System common stock for 80% of the aggregate number of shares of Wilber common stock owned and cash for 20% of the aggregate number of shares of Wilber common stock owned, using the same exchange rates for stock and cash described above.

As used above, the “market price” of Community Bank System common stock is equal to the average closing sale price of Community Bank System common stock over the 10 trading day period immediately prior to the closing date of the Merger

You may obtain current market quotation for the Community Bank System common stock from a number of sources.  The market price of the Community Bank System common stock will fluctuate between the date of this document and the date of the Merger and after the Merger.  Therefore, the value of the shares of Community Bank System common stock that Wilber shareholders may receive in the Merger may increase or decrease prior to and after the Merger, and may be more or less than the amount of cash consideration being offered in the Merger.

The applicable exchange ratio for the Merger may be adjusted appropriately if Community Bank System changes the number of outstanding shares of its common stock before the Merger through any stock split, recapitalization, reclassification or other similar change, or sets a record date for any of the foregoing events prior to the completion of the Merger.

Community Bank System will not issue any fractional shares in the Merger.  Instead, you will receive cash in an amount equal to the product of (1) the average closing sale price of Community Bank System common stock over the 10 trading days immediately prior to the closing date of the Merger, and (2) the fraction of a share of Community Bank System common stock that you would have otherwise been entitled to receive in the Merger.  Community Bank System will pay no interest on any cash in lieu of fractional shares.  American Stock Transfer will serve as exchange agent and will be responsible for sending you any cash payment you have a right to receive.

At the effective time of the Merger, you will no longer have any rights as a holder of Wilber common stock, but you will, upon proper surrender of your Wilber common share certificates, have the rights of a holder of Community Bank System common stock.  For a comparison of the rights you have as a holder of Wilber common stock to the rights you will have as a holder of Community Bank System common stock, please read “Material Differences in the Rights of Shareholders” beginning on page 83.

Election Procedures

Subject to the allocation procedures described in the next section, you will have the right to elect to receive with respect to your shares of Wilber common stock either: all Community Bank System common stock, all cash, or a mixture of shares of Community Bank System common stock for 80% of the shares of Wilber common stock you own, and cash for 20% of the shares of Wilber common stock you own.

All Stock Election.  If you make the all stock election, you will receive a number of shares of Community Bank System common stock equal to the applicable exchange ratio determined in accordance with the section captioned “Conversion of Wilber Common Stock” above, for each share of Wilber common stock you own, subject to the allocation procedures described below.

All Cash Election.  If you make the all cash election, you will receive $9.50 in cash for each share of Wilber common stock you own, subject to the allocation procedures described below.

Mixed Election.  If you make the mixed election, you will receive (i) $9.50 in cash for 20% of the total number of shares of Wilber common stock you own, and (ii) shares of Community Bank System common stock, based upon the applicable exchange ratio, for 80% of the total number of shares of Wilber common stock you own.

Non-Election Shares.  If you do not make an election as to whether you wish to receive all cash, all Community Bank System common stock, or a mixture of 80% stock and 20% cash, or if you do not make a valid election on a timely basis, you will automatically be deemed to have made the mixed election.

Representative Shares.  Record holders of shares of Wilber common stock who hold those shares as nominees, trustees or in other representative capacities may submit multiple election forms/letters of transmittal, provided that those record holders certify that each of the election forms/letters of transmittal covers all of the shares of Wilber common stock held for the benefit of a particular beneficial owner.

Under the terms of the Merger Agreement, no more than 20% of the outstanding shares of Wilber common stock will be converted into the right to receive cash, and no more than 80% the outstanding shares of Wilber common stock will be converted into the right to receive Community Bank System common stock.  Therefore, if the elections result in an oversubscription of either stock or cash, American Stock Transfer will follow the procedures for allocating Community Bank System common stock and cash described below under “Allocation Mechanism.”  Accordingly, you may not receive the form of merger consideration that you elect with respect to all of the shares of Wilber common stock you own.

Election Form/Letter of Transmittal.  You will receive an election form/letter of transmittal and other appropriate and customary transmittal materials in a separate mailing after the closing of the

Merger.  The election form/letter of transmittal will allow you to make either the all cash election, the all stock election or the mixed election.  American Stock Transfer will send each Wilber shareholder who is a holder of record as of the close of business on the closing date the election form/letter of transmittal and make available an election form/letter of transmittal to any person who becomes a holder of Wilber common stock subsequent to the closing date and up and until the close of business on the business day prior to the election deadline.  Wilber and Community Bank System currently expect the election deadline to be on or about May 4, 2011, and will provide further information as to the actual election deadline and procedures in the election form/letter of transmittal which will be provided to each Wilber shareholder after the closing date.

If you wish to elect the type of merger consideration you will receive in the Merger, you should carefully review and follow the instructions to the election form/letter of transmittal.  If you do not make a valid election prior to the election deadline with respect to any of your shares of Wilber common stock, those shares are deemed to be subject to the mixed election.

To make a valid election, you must submit a properly completed election form/letter of transmittal so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions to the election form/letter of transmittal.  An election form/letter of transmittal will be deemed properly completed only if accompanied by stock certificates (or an appropriate guarantee of delivery of stock certificates as set forth in the notice of guaranteed delivery included with the election form/letter of transmittal from a firm that is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that the stock certificates are in fact delivered to the exchange agent within three business days after the date of execution of the guarantee of delivery) representing all shares of Wilber common stock covered by the election form/letter of transmittal (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary identification).

You may revoke an election at any time prior to the election deadline, and you may either resubmit a new election or simply withdraw the prior election.  If you wish to change an election, you may resubmit the election form/letter of transmittal in accordance with the election procedures, so long as the resubmitted election form/letter of transmittal is received by the election deadline.  If you wish to withdraw an election, you must provide written notice of withdrawal to the exchange agent by 5:00 p.m. local time, on the day prior to the election deadline.  In the event of a withdrawal of an election, the exchange agent will, upon receiving a written request from you, return the certificates of Wilber common stock (or guarantee of delivery, if applicable) submitted by you, and you will be deemed to have made a mixed election unless you resubmit another election form/letter of transmittal in accordance with the election procedures.  The exchange agent will have reasonable discretion to determine whether any election, change, or withdrawal request has been properly or timely made and to disregard immaterial defects in any election form/letter of transmittal, and any good faith decisions of the exchange agent and Community Bank System regarding these matters will be binding and conclusive.  Neither Community Bank System nor the exchange agent will be under any obligation to notify any person of any defects in an election form/letter of transmittal.

Deposit of Merger Consideration.  As soon as practicable after the completion of the Merger, Community Bank System will deposit with American Stock Transfer, the transfer agent for its common stock and the exchange agent for the Merger, certificates representing the shares of Community Bank System common stock to be issued in the Merger and cash payable in the Merger, by wire transfer of immediately available funds.

Dividends; Closing of Transfer Books.  Declaration of dividends by Community Bank System after the Merger will include dividends on all Community Bank System common stock issuable in the

Merger.  However, no dividend or other distribution payable to the holders of record of Community Bank System common stock at or as of any time after the completion of the Merger will be paid to the former Wilber shareholders until they physically surrender their certificates as described above (or, if applicable, follow procedures for lost, stolen, destroyed or mutilated certificates), and no interest will be paid on any dividend or distribution.  After the completion of the Merger, the stock transfer books of Wilber will close and there will be no more transfers on the transfer books of Wilber.  If any certificates formerly representing shares of Wilber common stock are presented for transfer after the Merger, those certificates will be cancelled and exchanged for certificates representing Community Bank System common stock and/or checks for cash, as provided in the Merger Agreement, and the shares represented by those certificates will be treated as shares subject to the mixed election if no election form has been presented by the holder by the election deadline.

Lost, Stolen, Destroyed or Mutilated Certificates.  If any certificate formerly representing Wilber common stock is lost, stolen, destroyed or mutilated, Community Bank System can require its holder to give an affidavit to that effect and to deliver an indemnity agreement and/or post a bond in an amount that Community Bank System may direct as indemnity against any claim that may be made by another party with respect to the certificate.  Once these requirements have been satisfied, the exchange agent will issue a certificate representing an appropriate number of shares of Community Bank System common stock.

Allocation Mechanism

Pursuant to the terms of the Merger Agreement, no more than 20% of the outstanding Wilber common stock will be converted into the right to receive cash in the Merger, and no more than 80% of the outstanding Wilber common stock will be converted into the right to receive shares of Community Bank System common stock in the Merger.  Therefore, depending on the aggregate elections made by the Wilber shareholders for each election category, all-cash and all-stock elections are subject to a pro rata allocation to preserve these limitations on the amount of cash to be paid and the number of shares of Community Bank System common stock to be issued in the Merger.  However, the shares of Wilber common stock held by the following type of Wilber shareholders are not subject to this allocation mechanism:

•	shareholders owning 100 or fewer shares of Wilber common stock, who elect to receive all cash for their shares, will receive all cash.

As a result, unless this exception applies to you and your shares, you may receive a mix of cash and stock even if you make the all-cash election or the all-stock election.

Reduction of Shares Entitled to Receive Cash.  If, at the election deadline, the holders of more than 20% of the total number of outstanding shares of Wilber common stock have elected to receive cash pursuant to the all-cash election or the mixed election or have properly exercised their appraisal rights under New York law, then Community Bank System will remove a certain number of shares otherwise subject to the all-cash election and instead treat those shares as being subject to the all-stock election, so that a number of shares equal, as nearly as possible, to 20% of the total number of outstanding shares of Wilber common stock will be exchanged for cash in the Merger or subject to appraisal rights.  Community Bank System will determine the number of shares to be allocated on a pro rata basis in relation to the total number of shares subject to the all-cash election (excepting out the number of shares subject to the all-cash election made by shareholders with 100 or fewer shares).  Wilber shareholders who have made the mixed election will not be required to have more than 80% of their shares of Wilber common stock converted into shares of Community Bank System in the Merger.  Notice of this allocation shall be provided to each Wilber shareholder who had made the all-cash election but will receive stock consideration because of the allocation, after the completion of the Merger.

Increase of Shares Entitled to Receive Cash.  If, at the election deadline, the holders of less than  20% of the total number of outstanding shares of Wilber common stock have elected to receive cash pursuant to the all-cash election or the mixed election, then Community Bank System will remove a certain number of shares otherwise subject to the all-stock election and instead treat those shares as being subject to the all-cash election, so a number of shares equal, as nearly as possible, to 20% of the total number of outstanding shares of Wilber common stock will be exchanged for cash in the Merger. Community Bank System will determine the number of shares to be allocated on a pro rata basis in relation to the total number of shares subject to the all-cash election.  Wilber shareholders who have made the all-stock election or the mixed election will not be required to have more than 20% of their shares of Wilber common stock converted into cash.  Notice of this allocation shall be provided promptly to each Wilber shareholder who had made the all-stock election but will receive cash consideration because of the allocation, after the completion of the Merger .

The allocation described above will be computed and completed by Community Bank System as soon as practicable after completion of the Merger.

Because the Federal income tax consequences of receiving cash, Community Bank System common stock, or both cash and Community Bank System common stock will be different, you are strongly urged to read carefully the information set forth under the caption “The Merger — Material Federal Income Tax Consequences” and to consult your own tax advisors for a full understanding of the Merger’s tax consequences to you. In addition, because the value of the Community Bank System common stock will fluctuate, the economic value per share received by Wilber shareholders who receive the stock consideration may, as the date of the effective time  of the Merger or as of the date of the receipt of the consideration by them, be more or less than the amount of cash consideration per share received by Wilber shareholders who receive cash consideration.

Representations and Warranties

In the Merger Agreement, each party makes customary representations and warranties about themselves concerning various business, legal, financial, regulatory and other pertinent matters.  These representations and warranties will not survive after the Merger.  Under certain circumstances, each of party may decline to complete the Merger if the inaccuracy of the other party’s representations and warranties has a material adverse effect on the other party.

Conditions to the Merger

Mutual Conditions.  Before either of us will be obligated to complete the Merger, the following conditions must have been satisfied:

●	Wilber shareholders approve the Merger Agreement, and all other corporate actions necessary on the part of each party to authorize the Merger are taken;
●
Wilber and Community Bank System receive all approvals or consents required by law or mutually deemed necessary from any applicable governmental agency, all applicable notice or waiting periods under all laws expire, and all conditions contained in the approvals or consents, if any, are satisfied;

●
the SEC declares effective the registration statement covering the Community Bank System common stock to be issued in the Merger, and the registration statement is not the subject of any stop order or any actual or threatened proceeding seeking a stop order;

●
Community Bank System receives all necessary authorizations and permits from state securities agencies or commissions for the issuance of its common stock in the Merger, or confirms that no authorizations or permits are required;

●
there is no order, decree or injunction in effect which prohibits the completion of the Merger, and there is no actual or threatened governmental action or proceeding that prevents the completion of the Merger;

●	the NYSE lists the Community Bank System common stock to be issued to the Wilber shareholders in the Merger, subject to official notice of issuance; and
●
Hinman, Howard & Kattell, LLP, Wilber’s attorneys deliver an opinion to Wilber to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code, and as to certain other related matters.

Conditions to Obligations of Wilber.  Before Wilber will be obligated to complete the Merger, the following additional conditions must have been satisfied:

●
the representations and warranties of Community Bank System contained in the Merger Agreement are true in all material respects on the date of the Merger Agreement and on the closing date.  The representations and warranties may contain inaccuracies if, taken together, they would not have a material adverse effect on Community Bank System;

●	Community Bank System has materially performed its obligations under the Merger Agreement which are intended to be performed before the closing;
●	Community Bank System has delivered a customary closing certificate as to the above two matters;
●	Wilber receives a written fairness opinion from Austin Associates, its financial advisors, dated within five days of the mailing of this document; and
●
the registration statement covering the Community Bank System common stock to be issued in the Merger includes as an exhibit an opinion of Bond, Schoeneck & King, Community Bank System’s outside counsel, concerning certain customary matters related to the Community Bank System common stock to be issued in the Merger.

Conditions to Obligations of Community Bank System.  Before Community Bank System will be obligated to complete the Merger, the following additional conditions must have been satisfied:

●
the representations and warranties of Wilber contained in the Merger Agreement are true in all material respects on the date of the Merger Agreement and on the closing date.  The representations and warranties may contain inaccuracies if, taken together, they would not have a material adverse effect on Wilber;

●
under Section 3.7 of the Merger Agreement, if delinquent loans (defined as (i) all loans with principal and/or interest that are 30-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) loans which constitute troubled debt restructurings under Generally Accepted Accounting Principles or applicable law, (v) Other Real Estate Owned and (vi) net charge-offs from August 31, 2010 through the effective time of the Merger) exceed $32.160 million then Community Bank System can terminate the Merger Agreement (see page 7 for information regarding the amount of delinquent loans as of January 31, 2011);

●	Wilber has materially performed its obligations under the Merger Agreement which are intended to be performed before the closing;
●	Wilber has delivered a customary closing certificate as to the above two matters; and
●
to the extent that any contract or agreement of Wilber requires the consent of or waiver from any other party because of the Merger, Wilber receives the consent or waiver unless the failure to receive the same will not have a material adverse effect on Wilber.

Unless prohibited by law, any of the conditions to the Merger may be waived by the applicable party.  As described below, if these conditions are not satisfied or waived, each of us may have a right to terminate the Merger Agreement under certain circumstances.

Termination

Either Wilber or Community Bank System may terminate the Merger Agreement at any time before the completion of the Merger if:

●	both parties consent in writing to the termination pursuant to the authorization of the respective Boards of Directors;
●
the other party materially breaches, and does not cure within 30 days of written notice to the extent curable, any of the representations or warranties or any covenant or agreement it has made under the Merger Agreement and the breach entitles the party seeking to terminate to not complete the Merger;

●	the parties are not able to obtain required governmental approvals, and all appeals and requests for reconsideration have been exhausted;
●	any governmental entity issued a final and non-appealable order to prohibit the completion of the Merger;
●	Wilber shareholders do not approve the Merger Agreement at a special meeting called for that purpose; or
●	the Merger is not completed on or before May 31, 2011, unless the Merger was not completed principally because the party seeking to terminate breached a covenant or obligation of the Merger Agreement.

In addition, Community Bank System may terminate the Merger Agreement at any time before the completion of the Merger if:

●
Wilber’s Board of Directors withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the transactions contemplated by the Merger Agreement in a manner adverse to Community Bank System, or Wilber did not include in this proxy statement/prospectus the recommendation of its Board of Directors in favor of the approval of the Merger Agreement or the transactions contemplated by it, or the Board of Directors of Wilber resolves to take any of the foregoing actions;

●
following its receipt of a “Takeover Proposal” or the public announcement of a Takeover Proposal, Wilber fails to timely comply with its covenants to call a special shareholders’ meeting, recommend the approval of the Merger Agreement, and solicit proxies in favor of the approval of the Merger Agreement (please see “The Merger Agreement — No Solicitation of Takeover Proposals; Superior Proposals” on page 73 for the definition of a Takeover Proposal);

●
Wilber’s Board of Directors recommends to Wilber shareholders a “Superior Proposal” or Wilber executes a letter of intent, definitive agreement or similar document with respect to a Superior Proposal, or the Board of Directors of Wilber resolves to take any of the foregoing actions (please see “The Merger Agreement — No Solicitation of Takeover Proposals; Superior Proposals” on page 73 for the definition of a Superior Proposal);

●
a tender or exchange offer is commenced in respect of Wilber common stock, and Wilber fails to send to its shareholders, within 10 business days of the commencement, a statement that the Board of Directors of Wilber recommends rejection of the tender or exchange offer; or

●	a Takeover Proposal with respect to Wilber (other than a tender or exchange offer covered by the preceding paragraph) is publicly announced and, upon Community Bank

System’s request, Wilber fails to issue a press release announcing its Board’s opposition to the Takeover Proposal within three business days of the request.

In addition, Wilber may terminate the Merger Agreement at any time before the completion of the Merger if its Board of Directors recommends to the Wilber shareholders a Superior Proposal or if Wilber executes a letter of intent, definitive agreement or similar document with respect to a Superior Proposal, provided that Wilber has complied with the relevant procedures set forth in the Merger Agreement.

In the event either party fails to satisfy the closing conditions set forth in the Merger Agreement (and/or such conditions are not waived by the other party), the other party can terminate the Merger Agreement without completing the Merger, even if Wilber shareholders have already voted to approve the Merger Agreement.  If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect, except with respect to our respective obligations regarding confidential information and termination fee and expenses as set forth in the Merger Agreement.  Please see “The Merger Agreement — Termination Fee and Expenses” on page 74 for further information.  A termination of the Merger Agreement will not relieve the breaching party from liability for its uncured, willful breach.

Conduct of Business Prior to Completion of the Merger; Covenants

The Merger Agreement provides that, during the period from the date of the Merger Agreement (October 22, 2010) to the completion of the Merger, Wilber and Community Bank System will each use reasonable best efforts to maintain its respective properties, businesses and relationships with customers, employees and others, and will cause our respective subsidiaries to do the same.  During the same period, other than as set forth in the Merger Agreement, neither Wilber nor any of its subsidiaries may take any of the following actions, among others, without the prior written consent of Community Bank System (which consent may not be unreasonably withheld):

●
conduct its business other than in the ordinary course, substantially consistent with past practice, or become responsible for obligations of more than $50,000 or which require performance over one year or longer (other than loans and investments booked in the ordinary course;

●	declare, set aside or pay any dividend or make any distribution on any of its stock, other than regular quarterly dividends consistent with past practices;
●	issue any of its stock or cause any of its treasury shares to become outstanding;
●	issue, authorize or amend any rights to acquire its stock or any rights related to its stock;
●	repurchase or reacquire any of its stock or any securities convertible into its stock;
●	incur additional debt or other obligation for borrowed money, except in the ordinary course of business consistent with past practice;
●	effect any recapitalization, reclassification, stock dividend, stock split or similar transaction;
●	amend its certificate of incorporation or bylaws;
●	create or permit any lien or encumbrance on its stock;
●	merge or consolidate with any other entity, or acquire control of any other entity or create a subsidiary;
●	waive, cancel or compromise any material right, debt or claim other than in the ordinary course of business consistent with past practice and with prior notice to Community Bank System;
●
sell or dispose of, or acquire, any assets with a value of more than $50,000, other than in foreclosure or in similar proceedings or transactions in investment portfolio securities in ordinary course of business consistent with past practice;

●	make total capital expenditures of more than $50,000;
●	open or close branches or facilities, or enter into or modify any leases or contracts relating to its branches or facilities;
●
increase compensation of, or pay or provide bonus, incentive, severance or other benefits to, its employees or Directors, except in a manner consistent with past practice or as required by law or existing contracts;

●
adopt, modify or commit itself to any employee benefits plan or any employment agreement, except in the ordinary course of business consistent with past practice or as required by existing plans or contracts;

●	change its lending, investment, asset/liability management or other material banking policies in a material way, except as required by law;
●	change its accounting methods or tax reporting methods, unless required by generally accepted accounting principles or by law;
●
except as may be required by law, take any action that would cause its representations and warranties in the Merger Agreement to become untrue in any material manner, or cause any conditions to the Merger to be unsatisfied; or

●	take or agree to take any other action which would interfere with or delay the Merger or make the Merger more costly.

Until the Merger is completed, except as set forth in the Merger Agreement or as consented to in writing by Wilber (which consent may not be unreasonably withheld), Community Bank System has agreed to conduct its business in the ordinary course and substantially consistent with past practice.  Community Bank System, however, is permitted to acquire or agree to acquire any entity or its assets while the Merger is pending, so long as the acquisition would not materially delay or prevent the completion of the Merger.

In the Merger Agreement, while the Merger is pending, Wilber also agreed to:

●	call and hold a special meeting of its shareholders to vote on the approval of the Merger Agreement, even if Wilber’s Board of Directors withdraws or modifies its recommendation;
●
cause its Board of Directors to recommend that Wilber shareholders vote in favor of the Merger Agreement and to solicit proxies in favor of the Merger Agreement (but subject to fiduciary duties of its Board of Directors); and

●
cause Wilber National Bank to assist Community Bank in preparing for the integration of Wilber National Bank’s business and operations with those of Community Bank after the Merger, to the extent permitted by law, by taking certain enumerated actions.  The parties agreed, however, that the confidentiality of customer information will be maintained until the completion of the Merger.

Furthermore, the Merger Agreement also contains certain other agreements relating to our conduct pending the Merger, including among others those requiring Wilber and Community Bank System to:

●	cooperate with each other to prepare and file with the SEC a registration statement for the Merger;
●
cooperate with each other to take all actions required to comply with all legal requirements and any rules of the NYSE to complete the Merger, and to apply for and obtain all regulatory and third party consents and approvals required to complete the Merger;

●
consult and agree with each other regarding the content of any press release or other public disclosure relating to the Merger, but the parties may each make any disclosure mandated by law or rules of the NYSE after notifying the other party;

●	refrain from taking any action that would adversely affect the qualification of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
●
keep each other advised of all material developments on our respective businesses, and furnish the other party such financial data and other information concerning the furnishing party as may be reasonably requested from time to time;

●
refrain from taking any actions that would cause the Merger to be subject to any “Takeover Laws,” and if the Merger is or becomes subject to any Takeover Laws, to take all actions within its control to exempt the Merger from Takeover Law.  “Takeover Law” means any legal requirement pertaining to mergers, business combinations, sale of control, affiliate transactions or antitrust laws or regulations; and

●	use reasonable best efforts in good faith to take or cause to be taken actions necessary or desirable to complete the Merger on the earliest possible date.

No Solicitation of Takeover Proposals; Superior Proposals

Under the terms of the Merger Agreement, Wilber has agreed not to directly or indirectly solicit, initiate, respond to or encourage any “Takeover Proposal.” A “Takeover Proposal” is any proposal or offer to acquire Wilber (through a merger, recapitalization or other business combination) or a material equity interest in Wilber, or a material portion of Wilber’s assets.  Wilber also agreed to immediately terminate all existing negotiations and discussions concerning a Takeover Proposal, other than with Community Bank System.

In addition, Wilber has agreed not to negotiate, discuss or furnish nonpublic information with or to any third party in connection with a Takeover Proposal or otherwise facilitate the efforts of any third party with respect to a Takeover Proposal, recommend or endorse any Takeover Proposal, or enter into a letter of intent, term sheet or other agreement with a third party providing for a possible Takeover Proposal.

If Wilber becomes aware of or receives a Takeover Proposal, it must immediately notify Community Bank System of that fact and the details of the Takeover Proposal.  Wilber must also inform the party making a Takeover Proposal of Wilber’s obligations under the Merger Agreement with respect to Takeover Proposals.

Notwithstanding the foregoing, unless the Merger Agreement is terminated in accordance with its terms, Wilber may participate in discussions or negotiations with, and furnish non-public information and afford access to its business and properties, to the party making a Takeover Proposal but only if:

●	it is a unsolicited, bona fide Takeover Proposal made in writing;
●
Wilber’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the Board’s fiduciary duties require it to discuss or negotiate with, and provide non-public information and afford access to, the party making the Takeover Proposal; and

●
Wilber’s Board of Directors determines, in its reasonable and good faith judgment, after reasonable inquiry and consultation with its financial advisor, that the Takeover Proposal would be reasonably likely to result in a transaction more favorable to Wilber shareholders than the Merger with Community Bank System, and that the party making the Takeover Proposal is financially capable of consummating it or is capable of obtaining any requisite financing for the Takeover Proposal.

A Takeover Proposal that meets the above three criteria is referred to in the Merger Agreement as a “Superior Proposal.”

If Wilber receives a Superior Proposal, Wilber’s Board of Directors may recommend the Superior Proposal to the shareholders of Wilber if the Board determines in good faith, after consultation with outside legal counsel, that the Board is required by its fiduciary duties to do so.  In that case, the Wilber Board may withdraw, modify or refrain from making its recommendation of the Merger Agreement to the shareholders of Wilber, provided that:

●	Wilber provides Community Bank System at least 48 hours’ prior notice of any Wilber Board meeting at which the Board is reasonably expected to consider a Superior Proposal;
●
Wilber’s Board does not recommend a Superior Proposal to the Wilber shareholders for a period equal to two full business days or 48 hours, whichever is greater, after Community Bank System’s receipt of a copy of the Superior Proposal and the identity of the offering party; and

●
Wilber does not enter into a definitive agreement relating to a Superior Proposal, unless Community Bank System fails to match the terms of the Superior Proposal within a period equal to two full business days or 48 hours, whichever is greater, after Community Bank System’s receipt of a copy of the Superior Proposal and the identity of the offering party.

Even if the Wilber Board withdraws, modifies or refrains from making its recommendation of the Merger Agreement to the shareholders of Wilber as set forth above, unless the Merger Agreement is terminated pursuant to its terms, Wilber must hold and convene a special meeting of its shareholders to vote on the Merger Agreement and must provide to its shareholders material information concerning the special meeting.

Before Wilber provides nonpublic information to a third party as permitted by the Merger Agreement, Wilber must require the third party to deliver a confidentiality agreement that is at least as restrictive as the one executed by Community Bank System, and must furnish the same information to Community Bank System, if not previously disclosed.

Termination Fee and Expenses

Generally.  Except as provided below, Wilber and Community Bank System will each pay its own expenses in connection with the Merger, except that the parties will share equally all filing fees due the SEC in connection with the Merger and all costs associated with the printing and mailing of this document.

Termination Fee and Expenses.  In the event that the Merger Agreement is terminated for certain reasons, Wilber must pay Community Bank System in immediately available funds within three business days of the termination date, a termination fee of $4,000,000 plus all out-of-pocket expenses incurred by Community Bank System and its subsidiaries in connection with the transactions contemplated by the Merger Agreement, up to a total of $500,000.  The termination fee and expenses will be payable if the Merger Agreement is terminated by Community Bank System or Wilber, as applicable, under any of the following circumstances:

●
Wilber’s Board of Directors withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the transactions contemplated by the Merger Agreement in a manner adverse to Community Bank System, or Wilber did not include in this proxy statement/prospectus the recommendation of its Board of Directors in favor of the approval of the Merger Agreement or the transactions contemplated by it, or the Board of Directors of Wilber resolves to take any of the foregoing actions;

●
following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, Wilber fails to timely comply with its covenants to call a special shareholders’ meeting, to recommend the approval of the Merger Agreement, or to solicit proxies in favor of the approval of the Merger Agreement;

●
Wilber’s Board of Directors recommends to Wilber shareholders a Superior Proposal, or Wilber executes a letter of intent, definitive agreement or similar document with respect to a Superior Proposal, or the Board of Directors of Wilber resolves to take any of the foregoing actions;

●
a tender or exchange offer is commenced in respect of Wilber common stock, and Wilber fails to send to its shareholders, within 10 business days of the commencement, a statement that the Board of Directors of Wilber recommends rejection of the tender or exchange offer;

●
a Takeover Proposal with respect to Wilber (other than a tender or exchange offer covered by the preceding paragraph) is publicly announced and, upon Community Bank System’s request, Wilber fails to issue a press release announcing its Board’s opposition to the Takeover Proposal within three business days of the request; or

●
following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, Wilber is in breach of the Merger Agreement such that Community Bank System is not obligated to complete the Merger, or the Wilber shareholders fail to approve the Merger Agreement at a special meeting, or the Merger is not consummated by May 31, 2011 (in each case, unless Community Bank System is then in breach of the Merger Agreement such that Wilber would not be required to complete the Merger, and Wilber had given written notice of that fact to Community Bank System prior to termination).

Directors, Employees and Employee Benefits

Directors.  Community Bank System has agreed to appoint two designees of Wilber to serve as members of Community Bank System’s Board of Directors, in addition to the 14 current Directors of Community Bank System.  The Merger Agreement provides that Wilber’s Board of Directors will nominate these two designees, who must be acceptable to Community Bank System and must remain qualified to serve under applicable laws and regulations and the bylaws of Community Bank System.

Pursuant to the Merger Agreement, the Board of Directors of Wilber has designated Brian R. Wright and Alfred S. Whittet, and Community Bank System has accepted those designees.  The initial term of Mr. Wright will expire at the 2011 annual meeting of Community Bank System shareholders, and the initial term of Mr. Whittet will expire at the 2011 annual meeting of Community Bank System shareholders.  If either of these Wilber designees resigns or becomes ineligible to serve on the Board of Directors of Community Bank System during the initial term, then a majority of the members of the advisory board, consisting of certain of the current members of the Wilber Board and President and Chief Executive Officer of Community Bank System, will be entitled to nominate for approval by Community Bank System an individual meeting all general qualifications for serving on the Board of Directors of Community Bank System and Community Bank to replace the resigned or ineligible Wilber designee.

Subject to the Community Bank System Board’s fiduciary duty, Community Bank System has also agreed to nominate the two designees of Wilber on the Board of Directors of Community Bank System at the 2011 Annual Meeting, and to recommend that Community Bank System shareholders vote in favor of their election, so long as the designees remain qualified to serve under applicable law and regulations and Community Bank System’s or Community Bank’s bylaws.

These two new Directors of Community Bank System designated by Wilber (or their replacements) will also be appointed to serve on the Board of Directors of Community Bank during the same period they serve as Directors of Community Bank System.

Employees and Employee Benefits.  For the purposes of the discussion in this section, references to employees of Wilber or Community Bank System include employees of their respective subsidiaries.

Employees of Wilber who continue as employees of Community Bank System after the Merger will be given credit for past service with Wilber for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all employee benefits plans of Community Bank System in which those employees participate after the Merger.  Community Bank System also agreed to provide benefits to each employee of Wilber who is terminated without cause after the Merger.  Employees terminated without cause within 12 months after the effective time of the Merger shall receive severance benefits under the terms of Wilber’s severance plan and employees terminated without cause later than 12 months after the effective time of the Merger shall receive benefits under Community Bank System’s severance plan (without duplication with any severance or separation plan or program maintained by Wilber).

Wilber agreed to cooperate with Community Bank System to coordinate the post-Merger integration or transition of employee benefit plans and programs maintained by Wilber before the Merger, by terminating one or more of those plans or programs, and/or causing benefit accruals and entitlements to cease, upon the effectiveness of the Merger, or by facilitating the merger of the plans and programs into those maintained by Community Bank System.  Any Wilber employee benefits plans or programs not terminated or amended, nor merged into those of Community Bank System, will be assumed by Community Bank System to the extent permitted by their terms.

Indemnification

Community Bank System agreed to provide, for at least six years following the Merger, indemnification to the current or former Directors, officers and employees of Wilber.  Community Bank System also agreed to provide directors’ and officers’ liability insurance for the Directors and officers of Wilber for at least six years after the completion of the Merger, as long as the premiums for the insurance do not exceed the current premiums expended by Wilber for similar coverage.  For a period of six years after the Merger, Community Bank System agreed to honor the indemnification rights currently provided under the applicable charter documents of Wilber and its subsidiaries to their Directors, officers and employees with respect to matters occurring before the completion of the Merger.  For more details, please see “The Merger — Financial Interests of Certain Wilber Directors and Executive Officers in the Merger — Indemnification; Directors’ and Officers’ Insurance” on page 53.

Amendment and Waiver

Wilber and Community Bank System may agree to amend or supplement the Merger Agreement at any time before completion of the Merger, if approved by our respective Boards of Directors.  However, after the approval of the Merger Agreement by Wilber shareholders, no amendment or supplement which by law requires further shareholder approval may be effected without first obtaining the further approval.  Before completion of the Merger, except as prohibited by law, any provision of the Merger Agreement may be waived by the party for whose benefit the provision was intended.  The Merger Agreement provides that any amendment or supplement must be in writing, and that any waiver must be signed by an executive officer of the party giving the waiver.

Alternate Structure

The Merger Agreement provides that at any time before the Merger is completed, upon the mutual written consent of Wilber and Community Bank System, or at the request of a regulatory authority, the parties may modify the structure of the Merger and related transactions, to the extent that such revised structure does not: (i) reduce or change the amount or form of  consideration to be received by the Wilber shareholders; (2) adversely affect the tax consequences to the Wilber shareholders; or  (3) materially delay or impair consummation of the Merger.  The Merger Agreement and any related documents would then be appropriately amended in order to reflect any such revised structure.

MARKET PRICE AND DIVIDEND INFORMATION

Community Bank System.  Community Bank System common stock is listed on the NYSE under the symbol “CBU.”  The following table contains for each of the indicated calendar quarters the high and low sales prices of Community Bank System common stock as reported on the NYSE, and the dividends declared per share of Community Bank System common stock.

	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2011
Quarter Ending March 31, 2011 (through February 17, 2011)	$28.45	$25.01	$0.24
Year Ended December 31, 2010
Quarter Ended December 31, 2010	$28.95	$22.12	$0.24
Quarter Ended September 30, 2010	$25.93	$21.52	$0.24
Quarter Ended June 30, 2010	$26.49	$21.33	$0.24
Quarter Ended March 31, 2010	$24.25	$17.81	$0.22
Year Ended December 31, 2009
Quarter Ended December 31, 2009	$20.00	$16.36	$0.22
Quarter Ended September 30, 2009	$20.33	$13.78	$0.22
Quarter Ended June 30, 2009	$20.06	$14.22	$0.22
Quarter Ended March 31, 2009	$24.55	$13.24	$0.22

On February 17 2011, the closing price of Community Bank System common stock reported on the NYSE was $25.21.

Community Bank System has historically paid regular quarterly cash dividends on its common stock, and the Board of Directors of Community Bank System presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for other purposes.  However, because substantially all of the funds available for the payment of dividends by Community Bank System are derived from Community Bank, future dividends will depend upon the earnings of Community Bank, its financial condition, its need for funds and applicable governmental policies and regulations.  In addition, the indentures pertaining to the subordinated junior debentures Community Bank System issued in connection with its trust preferred offerings would generally restrict its ability to pay cash dividends if Community Bank System defers interest payments on the subordinated junior debentures.  For further details, please see “Risk Factors — Community Bank System depends on dividends from its banking subsidiary for cash revenues, but those dividends are subject to restrictions” on page 21.

Wilber. Wilber common stock is traded on the NYSE Amex under symbol “GIW.”  The following table contains for each of the indicated calendar quarters the high and low sales prices of Wilber common stock as reported on the NYSE Amex, and the dividends declared per share of Wilber common stock.

	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2011
Quarter Ending March 31, 2011 (through February 17, 2011)	$10.25	$9.24	$0.060
Year Ended December 31, 2010
Quarter Ended December 31, 2010	$11.35	$5.92	$0.00
Quarter Ended September 30, 2010	$6.40	$5.56	$0.060
Quarter Ended June 30, 2010	$7.00	$5.60	$0.060
Quarter Ended March 31, 2010	$8.02	$6.21	$0.060
Year Ended December 31, 2009
Quarter Ended December 31, 2009	$8.65	$5.52	$0.060
Quarter Ended September 30, 2009	$12.00	$7.76	$0.060
Quarter Ended June 30, 2009	$14.15	$6.78	$0.060
Quarter Ended March 31, 2009	$8.40	$6.71	$0.095

On the record date for the Wilber special meeting, there were issued and outstanding approximately 10,719,382 shares of Wilber common stock, held of record by approximately 480 holders.  On February 17, 2011, the last sale price of Wilber common stock reported on the NYSE Amex was $9.48.

Wilber has historically paid regular quarterly cash dividends on its common stock, and the Board of Directors of Wilber presently intends to continue the payment of regular quarterly cash dividends, subject to the need to use those funds for other purposes which was the case for the quarter ended December 31, 2010.  However, because substantially all of the funds available for the payment of dividends by Wilber are derived from Wilber Bank, future dividends will depend upon the earnings of Wilber Bank, its financial condition, its need for funds and applicable governmental policies and regulations.  Under the terms of the Merger Agreement, other than regular quarterly dividends consistent with past practices, Wilber is not permitted to declare, set aside or pay any cash dividends while the Merger is still pending.  In addition, the Formal Agreement requires Wilber to obtain the OCC’s approval for the declaration of any dividend.

The following table is provided for illustrative purposes only.  Based on the dividends declared and paid by Community Bank System and Wilber respectively in the quarter ended September 30, 2010, Wilber shareholders would receive an increase in their dividends per share between $0.03 and $0.056.  There are no assurances that Community Bank System will continue its past dividend practices.

Dividend Conversion Table

CBU Conversion Price	Exchange Ratio	CBU Quarterly Dividend Per Share	Equivalent Dividend Per Share for one Share of GIW	GIW Quarterly Dividend Per Share	Implied Increase in Dividend Per Share
$25.35	.3748	$0.24	$0.09	$0.06	$0.03
$22.18	.4284	$0.24	$0.103	$0.06	$0.043
$19.71	.4820	$0.24	$0.116	$0.06	$0.056

DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM

Wilber shareholders who receive shares of Community Bank System common stock in the Merger will become shareholders of Community Bank System.  Community Bank System is a Delaware corporation subject to the provisions of Delaware law.  Given below is a summary of the material features of the Community Bank System common stock.  This summary is not a complete discussion of the charter documents and other instruments of Community Bank System that create the rights of the shareholders.  You are urged to read carefully those documents and instruments, which have been incorporated by reference as exhibits to the registration statement of which this document is a part.  Please see “Where You Can Find More Information” on page 114 for information on how to obtain copies of those documents and instruments.

General

Community Bank System is authorized to issue 50,000,000 shares of common stock, par value $1.00 per share.  As of February 17, 2011, 33,422,204 shares of common stock were issued and outstanding.  Community Bank System’s certificate of incorporation also authorizes the Board of Directors, without shareholder approval (subject to the rules of the NYSE, if applicable), to issue up to 500,000 shares of preferred stock, par value $1.00 per share, and to establish the relative rights, designations, preferences and limitations or restrictions of the preferred stock.  As of the date of this document, there were no shares of preferred stock issued and outstanding.  As of the date of this document, there were no shares of preferred stock issued or outstanding.

Common Stock

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders.  No shareholders have cumulative voting rights in the election of Directors.

Dividends.  Community Bank System may pay dividends as declared from time to time by the Board of Directors out of funds legally available for dividends, subject to certain restrictions.  The holders of Community Bank System common stock will be entitled to receive any dividends on the common stock in proportion to their holdings.

Rights in Liquidation.  In the event of a liquidation, dissolution or winding up of Community Bank System, each holder of Community Bank System common stock would be entitled to receive, after payment of all debts and liabilities of Community Bank System and after any required distribution to holders of any issued and outstanding preferred stock, a pro rata portion of all remaining assets of Community Bank System.

No Preemptive Rights; No Redemption.  Holders of shares of Community Bank System common stock are not entitled to preemptive rights with respect to any shares of any capital stock of Community Bank System that may be issued.  Community Bank System common stock is not subject to call or redemption.

Certain Certificate of Incorporation and Bylaws Provisions

There are provisions in Community Bank System’s certificate of incorporation and bylaws which are intended to discourage non-negotiated takeover attempts.  These provisions are intended to avoid costly takeover battles and lessen Community Bank System’s exposure to coercive takeover attempts at an unfair price, and are designed to maximize shareholder value in connection with unsolicited offer takeover attempts.  These provisions, however, could reduce the premium that potential acquirors might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

Community Bank System’s certificate of incorporation authorizes the Board of Directors to issue, without further shareholder approval, up to 500,000 shares of preferred stock with rights senior to those of its common stock, except as may be required with respect to a particular transaction by applicable law or by regulatory agencies having jurisdiction over the Community Bank System.  The Board of Directors of Community Bank System is permitted to establish from time to time the relative rights, designations, preferences and limitations or restrictions of the preferred stock.  The preferred stock could be used to deter future attempts to gain control of the Community Bank System.

Community Bank System has a classified Board which provides for the Board to be divided into three classes, as nearly equal in number as possible, with approximately one-third of the Directors to be elected annually for three-year terms.  A classified Board helps to assure continuity and stability of corporate leadership and policy by extending the time required to elect a majority of the Directors to at least two successive annual meetings.  This extension of time may also discourage a tender offer or takeover bid by making it more difficult for a majority of shareholders to change the composition of the Board of Directors.

In addition, Community Bank System’s certificate of incorporation contains a provision which requires that certain business combinations be approved by the affirmative vote of either (a) the holders of three-fourths of the outstanding shares of Community Bank System common stock and a majority of the Board of Directors; or (b) the holders of two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing Directors.  These “supermajority” requirements could result in Community Bank System’s Board exercising a stronger influence over any proposed takeover (subject to its fiduciary duties) by refusing to approve a proposed business combination and by obtaining sufficient additional votes, including votes obtained through the issuance of additional shares to parties friendly to their interests, to preclude the two-thirds or three-fourths shareholder approval requirement.

Community Bank System’s certificate of incorporation also provides that the above described provisions designed to protect Community Bank System from unfriendly takeover attempts can only be amended by the affirmative vote of (a) holders of at least three-fourths of the outstanding shares of Community Bank System common stock and a majority of the Board of Directors, or (b) holders of at least two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing Directors.

Under the certificate of incorporation of Community Bank System, the shareholders of the company are prohibited from approving corporate actions by a written consent in lieu of a meeting.  Instead, any corporate action to be approved by Community Bank System shareholders must be so approved at a shareholders’ meeting.

DESCRIPTION OF CAPITAL STOCK OF WILBER

Given below is a summary of the material features of Wilber’s common stock.  This summary is not a complete discussion of the certificate of incorporation, as amended, and bylaws of Wilber that create the rights of the shareholders.  You are urged to read carefully the certificate and bylaws, which have been filed as exhibits to SEC reports filed by Wilber.  Please see “Where You Can Find More Information” on page 114 for information on how to obtain copies of those reports.

General

Wilber is authorized to issue 16,000,000 shares of common stock, par value $0.01 per share.  As of February 17, 2011, 10,719,382 shares of common stock were issued and outstanding.  Wilber’s certificate of incorporation also authorizes the Board of Directors, without shareholder approval (subject to the rules of the NYSE Amex, if applicable), to issue up to 100,000 shares of preferred stock, no par value, and to establish the relative rights, designations, preferences and limitations or restrictions of the preferred stock.  As of the date of this document, there were no shares of preferred stock issued or outstanding.

Common Stock

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders.  No shareholders have cumulative voting rights in the election of Directors.

Dividends.  Wilber may pay dividends as declared from time to time by the Board of Directors out of funds legally available for dividends, subject to certain restrictions.  The holders of Wilber common stock will be entitled to receive any dividends on the common stock in proportion to their holdings.

Rights in Liquidation.  In the event of a liquidation, dissolution or winding up of Wilber, each holder of Wilber common stock would be entitled to receive, after payment of all debts and liabilities of Wilber and after any required distribution to holders of any issued and outstanding preferred stock, a pro rata portion of all remaining assets of Wilber.

No Preemptive Rights; No Redemption.  Holders of shares of Wilber common stock are not entitled to preemptive rights with respect to any shares of any capital stock of Wilber that may be issued.  Wilber common stock is not subject to call or redemption.

COMPARISON OF RIGHTS OF HOLDERS OF WILBER COMMON STOCK AND COMMUNITY BANK SYSTEM COMMON STOCK

In the Merger, certain shares of Wilber common stock will be converted into Community Bank System common stock and the holders of those Wilber shares will become shareholders of Community Bank System.

Wilber is a New York corporation.  The rights of its shareholders as a holder of Wilber common stock derive from Wilber’s certificate of incorporation and bylaws and from the New York Business Corporation Law.

Community Bank System is a Delaware corporation and the rights of Community Bank System shareholders derive from the Community Bank System certificate of incorporation and bylaws and from the Delaware General Corporation Law.

Certain differences between the rights as a holder of Wilber common stock and the rights as a Community Bank System shareholder are summarized below.  Only the material differences are summarized below and the summary does not purport to be a complete statement of the rights of Wilber shareholders and Community Bank System shareholders.  For a more complete understanding of all rights of Wilber shareholders and Community Bank System shareholders, Wilber and Community Bank System recommend that you read the complete text of the governing corporate instruments of both Wilber and Community Bank System, as well as the applicable law.

Authorized Capital Stock

Community Bank System.  Under its certificate of incorporation, Community Bank System is authorized to issue 50,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, par value $1.00 per share.  Although no shares of preferred stock are currently outstanding, the Board of Directors may, without shareholder approval (subject to the rules of the NYSE, if applicable), issue shares of preferred stock with the relative rights, designations, preferences and limitations or restrictions established by the Board.  The ability of Community Bank System to issue shares of preferred stock could have an anti-takeover effect.

Wilber.  Under its certificate of incorporation, Wilber is authorized to issue 16,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, no par value.  Although no shares of preferred stock are currently outstanding, the Board of Directors may, without shareholder approval (subject to the rules of the NYSE Amex, if applicable), issue shares of preferred stock with the relative rights, designations, preferences and limitations or restrictions established by the Board.  The ability of Wilber to issue shares of preferred stock could have an anti-takeover effect.

Quorum of Shareholders

Community Bank System.  In order to have a quorum for the transaction of business at any shareholders’ meeting, the holders of at least one-third of the shares entitled to vote at the meeting must be present in person or represented by proxy, unless a greater number is required by the Delaware General Corporation Law.

Wilber. In order to have a quorum for the transaction of business at any shareholders’ meeting, the holders of at least a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy, unless a greater number is required by the New York Business Corporation Law.

Nomination of Directors

Community Bank System.  Community Bank System’s bylaws provide that nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors, or by any shareholder entitled to vote at the election who gives advanced written notice to the Secretary not less than 60 days or more than 90 days prior to the meeting (provided that if Community Bank System gives less than 60 days’ notice of the meeting date, the nominating shareholder’s notice must be given within 10 days following the mailing date of the Community Bank System notice).

Wilber. Wilber’s bylaws provide that nominations of persons for election to the Board of Directors may be made by any shareholder entitled to vote at the election who gives advanced written notice to the Secretary not less than 14 days nor more than 50 days prior to the meeting (provided that if Wilber gives less than 21 days’ notice of the meeting date, the nominating shareholder’s notice must be given no later than the close of business on the seventh day following the mailing date of the Wilber notice).

Qualification of Directors

Community Bank System.  Delaware law provides that a Director need not be a shareholder. The Community Bank System certificate of incorporation and the Community Bank System bylaws do not contain further qualifications for Directors.  Currently, all of the Directors of Community Bank System also serve as a Director of Community Bank, which is a national banking association.  The National Bank Act and the related regulations require that a Director of a national banking association must be a citizen of the United States and must own shares of capital stock of the association or its parent company, the aggregate par value, shareholders’ equity or fair market value of which shares is not less than $1,000.  Generally, at least a majority of the Directors of a national banking association must have resided in the state in which the association is located, or within 100 miles of the location of the office of the association, for at least one year immediately before the election as Director and must continue to reside within those areas during the term of office.  Community Bank System has a mandatory retirement policy and under its bylaws, Directors must retire at December 31 of the year in which the Director reaches age 70.

Wilber. Wilber’s bylaws contain qualifications for nominees, including that each Director must be a natural person over the age of 21 and shall not have attained the age of 70 prior to January 1st of the year of their election/re-election.  Further, the Board may declare vacant the office of a Director if the Director is declared of unsound mind by an order of court or convicted of a felony, or for any other proper cause, including but not limited to a material change in the Director’s qualifications or affiliations which gave rise to the Director’s nomination at time of election.  Currently, all of the Directors of Wilber also serve as a Director of Wilber Bank, which is a national banking association.  Wilber’s bylaws, and the National Bank Act and the related regulations require that a Director of a national banking association must be a citizen of the United States and must own shares of capital stock of the association or its parent company, the aggregate par value, shareholders’ equity or fair market value of which shares is not less than $1,000.  Generally, at least a majority of the Directors of a national banking association must have resided in the state in which the association is located, or within 100 miles of the location of the office of the association, for at least one year immediately before the election as a Director and must continue to reside within those areas during the term of office.

Number of Directors

Community Bank System.  The total number of Directors on the Board of Directors may be changed from time to time by the Board or the shareholders.  Neither the certificate of incorporation nor the bylaws imposes any limitation on the total number of Directors of Community Bank System.

Wilber.  The total number of Directors on the Board of Directors shall not be less than five nor more than 25 and shall be set by the shareholders at each annual meeting.

Removal of Directors

Community Bank System.  Under Delaware law, Directors of a corporation with a classified Board (like Community Bank System) may be removed by the holders of a majority of shares entitled to vote at the election of Directors, but only for cause, unless the certificate of incorporation of the corporation provides that they can also be removed without cause.  The certificate of incorporation of Community Bank System permits the shareholders to remove Directors with or without cause.  The Board of Directors is not authorized to remove a Director.

Wilber.  Wilber has a classified Board of Directors.  New York law states that, subject to certain conditions, any or all of the Directors may be removed for cause by vote of the shareholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders so provides, Directors may be removed by action of the Board of Directors.  Wilber’s bylaws provide that the Board may declare the office of a Director vacant if the Director is declared of unsound mind by a court, convicted of a felony, if the Director does not accept his office as a Director within 30 days after his or her election, or for any other proper cause, including but not limited to, material change in the Director’s qualifications or affiliations which gave rise to the Director’s nomination.

Payment of Dividends

Community Bank System.  Delaware law provides that dividends may be paid either out of a corporation’s surplus or, in the event that no surplus exists, from its net profits, if any, from either the year the dividends were declared or the prior year.  Capital surplus is the excess of the net assets of the corporation over the stated capital of the corporation.  There are certain other regulatory and contractual restrictions on Community Bank System’s ability to pay cash dividends.

Wilber.  New York law provides that a corporation may declare and pay dividends or make other distributions, except when the corporation is currently insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. Wilber’s certificate of incorporation states that the Board, in its absolute discretion, may declare dividends out of surplus profits and they may also accumulate or invest such profits as they deem advisable.  There are certain other regulatory and contractual restrictions on Wilber’s ability to pay cash dividends.

Special Meeting of Shareholders

Community Bank System.  Community Bank System’s bylaws provide that a special meeting may be called by the Board, the Chairman of the Board or the executive committee of the Board.

Wilber.  Wilber’s bylaws provide that a special meeting may be called by the Board, the Chairperson of the Board, Vice Chairperson in the Chairperson’s absence, the Chief Executive Officer,

President, a majority of the Board, or by shareholders entitled to cast at least one-tenth of the votes which all shareholders are entitled to cast at the particular meeting.

Rights of Shareholders to Dissent

Community Bank System.  Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation involved in a merger or consolidation.  However, no appraisal rights are available for any stock, which on the record date of the shareholder meeting to approve the transaction, is listed on a national securities exchange or the Nasdaq National Market System, or held of record by more than 2,000 shareholders.  Also, no appraisal rights are available to shareholders of the surviving corporation in a merger if their approval is not required.  Notwithstanding the foregoing, appraisal rights are available for the class or series if the holders thereof receive in the merger or consolidation anything except:

●	shares of stock of the corporation surviving or resulting from such merger or consolidation;
●
shares of stock of any other corporation that, at the effective date of the merger or consolidation, are either listed on a national securities exchange or the Nasdaq National Market System, or held of record by more than 2,000 shareholders;

●	cash in lieu of fractional shares; or
●	any combination of the foregoing.

Wilber.  Under New York law, shareholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares.  For example, subject to certain exceptions, dissenters’ rights are available under New York law to any shareholder of a constituent corporation in the event of a merger if such shareholder is entitled to vote upon the merger or if the corporation is a subsidiary that is merged with its parent.  One of the exceptions under New York law to the general rule described in the preceding sentence, that shareholders have dissenters’ rights with respect to a merger if such shareholder is entitled to vote upon the merger, is that, under New York law, shareholders do not have dissenters’ rights with respect to a merger if, on the record date, the stock held by such shareholders is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers, Inc.  Neither Wilber’s certificate of incorporation nor its bylaws grant any dissenters’ rights in addition to the statutorily prescribed rights.  Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements set forth in the New York Business Corporation Law in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Indemnification and Limitation of Liability

Community Bank System.  The Community Bank System certificate of incorporation provides that a Director shall not be personally liable to Community Bank System or its shareholders for monetary damages for a breach of fiduciary duty, except for liability:

●	for a breach of the duty of loyalty;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the Delaware General Corporation Law; or
●	for any transaction from which the Director derived an improper personal benefit.

Community Bank System will indemnify to the fullest extent permitted by Delaware law any person against liabilities and expenses incurred by reason of the fact that he or she was acting as a Director or officer of Community Bank System.  Community Bank System may also provide indemnification to its employees and agents.  However, indemnification is only available if a person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.  To receive indemnification in a criminal proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Wilber.  Under New York law, a corporation may indemnify its Directors and officers made, or threatened to be made, a party to any action or proceeding related to service as a Director or officer, except for shareholder derivative suits, if the Director or officer acted in good faith and for a purpose that he or she reasonably believed to be in, or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation and, in addition in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.  In the case of shareholder derivative suits, the corporation may indemnify a Director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless, and only to the extent, that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification.  Except as provided in the preceding sentence, unless ordered by a court pursuant to the New York Business Corporation Law, any indemnification under the statute as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the New York Business Corporation Law, indemnification is authorized in the specific case and after a finding that the Director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, by (i) the board of directors upon the written opinion of independent legal counsel or (ii) the shareholders.  Further, New York law permits a corporation to purchase directors and officers liability insurance.

Wilber’s bylaws provide that any person made or threatened to be made a party to any action or proceeding (civil or criminal), by reason of the fact that he is or was a Director or officer of Wilber shall be indemnified by Wilber against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, to the fullest extent permitted by New York law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Voting Rights and Restrictions with Respect to Mergers

Community Bank System.  Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires approval by a majority of the outstanding shares, unless the corporation’s certificate of incorporation requires a higher percentage.  Where approval of shareholders is required by Delaware law, the Community Bank System certificate of incorporation requires a higher percentage with respect to “business combinations” with “interested shareholders” as discussed below.

An interested shareholder is the beneficial owner of common stock representing three percent or more of the votes entitled to be cast, an affiliate or associate of Community Bank System who was an interested shareholder at any time during the preceding two years, or an assignee or successor in interest of shares which were owned at any time during the preceding two years by an interested shareholder.

A business combination between Community Bank System and an interested shareholder requires the approval of a majority of the Board of Directors and at least three-fourths of the votes entitled to be cast, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing Directors.  A “business combination” includes:

●	a merger or consolidation with Community Bank System or any of its subsidiaries;
●
any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving any assets or securities of Community Bank System or any of its subsidiaries having an aggregate fair market value of $3,000,000 or more;

●	the adoption of any plan or proposal for the liquidation or dissolution of Community Bank System;
●
any reclassification of securities, recapitalization, any merger or consolidation of Community Bank System with one of its subsidiaries, or any other transaction which has the effect of increasing the proportion of the outstanding shares of any class of equity or convertible securities which is beneficially owned by an interested shareholder; and

●	any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing.

In addition, Section 203 of the Delaware General Corporation Law applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by a corporation and certain of its shareholders.  Community Bank System has not elected to “opt out” of Section 203, as permitted by that section.  Section 203 provides, in essence, that an “interested shareholder,” defined as a shareholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to the statute and its affiliates and associates, may not engage in certain “business combinations” with the corporation for a period of three years subsequent to the date on which the shareholder became an interested shareholder unless:

●	prior to that date, the corporation’s Board of Directors approved either the business combination or the transaction in which the shareholder became an interested person, or
●
the business combination is approved by the corporation’s Board of Directors and authorized at a shareholders’ meeting by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested person.

Section 203 defines the term “business combination” to include a wide variety of transactions with or caused by an interested person in which the interested person receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, certain asset sales, certain issuances of additional shares to the interested person, transactions with the corporation which increase the proportionate interest of the interested person or transactions in which the interested person receives certain other benefits.

Wilber.  Under Wilber’s certificate of incorporation, no merger, consolidation, nor any action that would result in the sale or other disposition of all or substantially all of the assets shall be valid unless it is approved by sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the corporation.  This provision can only be amended by an affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock.

The certificate of incorporation also provides that the Board may oppose a tender or other offer for Wilber’s securities, whether the offer is in cash or in the securities of a corporation or otherwise.  The Board may consider any pertinent issues, including, but not limited to, whether the offer price is acceptable based on the historical and present operating results or financial condition of Wilber, whether a more favorable price could be obtained for its securities in the future, the financial and managerial resources, reputation, business practices and future prospects of the offeror, the possible impact on Wilber’s business, subsidiaries, employees, customers, suppliers, and creditors, and the effect on the community in which Wilber operates, the value of the securities which are being offered in exchange for Wilber’s stock, and any legal and regulatory issues raised by the offer.  If the Board determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including but not limited to, advising the shareholders not to accept the offer, instituting a law suit against the offeror, filing a regulatory complainant, acquiring Wilber securities, selling or issuing additional securities, acquiring another company to create an antitrust or other regulatory problem for the offeror, adopting a shareholders’ rights plan, amending Wilber’s certificate of incorporation, or soliciting additional offers.

Section 912 of the New York Business Corporation Law generally provides that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years following the interested shareholder’s becoming such.  Such a business combination would be permitted where it is approved by the Board of Directors before the interested shareholder’s becoming such.  Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions.  An interested shareholder is generally a shareholder owning at least 20% of a corporation’s outstanding voting stock.  In addition, New York corporations may not engage at any time with any interested shareholder in a business combination other than: (i) a business combination approved by the Board of Directors before the interested shareholder acquired a 20% or more interest in the corporation, or where the interested shareholder’s acquisition of its 20% interest was approved in advance by the Board of Directors; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the interested shareholder acquired its 20% interest; or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and that meets certain other requirements.

A corporation may opt out of the interested shareholder provisions of Section 912 by expressly electing not to be governed by such provisions in its bylaws, provided, that any such provision must be approved by the affirmative vote of a majority of  the outstanding voting stock of such corporation and is subject to further conditions.  Wilber’s bylaws do not contain any provisions electing not to be governed by Section 912.

Amendment to Certificate of Incorporation

Community Bank System.  Under Delaware law, the Community Bank System certificate of incorporation may be amended only if the amendment is first proposed by the Community Bank System Board of Directors and is approved by a majority of outstanding shares entitled to vote thereon.  Where the rights of a certain class of shares is affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment.  Under Community Bank System’s certificate of incorporation, amendments to provisions relating to the election and classification of Directors, the limitation of Director’s liability, a business combination with interested shareholder or an amendment to the certificate require the approval of a majority of the Board of Directors and at least three-fourths of the votes entitled to be cast by the holders of Community Bank System common stock, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing Directors.

Wilber.  Under New York law, subject to limited exceptions, amendments to the certificate of incorporation must be approved by a vote of a majority of all outstanding shares entitled to vote on the proposed amendment, except that mergers and consolidations require the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote.  The affirmative vote of at least 75% of the outstanding shares entitled to vote is require to authorize certain business combinations involving a 20% or more shareholder.

Amendment to Bylaws

Community Bank System.  The Board of Directors of Community Bank System may adopt, amend or repeal Community Bank System’s bylaws by a majority vote, provided that the bylaws may also be adopted, amended or repealed by the shareholders of Community Bank System by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter.

Wilber.  The Board of Directors of Wilber may adopt, amend or repeal Wilber’s bylaws by a majority vote, provided that the bylaws may also be adopted, amended or repealed by the shareholders of Wilber by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter.

EXECUTIVE COMPENSATION

The following executive compensation information is provided by Community Bank System and Wilber.  Except for the salary information contained in the Summary Compensation Tables, the compensation figures provided in this document are preliminary and may be subject to adjustment upon a full review by each company’s respective compensation committees.  Community Bank System and Wilber will each disclose in separate Form 8-K filings any adjustments to the compensation information set forth below and the remaining balance of the information required to be disclosed by each company pursuant to Item 402 of Regulation S-K.  The anticipated date for these filings will be on or about March 1, 2011.  Shareholders are urged to read these Form 8-Ks when they are available.  Please see “Where You Can Find More Information” on page 114 for information on how to obtain copies of these filings without charge upon written or oral request.

Community Bank System

The following table summarizes the compensation of the named executive officers for the fiscal years end December 31, 2010, 2009 and 2008.  The named executives are Community Bank System’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (reduced, if required, by the amount set forth in the column entitled Change in Pension Value and Nonqualified Deferred Compensation Earnings).  The material terms of the employment, consulting and separation agreements with the named executives are set forth under the section entitled “Employment Agreements.”

SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2010, 2009 and 2008

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Mark E. Tryniski President,	2010	$454,230	$432,008	$96,562	$181,133	$142,562	$29,620	$1,336,115
Chief Executive	2009	$471,700	$74,399	$275,501	$242,551	$217,307	$45,679	$1,327,137
Officer and Director	2008	$441,002	$69,339	$69,335	$223,600	$240,355	$44,494	$1,088,125
Scott A. Kingsley Executive	2010	$320,003	$166,009	$37,106	$78,683	$79,383	$24,557	$705,741
Vice President and	2009	$332,310	$28,512	$112,881	$110,000	$74,110	$32,089	$689,902
Chief Financial Officer	2008	$309,915	$29,107	$29,098	$94,000	$45,145	$29,798	$537,063

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Brian D. Donahue Executive	2010	$263,006	$136,438	$30,498	$64,651	$137,334	$19,444	$651,371
Vice President and	2009	$273,122	$23,468	$95,227	$84,158	$149,611	$27,096	$652,682
Chief Banking Officer	2008	$255,024	$24,639	$24,642	$79,500	$80,201	$25,142	$489,148
George J. Getman, Executive	2010	$315,000	$163,418	$36,528	$77,445	$93,384	$14,093	$699,868
Vice President and	2009	$327,115	$41,403	$102,023	$99,000	$48,942	$19,446	$637,929
General Counsel (6)	2008	$294,231	$99,350	$0	$0	$28,491	$8,419	$430,491
J. David Clark	2010	$106,099	$88,342	$19,746	$44,193	$98,096	$10,834	$367,310
Senior Vice President and Chief	2009	$212,197	$15,205	$61,963	$58,000	$101,972	$28,006	$477,343
Credit Officer (7)	2008	$198,387	$16,046	$16,049	$51,765	$30,336	$25,025	$337,608
Robert P. Matley Executive Vice President and President, Pennsylvania Banking	2010	$200,852	$86,842	$19,407	$41,696	$37,378	$27,881	$414,056

(1)
The amounts in this column reflect the aggregate grant date fair value of restricted stock awards issued in 2010 pursuant to the Company’s 2004 Long-Term Incentive Compensation Program computed in accordance with FASB ASC Topic 718.  Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2010, which will be updated in the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K which is expected to be filed with the Securities and Exchange Commission in March 2011.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock option awards in 2010 pursuant to Community Bank System’s 2004 Long-Term Incentive Compensation Program computed in accordance with FASB ASC Topic 718.  These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options.  Assumptions used in the calculation of these amounts are included in footnote L to Community Bank System’s audited financial statements for the fiscal year ended December 31, 2009 included in Community Bank System’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2010, which will be updated in Community Bank System’s audited financial statements for the fiscal year ended December

31, 2010 included in Community Bank System’s Annual Report on Form 10-K which is expected to be filed with the Securities and Exchange Commission in March 2011.

(3)
For all named executives, the amounts shown in this column reflect payments received in the named year for performance in the prior year under Community Bank System’s Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees.  The awards for the 2009, 2008 and 2007 plan year (paid in 2010, 2009 and 2008) were approximately 75%, 110% and 108% of the target amount.

(4)
The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under Community Bank System’s Pension Plan and the named executive’s individual supplemental executive retirement agreement.  No earnings are deemed above-market or preferential on compensation deferred under Community Bank System’s non-qualified Deferred Compensation Plan.  All contributions to the Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by Community Bank System.

(5)
The amounts in this column include: (a)  the reportable value of the personal use of company-owned vehicles amounting to $9,548 for Mr. Tryniski; $4,725 for Mr. Kingsley; $4,597 for Mr. Donahue; $4,268 for Mr. Clark; and $8,792 for Mr. Matley; (b) the value of group term life insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Kingsley, Donahue, Getman, Clark and Matley received $690, $450, $690, $690, $645, and $1,290, in 2010, respectively; (c) the Company’s contributions to the 401(k) Employee Stock Ownership Plan, a defined contribution plan, amounting to $11,025 for Mr. Tryniski, Mr. Kingsley, Mr. Donahue, Mr. Getman, and Mr. Matley and $5,921 for Mr. Clark; and (d)  the Company’s payment for country and/or social club memberships amounting to $8,357 for Mr. Tryniski and Mr. Kingsley; $3,132 for Mr. Donahue; $2,378 for Mr. Getman; $0 for Mr. Clark; and $6,774 for Mr. Matley.  Community Bank System does not maintain any “split-dollar” arrangements for the named executive officers.

(6)
Mr. Getman joined Community Bank System as Executive Vice President and General Counsel on January 1, 2008.  As a result, he was not eligible for equity and non-equity incentive compensation awards made in connection with 2007 performance objectives and paid in 2008.

(7)	Mr. Clark retired from Community Bank System on July 2, 2010.

The following Grants of Plan-Based Awards table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2010.  All equity awards are made under the terms of Community Bank System’s 2004 Long-Term Incentive Compensation Program and the non-equity awards are made under the terms of Community Bank System’s Management Incentive Plan (“MIP”).  The MIP awards and the equity awards were subject to the satisfaction of 2010 performance objectives and were paid or granted in 2011.

GRANTS OF PLAN-BASED AWARDS

		Potential Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)	Potential Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target ($)	Threshold (#)	Target (#)		Maximum (#)	Exercise or base price of options awards	Grant date fair value of stock and option awards
Mark E.		$227,115
Tryniski	1/19/11			14,357	(2)		$27.36	$96,024
	1/19/11			3,510	(3)			$96,034
Scott A.		$112,001
Kingsley	1/19/11			6,476	(2)		$27.36	$43,313
	1/19/11			1,583	(3)			$43,311
Brian D.		$92,052
Donahue	1/19/11			5,298	(2)		$27.36	$35,435
	1/19/11			1,295	(3)			$35,431
George J.		$110,250
Getman	1/19/11			6,377	(2)		$27.36	$42,651
	1/19/11			1,559	(3)			$42,654
J. David		0		0			0
Clark		$50,213
Robert P.	1/19/11			2,886	(2)		$27.36	$19,302
Matley	1/19/11			705	(3)			$19,289

(1)
The amounts in this column represent target awards under the MIP, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made.  Awards paid pursuant to the MIP (if any) are not subject to minimum or maximum amounts.  The actual awards for the 2010 plan year (paid in 2011) were approximately 137.5% of the target amount set forth in this table due to the performance levels achieved for 2010 being above target by 37.5%.  The MIP awards could be increased for above targeted performance and reduced for less than targeted performance based upon the Corporate Goals described under the section entitled “Annual Bonus pursuant to the Management Incentive Plan” and personal performance.  The MIP awards paid to the named executives in 2010 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”  These amounts were determined based upon the satisfaction of the 2009 MIP performance objectives.

(2)
The stock options are granted pursuant to the 2004 Long-Term Incentive Compensation Program.  The options are subject to time vesting requirements.  The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on January 20, 2012, 2013, 2014, 2015, and 2016.  Upon the named executive’s termination, the named executive generally has three months to exercise any vested options.  Except for employees retiring in good standing, all unvested options at the date of termination are forfeited.  For employees who retire in good standing, all unvested options will become vested as of the retirement date.  Such retirees may exercise the options before the expiration date.

(3)
The shares of restricted stock are granted pursuant to the 2004 Long-Term Incentive Compensation Program.  The restricted stock vests ratably over five years and are subject to forfeiture upon termination of employment for any reason.  During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends.  Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

The following table summarizes the equity awards Community Bank System has made to the named executives which are outstanding as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Mark E. Tryniski	15,000	0	$18.95	6/2/2013	31,373	$871,228
	14,676	0	$24.15	1/21/2014
	12,674	0	$24.84	1/19/2015
	12,190	3,048	$23.74	1/18/2016
	34,999	4,445	$22.94	1/17/2017
	6,229	9,345	$18.09	1/16/2018
	3,264	13,059	$18.08	1/29/2019
	41,949	0	$17.82	4/22/2019
	0	17,360	$19.48	1/20/2020
Scott A. Kingsley	15,000	0	$22.53	8/2/2014	12,176	$338,128
	10,139	0	$24.84	1/19/2015
	9,955	2,489	$23.74	1/18/2016
	14,689	1,866	$22.94	1/17/2017
	2,614	3,922	$18.09	1/16/2018
	1,251	5,006	$18.08	1/29/2019
	17,606	0	$17.82	4/22/2019
	0	6,671	$19.48	1/20/2020
Brian D. Donahue	8,954	0	$13.10	1/1/2012	10,046	$278,977
	10,298	0	$15.68	1/1/2013
	9,078	0	$24.15	1/21/2014
	10,139	0	$24.84	1/19/2015
	9,345	2,337	$23.74	1/18/2016
	12,497	1,587	$22.94	1/17/2017
	2,214	3,321	$18.09	1/16/2018
	1,029	4,120	$18.08	1/29/2019
	14,978	0	$17.82	4/22/2019
	0	5,483	$19.48	1/20/2020

	Option Awards (1)	Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
J. David Clark	7,570	0	$13.10	1/1/2012	0	$0
	8,528	0	$15.68	1/1/2013
	7,516	0	$24.15	1/21/2014
	6,371	0	$24.84	1/19/2015
	7,704	0	$23.74	1/18/2016
	9,176	0	$22.94	1/17/2017
	3,605	0	$18.09	1/16/2018
	3,338	0	$18.08	1/29/2019
	9,758	0	$17.82	4/22/2019
	3,550	0	$19.48	1/20/2020
Robert P. Matley	2,218	0	$24.84	1/19/2015	6,842	$190,002
	2,942	736	$23.74	1/18/2016
	1,491	995	$22.94	1/17/2017
	1,734	2,601	$18.09	1/16/2018
	984	3,937	$18.08	1/29/2019
	0	3,489	$19.48	1/20/2020

(1)	Stock options and restricted stock are not transferable.

(2)
Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period, except for performance options which are subject to satisfaction of performance goals.  For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for options expiring on January 1, 2008, the final portion of the award vested on January 1, 2003).

(3)
Employee restricted stock generally vests in five equal installments on the anniversary of the grant date over a five year period.  The restricted stock reflected in this column was granted on January 17, 2007, January 16, 2008, January 29, 2009, and January 20, 2010, with the exception of restricted stock granted to Mr. Getman in connection with joining Community Bank System in 2008 which shares vest ratably over three years.

(4)	Based on the closing market value of Community Bank System’s common stock on December 31, 2010 of $27.77 per share, as reported on the New York Stock Exchange.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2010.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mark E. Tryniski	0	$0	2,160	$41,710
Scott A. Kingsley	0	$0	876	$16,916
Brian D. Donahue	9,844	$105,053	735	$14,193
George J. Getman	0	$0	2,124	$41,014
J. David Clark	5,514	$50,319	2,957	$57,100
Robert P. Matley	0	$0	588	$11,354

(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.

RETIREMENT PLAN BENEFITS

The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements.  Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in Community Bank System’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	8	$394,674	$0
	Supplement Executive Retirement Agreement	8	$496,187	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	6	$304,154	$0
	Supplement Executive Retirement Agreement	6	0	$0
Brian D. Donahue	Community Bank System, Inc. Pension Plan	19	$736,033	$0
	Supplement Executive Retirement Agreement	19	$0	$0
George J. Getman	Community Bank System, Inc. Pension Plan	3	$111,723	$0
	Supplement Executive Retirement Agreement	3	$59,094	$0
J. David Clark	Community Bank System, Inc. Pension Plan	18	$495,518	$0
Robert P. Matley	Community Bank System, Inc. Pension Plan	7	$139,733	$0
	Supplement Executive Retirement Agreement	7	$26,695	$0

Pension Plan

The named executives participate in Community Bank System’s Pension Plan, as do the other salaried employees.  The Pension Plan is a tax-qualified defined benefit pension plan.  Under the traditional formula, eligible participants generally accrue benefits based on the participant’s years of service and the participant’s average annual compensation for the highest consecutive five years of plan participation.  Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.

Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance.  Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year.  Service credits accrue at a rate between 5 percent and 6.10 percent, based on the participant’s age and date of participation.  Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.

Supplemental Retirement Agreements

In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  Messrs. Tryniski, Kingsley, Donahue and Getman have entered into SERP agreements providing such post-retirement benefits.

Mark E. Tryniski.  Under Mr. Tryniski’s SERP, Community Bank System has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of (i) 3%, times (ii) Mr. Tryniski’s years of service up to a maximum of 20 years, times (iii) his final average compensation.  The SERP benefit is then reduced by Mr. Tryniski’s other company-provided retirement benefits. If Mr. Tryniski’s employment is terminated without cause in connection with a change in control or (subject to required notices to Community Bank System and opportunities to cure by Community Bank System) if Mr. Tryniski resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, Community Bank System will treat Mr. Tryniski as vested with five additional years of service in the SERP benefit.  Community Bank System has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change of control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with Community Bank System or his attainment of age 55.  Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.

Scott A. Kingsley.  Under Mr. Kingsley’s SERP, Community Bank System has agreed to provide Mr. Kingsley with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Kingsley’s years of service up to a maximum of 20 years, times (iii) his final average compensation.  This benefit is then reduced by other retirement benefits provided to Mr. Kingsley under Community Bank System’s Pension Plan.  Mr. Kingsley will be entitled to the foregoing SERP benefit (i.e., will become “vested”) only upon his satisfactory, continuous and full time service in a senior executive capacity through March 31, 2014.  If Mr. Kingsley fails to meet the vesting requirements, he will be entitled to benefits which are generally equal to the excess (if any) of (x) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (I) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (II) Internal Revenue Code Section 415 is disregarded, minus (y) the annual benefit actually payable to him pursuant to the Pension Plan.  If Mr. Kingsley’s employment is terminated without cause in connection with a change in control or (subject to required notices to Community Bank System and opportunities to cure by Community Bank System) if Mr. Kingsley resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, Community Bank System will treat Mr. Kingsley as vested with five additional years of service in the SERP benefit.  Community Bank System has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change of control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Kingsley’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with Community Bank System or his attainment of age 55.  Unless Mr. Kingsley elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Kingsley’s life.

Brian D. Donahue and George J. Getman.  Under the SERP agreements for Messrs. Donahue and Getman, Community Bank System shall pay the employee an annual supplemental retirement benefit generally equal to the excess (if any) of (i) the annual benefit that he would have earned pursuant to Community Bank System’s Pension Plan if (a) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to him pursuant to the Pension Plan.  The SERP benefit is payable beginning on the first day of the seventh month that follows the later of the employee’s cessation of employment with Community Bank System or his attainment of age 55.  Unless the executive elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.  The SERP agreements for Messrs. Donahue and Getman do not contain change in control provisions.

Nonqualified Deferred Compensation Plan

The following table shows the executive contribution, Community Bank System’s contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($) (2)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$26,000	$0	$34,191	$(92,126)	$104,002
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$20,800	$0	$32,270	$(123,613)	$75,804
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$13,650	$0	$445	$(60,107)	$3,581
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$16,250	$0	$8,668	$(56,250)	$9,695
J. David Clark	Community Bank System, Inc. Deferred Compensation Plan	$8,498	$0	$3,293	$0	$75,297
Robert P. Matley	Community Bank System, Inc. Deferred Compensation Plan	$5,649	$0	$0	$0	$5,649

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table.

(2)
Effective December 31, 2010 the CBSI Pension Plan was amended to increase the Supplemental Account Balance.  This amount is referenced as an Account Reduction under Section 3.04 of the Deferred Compensation Plan.  The account balance illustrated in the above chart has been reduced by the executive specific Supplemental Account Balance provided under the CBSI Pension Plan.  The earnings credited in the Deferred Compensation Plan are based on the account balance prior to the Account Reduction offset.

Potential Payment on Termination or Change in Control

Community Bank System has entered into employment agreements that provide severance benefits to the named executives.  Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by Community Bank System because of death, disability, involuntary retirement or a change in control.  The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements under the section entitled “Employment Agreements.”  Payments under the employment agreement may be made in a lump sum or in installments.  In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.

The following table describes the potential payments and benefits under Community Bank System’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2010 termination date.

		Expected Post-Termination Payments ($)	Incremental pension benefit (present value) ($) (1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (unamortized as of 12/31/09) ($) (2)	Total Termination Benefits ($) (3)
Mark E. Tryniski
•	Death	$113,558	$0	$0	$562,671	$676,229
•	Disability	227,115	0	0	562,671	789,786
•	Involuntary termination without cause	1,249,132	0	0	562,671	1,811,803
•	Involuntary or good reason termination after CIC	1,873,698	955,117	38,267	562,671	3,429,753
Scott A. Kingsley
•	Death	$80,001	$0	$0	$218,863	$298,864
•	Disability	160,002	0	0	218,863	378,865
•	Involuntary termination without cause	392,003	0	0	218,863	610,866
•	Involuntary or good reason termination after CIC	1,176,009	55,592	38,593	218,863	1,489,057

		Expected Post-Termination Payments ($)	Incremental pension benefit (present value) ($) (1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (unamortized as of 12/31/09) ($) (2)	Total Termination Benefits ($) (3)
Brian D. Donahue
•	Death	$65,752	$0	$0	$180,915	$246,667
•	Disability	131,503	0	0	180,915	312,418
•	Involuntary termination without cause	866,507	0	0	180,915	1,047,422
•	Involuntary or good reason termination after CIC	966,618	0	38,267	180,915	1,185,800
George J. Getman
•	Death	$78,750	$0	$0	$196,564	$275,314
•	Disability	157,500	0	0	196,564	354,064
•	Involuntary termination without cause	386,000	0	0	196,564	582,564
•	Involuntary or good reason termination after CIC	1,158,000	49,192	1,906	196,564	1,405,662
J. David Clark
•	Death	$0	$0	$0	$0	$0
•	Disability	0	0	0	0	0
•	Involuntary Termination without cause	0	0	0	0	0
•	Involuntary or good reason termination after CIC	0	0	0	0	0
Robert P. Matley
•	Death	$50,213	$0	$0	$126,944	$177,157
•	Disability	100,426	0	0	126,944	227,370
•	Involuntary Termination without cause	238,511	0	0	126,944	365,455
•	Involuntary or good reason termination after CIC	715,533	58,893	1,906	126,944	903,276

(1)
The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under Community Bank System’s Pension Plan.  There would be no additional benefits accrued under the individual supplemental executive retirement agreements except for Mr. Tryniski’s agreement.

(2)
The amounts set forth in this column reflect the dollar amount that would be recognized in the financial statements in accordance with FASB ASC Topic 718 for the early vesting of restricted stock and stock options pursuant to Community Bank System’s 2004 Long-Term Incentive Compensation Program.  These amounts are based on the market value of the shares of restricted stock on the date of grant or the value of the stock options using the Black-Scholes option pricing model on the day of grant, which may not be reflective of the current intrinsic value of the options.

(3)	The amounts in this column do not include any excise tax gross-up amounts. Community Bank System is not obligated to pay any excise tax gross-up amounts under any employment agreements.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.

Employment Agreements

Community Bank System has entered into Employment Agreements with each of the named executives, except for Mr. Clark who did not have an employment agreement with Community Bank System prior to his retirement.  The Employment Agreements provide for payments upon termination in the event such executive is terminated prior to the expiration of the employee agreement.  The quantitative payout amounts are set forth in the chart above.

Mark E. Tryniski.  Community Bank System has an employment agreement with Mr. Tryniski providing for his continued employment until December 31, 2011.  The current agreement provides that the Company shall pay Mr. Tryniski a base salary at an annual rate of at least $454,000, with his base salary for calendar years after 2009 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability.  The agreement provides for severance pay in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Tryniski through the unexpired term of his employment agreement.  In the event that Mr. Tryniski’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Tryniski is entitled to severance pay equal to 200% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

Scott A. Kingsley.  Community Bank System has an employment agreement with Mr. Kingsley that provides for his continued employment from January 1, 2011 to December 31, 2013.  During the term of the agreement, Community Bank System shall pay a base salary at an annual rate of $330,000, which will be reviewed and may be increased in future years in accordance with the company’s regular payroll practices for executive employees.  Mr. Kingsley will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by Community Bank System for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Kingsley through the unexpired term of his employment.  Mr. Kingsley is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of Community Bank System or Community Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of Community Bank System, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him and his stock options will become fully exercisable.

Brian D. Donahue.  The Company has an employment agreement with Mr. Donahue providing for his continued employment until December 31, 2012.  The agreement provides that during the period from January 1, 2010 through December 31, 2010, the Company shall pay Mr. Donahue a base salary at an annual rate of at least $263,000, with his base salary for calendar years after 2010 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Donahue’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Donahue through the unexpired term of his employment.  In the event that Mr. Donahue’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Donahue is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Donahue’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

George J. Getman.  Community Bank System has an employment agreement with Mr. Getman that provides for his continued employment from January 1, 2011 to December 31, 2013.  During the term of the agreement, Community Bank System shall pay a base salary at an annual rate of $325,000, which will be reviewed and may be increased in future years in accordance with the company’s regular payroll practices for executive employees.  Mr. Getman will be eligible to receive annual incentive compensation under the terms of Community Bank System’s MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by Community Bank System for cause at any time, and shall terminate upon Mr. Getman’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Getman’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Getman through the unexpired term of his employment.  Mr. Getman is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Getman’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of Community Bank System, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him and his stock options will become fully exercisable.

Robert P. Matley.  The Company has an employment agreement with Mr. Matley providing for his continued employment until December 31, 2010 and the parties are currently negotiating a renewal agreement.  The agreement provides that during the term of the agreement, the Company shall pay Mr. Matley a base salary at an annual rate of at least $195,000, with his base salary for calendar years after 2007 to be adjusted in accordance with Community Bank System’s regular payroll practices for executive employees.  The agreement may be terminated by Community Bank System for cause at any time, and shall terminate upon Mr. Matley’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Matley’s annual base salary at the time of termination and the most recent payment to him under Community Bank System’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Matley through the unexpired term of his employment.  In the event that Mr. Matley’s employment is terminated solely because Community Bank System elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Matley is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Matley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Matley voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, Community Bank System will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

Compensation of Directors

As Directors of both Community Bank System and Community Bank, Board members receive an annual retainer of $25,000, $1,250 for each Board meeting they attend, and $1,000 for each committee meeting they attend.  Any executive officer serving on the Board does not receive an annual retainer or compensation for attending Board and committee meetings.  The Chair of the Board receives a retainer of $55,000 for serving in that capacity, as well as Board meeting fees for the meetings he attends.  The Chairs of the Audit Committee and the Loan/ALCO Committee receive an annual retainer of $7,500; the Chairs of the Compensation Committee, Nominating and Corporate Governance Committee, and the Strategic/Executive Committee each receive an annual retainer of $5,000; and the Chair of the Trust

Committee receives an annual retainer of $2,500.  Community Bank System pays the travel expenses incurred by each Director in attending meetings of the Board.

Community Bank System does not make payments (or have any outstanding commitments to make payments) to Director legacy programs or similar charitable award programs.  The following table summarizes the annual compensation paid to each non-employee Director for his or her service to the Board and its committees in 2010.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
Brian R. Ace	$55,000	$24,870	$4,301	$84,171
Mark J. Bolus	47,750	0	0	47,750
Paul M. Cantwell, Jr.	56,667	24,870	14,482	96,019
Nicholas A. DiCerbo	53,250	24,870	24,059	102,179
Neil E. Fesette	45,000	0	0	45,000
James A. Gabriel	59,458	24,870	25,660	109,988
James W. Gibson, Jr.	51,750	24,870	0	76,620
Edward S. Mucenski	51,750	0	0	51,750
Charles E. Parente	51,750	24,870	9,488	86,108
John Parente	47,750	0	0	47,750
David C. Patterson	65,750	24,870	32,182	122,802
Sally A. Steele	52,000	24,870	3,972	80,842
John F. Whipple, Jr.	43,000	0	0	43,000
James A. Wilson	47,750	24,870	0	72,620

(1)	Mark E. Tryniski, President and Chief Executive Officer, does not receive any compensation for his service as a Director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table.

(2)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of each equity award granted in 2010 pursuant to Community Bank System’s 2004 Long-Term Incentive Compensation Program.  The option award was made and vested on January 20, 2010, and the exercise price is $19.48.  As of December 31, 2010, each Director had the following number of options outstanding:  Mr. Ace 45,570; Mr. Bolus 0; Mr. Cantwell 53,095; Mr. DiCerbo 83,573; Mr. Fesette 0; Mr. Gabriel 93,927; Mr. Gibson 9,293; Mr. Mucenski 0; Mr. Charles E. Parente 25,469; Mr. John Parente 0; Mr. Patterson 82,169; Ms. Steele 45,470; Mr. Whipple, Jr. 0; and Mr. Wilson 0.  Messrs. Bolus, Fesette, Mucenski, J. Parente, and Whipple did not receive the January 20, 2010 option award because they became Directors of Community Bank System subsequent to the grant date.

(3)
The amounts in this column represent the aggregate change in the actuarial present value of the Director’s Stock Balance Plan, a nonqualified plan which is described below.  The Board, upon recommendation of the Compensation Committee, took action to freeze benefits under this plan effective December 31, 2010. No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors.  Under the Deferred Compensation Plan, a Director may choose to have his or her retainer and committee fees deferred until his or her membership on the Board ends.  Contributions are deemed to be invested in Community Bank System’s common stock which is deemed to earn dividends at the same rate as Community Bank System pays actual dividends on actual shares.

Directors may elect to defer all or a portion of their Director fees pursuant to a deferred compensation plan for Directors.  Directors who elect to participate in the plan designate the percentage of their Director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”).  The plan administrator establishes an account for each participating Director and credits to such account (i) on the date a participating Director would have otherwise received payment of his or her deferred fees, the number of deferred shares of Community Bank System common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding.  On the distribution date, the participating Director shall be entitled to receive shares of Community Bank System common stock equal to the number of deferred shares credited to the Director’s account either in a lump sum or in annual installments over a three, five or ten year period.  The effect of the plan is to permit Directors to invest deferred Director fees in stock of Community Bank System, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price.  To the extent that Directors participate in the plan, the interests of participating Directors will be more closely associated with the interests of the Shareholders in achieving growth in Community Bank System’s stock price.  Directors currently participating in the plan hold at risk share equivalent units (based on cash fees Directors have deferred under the plan), which are subject to market price fluctuations in the company’s stock in the following amounts as of December 31, 2010: Mr. Ace, 17,594 units; Mr. Bolus 2,071 units; Mr. Cantwell, 4,289 units; Mr. DiCerbo, 48,170 units; Mr. Fesette 2,546 units; Mr. Mucenski 2,546 units; Mr. Charles E. Parente, 0 units; Mr. Patterson, 13,271 units; Ms. Steele, 16,415 units; and Mr. Whipple 4,598 units.

Consistent with aligning Director compensation with the long-term interests of Shareholders, Community Bank System’s 2004 Long-Term Incentive Compensation Program (the “2004 Incentive Plan”) allows for the issuance of Non-Statutory Stock Options to nonemployee Directors.  The Board believes that providing Non-Statutory Stock Options to nonemployee Directors is consistent with the company’s overall compensation philosophy by more closely aligning the interests of individual Directors with the long-term interests of the Company’s Shareholders, and enabling the Company to continue to attract qualified individuals to serve on the Board.

Under the 2004 Incentive Plan, each nonemployee Director is eligible to receive a stock option grant on or about January 1st of his or her first full year as a Director, and an option to purchase shares on or about the date of the January Board meeting each year thereafter.  Each option granted to a nonemployee Director is granted at an option price per share equal to the market value per share of Community Bank System’s common stock on the date of grant, and is fully exercisable on its date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a Director within six months of the grant.  Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause (as defined in the 2004 Incentive Plan).  The number of shares of common stock which are subject to the option grant is based upon the performance of Community Bank System and the achievement of objectives including earnings per share targets for Community Bank System.  Pursuant to the 2004 Incentive Plan, each eligible nonemployee Director received an option to purchase 4,471 shares on January 20, 2010.

In addition, in keeping with the objective of aligning Director compensation with the long-term interests of Shareholders, effective January 1, 1996, the Board adopted a “Stock Balance Plan” for nonemployee Directors of Community Bank System who have completed at least six months of service as Director.  The plan establishes an account for each eligible Director.  Amounts credited to those accounts reflect the value of 400 shares of Community Bank System’s common stock for each year of service between 1981 and 1995 at the December 31, 1995 market value, plus an annual amount equal to 400 additional shares of common stock beginning in 1996, plus an annual earnings credit equal to the most recent year’s total return on Community Bank System’s common stock.  Each Director’s account balance does not vest until completion of six years of service and is payable in the form of a lifetime annuity or, at the election of the Director, monthly installment payments over a three, five, or ten year period following the later of age 55 or disassociation from the Board and is forfeitable in the event of termination from the Board for cause.  The Board upon the recommendation of the Compensation Committee has frozen benefits under the Stock Balance Plan as of December 31, 2009.

Wilber

Executive Officer Compensation

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2009 and 2010.

SUMMARY COMPENSATION TABLE
Name and Principal Position(1)	Year	Salary		Cash Bonus	Restricted Stock Awards	Non-Equity Incentive Plan Compensa-tion		Change in Pension Value and Non-qualified Deferred Compensa-tion Earnings		All Other Compen-sation (6)	Total
		($)		($)	($)	($)		($)		($)	($)
James M. Mack President and CEO of Wilber Bank (2)	2010	34,615	(2)	0	0	0		N/A		0	34,615
Joseph E. Sutaris EVP, Chief Financial	2010	210,000	(3)	4,000	6,000	0		17,328	(4)	18,220	255,548
Officer of Wilber & Wilber Bank	2009	190,000		0	0	0		11,229	(5)	78,555	279,784
Jeffrey C. Lord Regional President,	2010	157,500		0	0	4,530		19,444	(4)	15,214	196,688
Southern Tier and Hudson Valley	2009	150,000		0	0	30,211	(7)	13,691	(5)	83,509	277,411
Robert A. Hayes Regional	2010	142,500		5,000	0	14,400		N/A		6,200	168,100
President, Capital District of the Bank	2009	137,500		14,000	0	16,966	(7)	N/A		5,465	173,931

(1)
Between August 27, 2010 and November 22, 2010, Alfred S. Whittet was the interim President and CEO of the Bank with an annual base salary of $292,500.  Mr. Whittet also earned additional compensation in the aggregate amount of $75,419 representing 401(k) employer contributions, Director fees and a Supplemental Executive Retirement Plan benefit from his previous position with the Bank as President and CEO.  The change in the value of Mr. Whittet’s accumulated pension benefit at fiscal year ending December 31, 2010 is $37,725.  The value of his vested accumulated pension benefit is $1,179,913.

During the period January 1, 2010 through August 2, 2010, Douglas C. Gulotty held the President and CEO position of the Company and the Bank.  Mr. Gulotty’s annual base salary was $300,000 at the time of his separation of employment with the Company.  His bonus for 2010 was $10,000.  Mr. Gulotty also received $15,000 in restricted stock awards which were subsequently forfeited upon his separation from the company.  Mr. Gulotty received additional compensation of $54,580 representing 401(k) employer contributions, Company-paid life insurance premiums, an automobile allowance, and vacation and sick leave pay which was in connection with his separation from the Company.  The change in the value of Mr. Gulotty’s accumulated pension benefit at fiscal year ending December 31, 2010 is $58,303.  The value of his vested accumulated pension benefit is $360,112.  Additionally, in connection with Mr. Gulotty’s termination of employment, the OCC/FDIC approved a separation payment to Mr. Gulotty in the aggregate amount of $300,000, equal to one year’s salary which was paid in 2011.

(2)
Mr. Mack was appointed to the position of President and CEO of Wilber Bank, effective November 22, 2010, subject to final approval of the OCC.  Mr. Mack’s 2010 earnings of $34,615 were based on an annual salary of $300,000.

(3)
The Wilber Board approved a salary increase of $25,000 for Mr. Sutaris, effective January 1, 2011.  The value of Mr. Sutaris’ Retention Bonus and potential severance pay in the event of an involuntary termination of employment will be determined using his 2010 base salary of $210,000.

(4)
Reflects the increase in the actuarial present value in the lump sum payable of the defined benefit plan at October 1, 2010 and the lump sum payable at December 31, 2010 of the non-qualified deferred compensation plan for each of the named executive officers.  Neither Mr. Mack nor Mr. Hayes participates in this plan as it was frozen prior to the inception of their employment with Wilber.

(5)
Reflects the increase in the actuarial present value in the lump sum payable of the defined benefit plan at October 1, 2009, and the lump sum payable at December 31, 2009 of the non-qualified deferred compensation plan for each of the named executive officers.  Mr. Hayes does not participate in this plan.

(6)
All other compensation for 2010 includes the following amounts: (1) for Mr. Sutaris: 401(k) employer contributions of $6,990, automobile allowance of $6,280, Company-paid life insurance premiums equal to $178, and $3,231 for due diligence work related to merger activities ; (2) for Mr. Lord: 401(k) employer contributions of $5,246, automobile allowance of $5,544, Company-paid life insurance premiums equal to $251, vacation pay in the amount of $1,731, and $2,423 for due diligence work related to merger activities;  for Mr. Hayes: 401(k) employer contributions of $4,942, Company-paid life insurance premiums equal to $162, and $1,096 for due diligence work related to merger activities.  All other compensation for 2009 includes the following amounts:  Mr. Sutaris:  $64,073 Split Dollar Life Insurance “Buy-out”, $7,350 Company contribution to Mr. Sutaris’ 401(k) plan account, $6,954 automobile allowance, and $178 imputed value under Split Dollar and Group Term Life Insurance; Mr. Lord: $69,827 Split Dollar Life Insurance “Buy-out”, $7,350 Company contribution to Mr. Lord’s 401(k) plan account, $4,804 automobile allowance, $1,298 for unused vacation pay, and $230 imputed value under Split Dollar and Group Term Life Insurance;  Mr. Hayes: $5,315 Company contribution to Mr. Hayes’ 401(k) plan account, and $150 imputed value under Group Term Life Insurance.

(7)	Wilber paid these amounts pursuant to Mr. Lord’s and Mr. Hayes’ incentive agreements. Mr. Lord’s incentive agreement was terminated during the second quarter of 2009.

The following table includes information about the named executive officers’ benefits under the Company’s non-qualified deferred compensation plans.  Neither Mr. Mack nor Mr. Hayes participates in this plan.

2010 Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)(2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
James M. Mack	N/A	N/A	N/A	N/A	N/A
Joseph E. Sutaris	0	0	1,965	0	9,732
Jeffrey C. Lord	0	0	2,755	0	14,610
Robert A. Hayes	N/A	N/A	N/A	N/A	N/A

(1)
Represents earnings on contributions made by the named executive officers to Wilber Bank’s Executive Officer Deferred Compensation Plan.  In December 2004, the Board of Directors voted to freeze this plan commencing in fiscal year 2005.  Under the deferred compensation plan, participating executive officers could elect to defer a portion of their annual bonus and earn a return on the deferred fund balance based upon the performance of the classes of eligible securities chosen by the participating officer.  Eligible securities included: (i) U.S. Government debt obligations; or (ii) equities and debt instruments, including mutual funds, used as investments by the Trust Department of Wilber Bank.  Additionally, participants could elect to index their deferred amounts to the financial performance of Wilber’s common stock (“phantom stock”).  Participants could defer payment of the elected salary and bonus amounts for federal and state income taxes purposes and defer payment of taxes on capital appreciation and income earned on the “phantom stock” or underlying investments purchased for their account until withdrawal.  The plan vested immediately and was not tied to long-term performance goals. Wilber Bank did not provide a matching benefit for participants.  The participant’s account is not held by the Bank in trust, escrow or similar fiduciary capacity.  Accordingly, neither the participant nor the participant’s legal representative have any right against Wilber Bank or Wilber with respect to any portion of the account, except as a general unsecured creditor.  With notice to Wilber Bank, as required by law, the participants may withdraw funds upon the termination of their employment, retirement or in the event of financial hardship.  The participants may upon notice, make withdrawals from their deferred compensation upon retirement or termination in: (i) a lump sum not later than 90-days after termination, (ii) monthly installments for a designated number of months not to exceed 60 months; or (iii) any other method permitted by law.

(2)
As participants in this plan in 2010, Mr. Gulotty and Mr. Whittet had aggregate earnings at December 31, 2010 of $24,012 and $9,590, respectively.  Mr. Gulotty’s aggregate account balance at December 31, 2010 was $76,678, and Mr. Whittet’s was $66,699.

2010 Pension Benefits

The following table includes information about the named executive officers’ benefit under Wilber’s pension plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year 1
		(#)	($)	($)
James M. Mack	N/A	N/A	N/A	N/A
Joseph E. Sutaris	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	10.0833	95,880	0
Jeffrey C. Lord	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	9.8333	121,420	0
Robert A. Hayes	N/A	N/A	N/A	N/A

(1)
Wilber’s defined benefit pension plan was frozen in February, 2006, as a result neither Mr. Mack nor Mr. Hayes participates in this plan.  The assumptions used to determine the present values of accumulated benefits under the defined benefit pension plan were based on the discount rate of 5.24%.

The following table sets forth the nature and amounts of potential payments to each of the named executive officers upon termination of employment or a change in control of Wilber.

Potential Post - Employment Termination Payments
						Change in	Change in
						Control -	Control -
						continue	Terminate
Name	Benefit	Voluntary	For Cause	Without Cause	Death Benefit	employment	Employment
		($)	($)	($)	($)	($)	($)
	Severance	0	0	138,462	500,000	300,000	300,000
	Payment
James M. Mack	Health and	0	0	7,194	0	0	7,194
	Welfare
	Total	0	0	145.656	500,000	300,000	307,194
	Severance	0	0	108,462	500,000	315,000	423,462
	Payment
Joseph E. Sutaris	Health and	0	0	7,194	0	0	7,194
	Welfare
	Total	0	0	115,656	500,000	315,000	430,656
	Severance	0	0	72,692	500,000	157,500	230,192
	Payment
Jeffery C. Lord	Health and	0	0	7,194	0	0	7,194
	Welfare
	Total	0	0	79,886	500,000	157,500	237,386
	Severance	0	0	65,769	500,000	142,500	208,269
	Payment
Robert A. Hayes	Health and	0	0	7,194	0	0	7,194
	Welfare
	Total	0	0	72,963	500,000	142,500	215,463

Director Compensation 2010

The following table presents information about the compensation paid to Wilber’s Directors in fiscal 2010.

Name	Fees Paid or Earned in Cash ¹	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation2	Total
	($)	($)	($)	($)	($)	($)
Cheri Albrecht	35,400	0	0	0	0	58	35,458
Olon T. Archer	37,500	0	0	0	5,857	58	43,415
Thomas J. Davis	31,800	0	0	0	2,779	58	34,637
Joseph P. Mirabito	33,600	0	0	0	0	58	33,658
James L. Seward	28,800	0	0	0	0	58	28,858
Alfred S. Whittet 3	24,300	0	0	0	1,703	38	26,041
David F. Wilber III	33,600	0	0	0	0	38	33,638
Brian R. Wright 3	29,100	0	0	0	1,130	38	30,268

(1)
Includes fees deferred under the Directors’ Deferred Fees Plan.  This plan allows Directors of Wilber and Wilber Bank to elect to defer the receipt of their compensation to a future date.  Deferred fees are credited, together with interest accruing thereon, to a separate liability account.  The funds in these accounts are not segregated from Wilber Bank’s general assets and participants have no rights against Wilber Bank for any portion of their accounts except as general unsecured creditors.  Interest is credited annually at a rate equal to the interest rate for a 5-year U.S. Treasury Note in effect January 1 or each year.  The balance of any account is payable to the Director, or to his designated beneficiaries, in a lump sum or is sixty (60) monthly installments, at the election of the Director.  Payments begin on a date specified by the Director or upon his termination as a Director of Wilber Bank or Wilber.  Four (4) Directors participated in the plan during fiscal 2010.

(2)	Represents life insurance premiums paid by Wilber for the Directors.

(3)	Includes fees paid to Chairman Wright and Vice Chairman Whittet for attending in an “ex officio” capacities at various Committee meetings of the Company.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Controls over Financial Reporting) incorporated in this registration statement by reference to Community Bank System’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Wilber as of December 31, 2009 and 2008, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference in this document and in the registration statement of which this document is a part, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports have been incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The material U.S. federal income tax consequences of the Merger are being passed upon for Wilber by Hinman, Howard & Kattell, LLP.

LEGAL MATTERS

The validity of the shares of Community Bank System common stock to be issued pursuant to the terms of the Merger Agreement will be passed upon for Community Bank System by Bond, Schoeneck & King, PLLC, Syracuse, New York.   The material U.S. federal income tax consequences of the Merger are being passed upon for Wilber by Hinman, Howard & Kattell, LLP, Binghamton, New York.

WHERE YOU CAN FIND MORE INFORMATION

Both Community Bank System and Wilber file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy any reports, statements or other information that Community Bank System or Wilber files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Community Bank System’s and Wilber’s public filings are also available at the Internet site maintained by the SEC at “http://www.sec.gov.” You can also inspect reports, proxy statements and other information about Community Bank System at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Community Bank System’s and Wilber’s public filings are also available from Community Bank System and Wilber, respectively, at the address shown below or at their respective websites:  www.communitybankna.com or www.wilberbank.com.

Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to Wilber shareholders in the Merger.  This document is a part of the registration statement and constitutes a prospectus of Community Bank System and a proxy statement of Wilber for its special meeting of shareholders.

As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.  The SEC allows Community Bank System and Wilber to “incorporate by reference” certain information into this document, which means that Community Bank System and Wilber can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document.  This document incorporates by reference the documents set forth below that Community Bank System and Wilber have previously filed with the SEC.

Community Bank System
Commission Filings (File No. 001-13695)

Annual Report on Form 10-K	Year ended December 31, 2009
Quarterly Reports on Form 10-Q	Quarterly Periods ended March 31, 2010, June 30, 2010, and September 30, 2010
Current Reports on Form 8-K	Filed February 3, 2010, February 23, 2010, May 3, 2010, October 25, 2010, and January 6, 2011
Registration Statements on Form 8-A	Filed December 9, 1997 and February 27, 1995

Wilber
Commission Filings (File No. 001-31896)

Annual Report on Form 10-K	Year ended December 31, 2009
Quarterly Reports on Form 10-Q	Quarterly Periods ended March 31, 2010, June 30, 2010, and September 30, 2010
Current Reports on Form 8-K	Filed May 3, 2010, May 27, 2010, August 6, 2010, August 31, 2010, September 9, 2010, October 19, 2010, October 25, 2010, November 24, 2010 and January 4, 2011

All filings made with the SEC by Community Bank System or Wilber pursuant to the Exchange Act of 1934 after the date of the initial registration statement and prior to the date of the special meeting of Wilber’s shareholders are incorporated into this document by reference and made a part of this document.  These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Community Bank System has supplied all information contained or incorporated by reference in this document relating to Community Bank System.  Wilber has supplied all information contained or incorporated by reference in this document relating to Wilber.  Neither Community Bank System nor Wilber assumes any responsibility for the accuracy or completeness of the information provided by the other party.

You may obtain documents pertaining to Community Bank System which are incorporated by reference in this document, from Community Bank System without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone from Community Bank System at the following address:

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
Attention:	Donna J. Drengel, Corporate Secretary
Telephone: (315) 445-7313

You may obtain documents pertaining to Wilber which are incorporated by reference in this document, from Wilber without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone from Wilber at the following address:
The Wilber Corporation
245 Main Street
Oneonta, New York 13820
Attention:	Joseph E. Sutaris, Executive Vice President and Chief Financial Officer
Telephone:  (607) 432-1700

If you would like to request documents from Community Bank System or Wilber, please do so by March 20, 2011 in order to receive timely delivery of the requested documents prior to the special meeting.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting held by your company.  Neither Community Bank System nor Wilber has authorized anyone to provide you with information that is different from what is contained in this document.  This document is dated February 22, 2011.  You should not assume that the information contained in this document is accurate after that date.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

October 22, 2010

among

COMMUNITY BANK SYSTEM, INC.,

and

THE WILBER CORPORATION

Annex A

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	A-2
ARTICLE II	THE MERGER	A-8
2.1	The Merger	A-8
2.2	Merger Consideration	A-8
2.3	Effect of Merger	A-12
2.4	Dissenting Shares	A-13
2.5	Procedure to Exchange Shares	A-13
2.6	Tax Treatment	A-15
2.7	Modification of Structure	A-15
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF WILBER	A-15
3.1	Capital Structure of Wilber	A-15
3.2	Organization, Standing and Authority of Wilber	A-15
3.3	Ownership of Wilber Subsidiaries; Capital Structure of Wilber Subsidiaries	A-15
3.4	Authorized and Effective Agreement	A-16
3.5	Regulatory Filings	A-17
3.6	SEC Documents; Financial Statements; Books and Records; Minute Books	A-17
3.7	Material Adverse Change	A-17
3.8	Absence of Undisclosed Liabilities	A-18
3.9	Absence of Certain Changes	A-18
3.10	Properties	A-19
3.11	Loans; Nonperforming and Classified Assets	A-19
3.12	Tax Matters	A-21
3.13	Employee Benefit Plans	A-22
3.14	Material Contracts	A-24
3.15	Legal Proceedings	A-24
3.16	Compliance with Laws	A-24
3.17	Labor Matters	A-25
3.18	Brokers and Finders	A-25
3.19	Insurance	A-25
3.20	Environmental Liability	A-26
3.21	Administration of Trust Accounts	A-26
3.22	Intellectual Property	A-27
3.23	Certain Information	A-27
3.24	Risk Management Instruments	A-27
3.25	Tax Treatment	A-27
3.26	Interested Party Transactions	A-27
3.27	Takeover Statutes Not Applicable; No Rights Agreement	A-28
3.28	Investment Securities	A-28

i

Annex A

3.29	Capitalization	A-28
3.30	CRA, Anti-Money Laundering and Customer Information Security	A-28
3.31	Agreements with and Examination by Banking Authorities	A-29
3.32	Ownership of CBSI Common Stock	A-29
3.33	Disclosure	A-29
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF CBSI	A-29
4.1	Capital Structure of CBSI	A-29
4.2	Organization, Standing and Authority of CBSI	A-30
4.3	Authorized and Effective Agreement	A-30
4.4	Regulatory Filings	A-31
4.5	SEC Documents; Financial Statements; Books and Records; Minute Books	A-31
4.6	Material Adverse Change	A-31
4.7	Absence of Undisclosed Liabilities	A-32
4.8	Tax Matters	A-32
4.9	Employee Benefit Plans	A-32
4.10	Legal Proceedings	A-33
4.11	Brokers and Finders	A-33
4.12	Environmental Liability	A-33
4.13	Compliance with Laws	A-33
4.14	Certain Information	A-34
4.15	Tax Treatment	A-34
4.16	Merger Consideration	A-34
4.17	Properties	A-34
4.18	CBSI Information	A-34
4.19	Agreements with and Examination by Banking Authorities	A-35
ARTICLE V	COVENANTS	A-35
5.1	Shareholders’ Meeting	A-35
5.2	Proxy Statement; Registration Statement	A-35
5.3	Applications	A-33
5.4	Best Efforts	A-37
5.5	Investigation and Confidentiality	A-38
5.6	Press Releases and Other Public Disclosures	A-39
5.7	Actions Pending the Merger	A-39
5.8	Conforming Policies	A-41
5.9	Closing	A-41
5.10	Affiliates	A-41
5.11	Employee Benefits; Directors and Management; Indemnification	A-42
5.12	Dividends; Termination of DRIP Plan	A-44
5.13	Advisory Board	A-45
5.14	Takeover Laws	A-45
5.15	No Solicitation	A-45
ARTICLE VI	CONDITIONS PRECEDENT	A-47
6.1	Conditions Precedent to Obligations of CBSI and Wilber	A-47

ii

Annex A

6.2	Conditions Precedent to Obligations of Wilber	A-48
6.3	Conditions Precedent to Obligations of CBSI	A-49
ARTICLE VII	TERMINATION, WAIVER AND AMENDMENT	A-50
7.1	Termination	A-50
7.2	Effect of Termination	A-51
7.3	Survival of Representations, Warranties and Covenants	A-51
7.4	Waiver	A-51
7.5	Amendment or Supplement	A-51
7.6	Fee and Expenses	A-52
ARTICLE VIII	MISCELLANEOUS	A-52
8.1	Entire Agreement	A-52
8.2	No Assignment	A-53
8.3	Alternative Structure	A-53
8.4	Notices	A-53
8.5	Captions	A-53
8.6	Counterparts	A-53
8.7	Governing Law	A-54
8.8	Waiver of Jury Trial	A-54

iii

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 22, 2010, by and between COMMUNITY BANK SYSTEM, INC., a Delaware corporation (“CBSI”), and THE WILBER CORPORATION, a New York corporation (“Wilber”).

WHEREAS, CBSI is a bank holding company, the principal banking subsidiary of which is Community Bank, N.A., a national banking association (“Community Bank”);

WHEREAS, Wilber is a bank holding company, the principal banking subsidiary of which is Wilber National Bank, a national banking association (“Wilber Bank”);

WHEREAS, the respective Boards of Directors of CBSI and Wilber have each determined that it is in the best interests of their respective shareholders for CBSI to acquire Wilber through the merger (the “Merger”) of Wilber with and into CBSI upon the terms and subject to the conditions set forth herein, and that the Merger presents an opportunity for their respective companies and shareholders to achieve long-term strategic and financial benefits;

WHEREAS, following the consummation of the Merger, Wilber Bank, which shall become a wholly-owned subsidiary of CBSI as a result of the Merger, shall merge (the “Bank Merger”) with and into Community Bank, with Community Bank continuing as the surviving bank, pursuant to a plan of merger;

WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of CBSI and Wilber have each approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Law of the State of New York (the “NYBCL”) and upon the terms and conditions set forth herein;

WHEREAS, upon the consummation and effectiveness of the Merger, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Wilber (“Wilber Common Stock”), other than the Dissenting Shares (as defined below), shall be converted into the right to receive shares of common stock, par value $1.00 per share, of CBSI (“CBSI Common Stock”) and/or cash, as provided in Article II of this Agreement;

WHEREAS, the parties desire to effectuate the Merger as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the portion of merger consideration consisting of shares of CBSI Common Stock, such that the exchange of Wilber Common Stock for CBSI Common Stock and cash will not give rise to a tax recognition event for the shareholders of Wilber with respect to such portion of the merger consideration comprised of CBSI Common Stock;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to CBSI’s willingness to enter into this Agreement, all executive

Annex A-1

Annex A

officers and directors of Wilber are entering into a Voting Agreement (collectively, the “Voting Agreements”), substantially in the form attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Advisory Board” is defined in Section 5.13 hereof.

“Affiliates Agreement” is defined in Section 5.10 hereof.

“Agreement” is defined in the preamble hereof.

“All Cash Election” is defined in Section 2.2(a)(ii) hereof.

“All Stock Election” is defined in Section 2.2(a)(i) hereof.

“Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Bank Merger” is defined in the preamble of this Agreement.

“Cash Portion” is defined in Section 2.2(a)(iii) hereof.

“CERCLA” is defined in Section 3.20(a) hereof.

“Closing Date” shall mean the date specified pursuant to Section 5.9 hereof as the date on which the parties hereto shall close the Transactions.

“CBSI” is defined in the preamble of this Agreement.

 “CBSI Common Stock” is defined in the preamble of this Agreement.

“CBSI Financial Statements” shall mean (i) the consolidated statements of condition of CBSI as of June 30, 2010, and as of December 31, 2009, 2008 and 2007 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the six months ended June 30, 2010 and each of the three years ended December 31, 2009, 2008 and 2007, as filed by CBSI in its SEC Documents and (ii) the consolidated statements of condition of CBSI and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by CBSI in its SEC Documents as of dates or with respect to periods ended subsequent to June 30, 2010.

Annex A-2

Annex A

 “CBSI Market Price” shall mean the average closing sale price of a share of the CBSI Common Stock over the ten (10) consecutive trading days immediately prior to the Closing Date on the NYSE, as reported in The Wall Street Journal.

“Code” is defined in the preamble of this Agreement.

“Community Bank” is defined in the preamble of this Agreement.

“Commission” or “SEC” shall mean the Securities and Exchange Commission.

“Confidentiality Agreements” is defined in Section 5.5(e) hereof.

“CRA” is defined in Section 3.30 hereof.

“Delinquent Loan” is defined in Section 3.7 hereof.

“DGCL” is defined in the preamble of this Agreement.

“Dissenting Shares” is defined in Section 2.4 hereof.

“DRIP Plan” shall mean Wilber’s Dividend Reinvestment and Direct Stock Purchase Plan, as amended.

“Effective Time” is defined in Section 2.1(b) hereof.

“Election” is defined in Section 2.2(c) hereof.

“Election Deadline” is defined in Section 2.2(c) hereof.

“Election Form” is defined in Section 2.2(c) hereof.

“Election Period” is defined in Section 2.2(c) hereof.

“Environmental Law” shall mean any federal, state or local law (including any common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety, and includes, but not limited to, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Clean Water Act, 33 U.S.C. § 2601 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 6901 et seq., as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. § 6901 et seq., as amended.

“Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial activities) arising from or under any Environmental Law or order or contract with any governmental authority or any other Person.

Annex A-3

Annex A

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.13(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 2.5 hereof.

“Exchange Ratio” shall mean:

(a)
if the CBSI Market Price is equal to or greater than $19.71, or equal to or less than $25.35, then a quotient (rounded to the nearest one-thousandth) obtained by dividing $9.50 by the CBSI Market Price;

(b)	if the CBSI Market Price is greater than $25.35, then 0.3748; and

(c)	if the CBSI Market Price is less than $19.71, then 0.4820;

“FDIA” shall mean the Federal Deposit Insurance Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials, asbestos containing materials, radon gas, PCBs and any other hazardous or toxic substance, material or waste which is or becomes regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under any Environmental Law.

“Indemnified Parties” is defined in Section 5.11(d) hereof.

“Intellectual Property” shall mean domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

“IRS” shall mean the Internal Revenue Service.

“Interested Party Transaction” is defined in Section 3.26 hereof.

Annex A-4

Annex A

 “Knowledge” shall mean the actual knowledge of a party’s directors or senior officers after reasonable inquiry, unless a different meaning, including, but not limited to, constructive knowledge, is expressed.

“Loan” is defined in Section 3.11(a) hereof.

“Material Adverse Effect” shall mean, with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or a material adverse effect on such party’s ability to consummate the Transactions; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that such a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, and (iv) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Merger.

“Merger” is defined in the preamble of this Agreement.

“Merger Consideration” is defined in Section 2.2 hereof.

“Nominees” is defined in Section 5.11(c) hereof.

“NYBCL” is defined in the preamble of this Agreement.

“NYSE” shall mean the New York Stock Exchange.

“OCC” shall mean the Office of the Comptroller of Currency.

 “OREO” is defined in Section 3.11(b) hereof

“Person” shall mean an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Previously Disclosed” shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 2010 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder provided that the relevance of the disclosed information to the Section of this Agreement in question is reasonably apparent. The inclusion of any matter in such letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

Annex A-5

Annex A

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto and related materials sent to the shareholders of Wilber to solicit their votes in connection with this Agreement and the Merger.

“Registration Statement” shall mean the registration statement under the Securities Act covering the shares of CBSI Common Stock to be issued in connection with the Merger.

“Registration Statement Effective Date” is defined in Section 5.1 hereof.

“Related Party” is defined in Section 3.26 hereof.

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

“SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

“Subsidiary” shall mean with respect to any party, any Person which is consolidated with such party for financial reporting purposes; provided, however, that “Subsidiary” shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

“Surviving Corporation” is defined in Section 2.1(a) hereof.

“Takeover Law” is defined in Section 5.14 hereof.

“Takeover Proposal” is defined in Section 5.15(a) hereof.

“Taxes” shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes,

Annex A-6

Annex A

occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

“Tax Returns” shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

“Transaction Documents” shall mean, collectively, the Voting Agreements, the Affiliates Agreements, and certificates and other documents contemplated thereby or by this Agreement in order to consummate the Transactions.

“Transactions” shall mean the Merger of Wilber with and into CBSI, the Bank Merger, and the other transactions contemplated by this Agreement.

“USA Patriot Act” is defined in Section 3.30 hereof.

“Voting Agreements” is defined in the preamble of this Agreement.

 “Wilber” is defined in the preamble of this Agreement.

“Wilber Bank” is defined in the preamble of this Agreement.

“Wilber Common Stock” is defined in the preamble of this Agreement.

“Wilber Shareholders’ Meeting” shall mean the special meeting of the shareholders of Wilber to be called for the purpose of approving this Agreement and the Transactions.

“Wilber Financial Statements” shall mean (i) the consolidated statements of condition of Wilber as of June 30, 2010 and as of December 31, 2009, 2008 and 2007 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the six months ended June 30, 2010, and each of the three years ended December 31, 2009, 2008 and 2007, as filed by Wilber in its SEC Documents and (ii) the consolidated statements of condition of Wilber and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by Wilber in its SEC Documents as of dates or with respect to periods ended subsequent to June 30, 2010.

For purposes of this Agreement, the terms “Wilber,” “Wilber Bank,” “CBSI,” “Community Bank” and “Subsidiary” include all of the respective predecessors thereof (including without limitation, any previously acquired Person).

Annex A-7

Annex A

ARTICLE II

THE MERGER

2.1.           The Merger.

(a)           At the Effective Time, and upon the terms and subject to the conditions of this Agreement, Wilber shall be merged with and into CBSI, the separate existence of Wilber shall cease and CBSI shall continue as the surviving corporation.  CBSI as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

(b)           As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL and/or the NYBCL, together with any required related documents, with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and/or the NYBCL (the time of the last of such filings being the “Effective Time”).

2.2.           Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Wilber Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in this Section 2.2) into either (i) shares of CBSI Common Stock based upon the Exchange Ratio; (ii) cash, at the rate of $9.50 for each share of Wilber Common Stock; or (iii) a combination of such shares of CBSI Common Stock and cash, as more fully set forth in Section 2.2(a)(iii) (the shares of CBSI Common Stock issuable and the cash payable in connection with the Merger sometimes being referred to as the “Merger Consideration”.

(a)            Election as to Outstanding Wilber Common Stock.  The shareholders of Wilber shall be given the following options in connection with the exchange of their Wilber Common Stock pursuant to the Merger:

(i)             At the option of each holder of Wilber Common Stock, all of such holder’s Wilber Common Stock shall be converted into the right to receive such number of shares of CBSI Common Stock equal to the number of shares of Wilber Common Stock held by such holder times the Exchange Ratio (such election, the “All Stock Election”), provided that:

(A)           Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.2(j); and

(B)           After giving effect to Section 2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than eighty percent (80%) of Wilber Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CBSI Common Stock; or

Annex A-8

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 (ii)           At the option of each holder of Wilber Common Stock, all of such holder’s Wilber Common Stock shall be converted into the right to receive cash (payable by check) in an amount equal to the number of shares of Wilber Common Stock held by such holder times $9.50 (such election, the “All Cash Election”), provided that:

(A)           After giving effect to Section 2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than twenty percent (20%) of Wilber Common Stock issued and outstanding immediately prior to the Effective Time be either Dissenting Shares or be converted into and become cash; or

(iii)           At the option of each holder of Wilber Common Stock, eighty percent (80%) of such holder’s aggregate number of shares of Wilber Common Stock (the “Stock Portion”) shall be converted into the right to receive such number of shares of CBSI Common Stock equal to the number of shares of Wilber Common Stock in the Stock Portion times the Exchange Ratio, and twenty percent (20%) of such holder’s aggregate number of shares of Wilber Common Stock (the “Cash Portion”) shall be converted into the right to receive cash (payable by check) in an amount equal to the number of shares of Wilber Common Stock in the Cash Portion times $9.50 (such election, the “Mixed Election”), provided that:

(A)           Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.2(j); and

(B)           After giving effect to Section 2.2(a)(i), (ii) and (iii), in no event shall, in the aggregate, more than eighty percent (80%) of Wilber Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CBSI Common Stock;

(C)           After giving effect to Section 2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than twenty percent (20%) of Wilber Common Stock issued and outstanding immediately prior to the Effective Time be either Dissenting Shares or be converted into and become cash; or

(iv)           If no election is validly made by a holder by the Election Deadline pursuant to Section 2.2(d), all of such holder’s shares of Wilber Common Stock shall be converted into the right to receive CBSI Common Stock as set forth in Section 2.2(a)(i), cash as set forth in Section 2.2(a)(ii), or any combination of CBSI Common Stock and cash as determined by CBSI; provided, however, that no fractional shares shall be issued and cash will be paid in lieu thereof as provided in Section 2.2(j). Such shares of Wilber Common Stock shall be allocated by CBSI on a pro rata basis among non-electing holders based upon the number of shares of Wilber Common Stock for which an election has not been received by the Election Deadline in order to achieve the overall ratio of eighty percent (80%) of Wilber Common Stock to be converted into CBSI Common Stock and twenty percent (20%) of Wilber Common Stock to be converted into cash after taking into account Dissenting Shares.  Notice of such allocation shall be provided promptly to each holder whose shares of Wilber Common Stock are allocated pursuant to this Section 2.2(a)(iv).

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(b)           Treasury Shares and Shares Held by CBSI.  Each share of Wilber Common Stock held in treasury by Wilber or owned by any Subsidiary of Wilber, CBSI or any Subsidiary of CBSI (in each case other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)           Procedures for Election.  An election form and other appropriate transmittal materials in such form as the parties shall mutually agree (the “Election Form”) shall be mailed to shareholders of Wilber prior to the Election Period.  The “Election Period” shall be such period of time as the parties shall mutually agree, within which Wilber shareholders may validly elect the form of Merger Consideration set forth in Section 2.2(a) (the “Election”) that they will receive, occurring between (i) the date of the mailing by Wilber of the Proxy Statement/Prospectus for the special meeting of shareholders of Wilber at which this Agreement and the Merger is presented for approval, and (ii) the Closing Date.  The “Election Deadline” shall be the time, specified by CBSI after consultation with Wilber, at close of business on the last day of the Election Period.

(d)           Perfection of the Election.  An Election shall be considered to have been validly made by a holder of Wilber Common Stock only if (i) the Exchange Agent shall have received an Election Form properly completed and executed by such holder, accompanied by a certificate or certificates representing the shares of Wilber Common Stock as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Wilber, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States and (ii) such Election Form and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

(e)           Withdrawal of Shares.  Any holder of Wilber Common Stock may at any time prior to the Election Deadline revoke the holder’s election and either (i) submit a new Election Form in accordance with the procedures in Section 2.2(d), or (ii) withdraw the certificate(s) for Wilber Common Stock deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline.  In the event of the termination of this Agreement, the Exchange Agent shall return any certificates deposited by the holder of Wilber Common Stock to such holder at the address and to the person set forth in the Election Form.

(f)           Reduction of Shares Deposited for Cash.  If more than twenty percent (20%) of the total number of shares of Wilber Common Stock issued and outstanding constitute Dissenting Shares or, at the Election Deadline, have been deposited for exchange with cash pursuant to the All Cash Election and/or the Mixed Election and not withdrawn pursuant to Section 2.2(e), CBSI will cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election (subject to the limitations described in Section 2.2(f)(iv)), a sufficient number of such shares so that the total number of shares remaining on deposit for exchange into cash pursuant to the All Cash Election and the Mixed Election, when added to the number of Dissenting Shares, does not exceed twenty percent (20%) of the shares of Wilber Common Stock issued and outstanding on the Election Deadline. The holders of Wilber

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Common Stock who have made the Mixed Election shall not be required to have more than eighty percent (80%) of their shares of Wilber Common Stock converted into CBSI Common Stock.  After giving effect to Section 2.2(a)(iv), such elimination will be effected as follows:

(i)             Subject to the limitations described in Section 2.2(f)(iv), CBSI will eliminate or cause to be eliminated from the shares deposited pursuant to the All Cash Election, and will add or cause to be added to the shares deposited for CBSI Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election minus the number of shares so deposited by the holders described in Section 2.2(f)(iv), such number of whole shares of Wilber Common Stock on deposit for cash pursuant to the All Cash Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election or the Mixed Election, when added to the number of Dissenting Shares, is equal, as nearly as practicable, to twenty percent (20%) of the shares of Wilber Common Stock issued and outstanding immediately prior to the Effective Time (an illustration of the application of this subparagraph is depicted on Exhibit B);

(ii)           All shares of Wilber Common Stock that are eliminated pursuant to Section 2.2(f)(i) from the shares deposited for cash pursuant to All Cash Election shall be converted into CBSI Common Stock as provided by Section 2.2(a)(i);

(iii)           Notice of such allocation shall be provided by CBSI or the Exchange Agent promptly after the Election Deadline to each holder whose shares of Wilber Common Stock are eliminated from the shares on deposit for exchange with cash pursuant to Section 2.2(f)(i); and

(iv)           Notwithstanding the foregoing, the holders of one hundred (100) or fewer shares of Wilber Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of Wilber Common Stock converted into CBSI Common Stock.

(g)           Increase of Shares Deposited for Cash.  If fewer than twenty percent (20%) of the total number of shares of Wilber Common Stock issued and outstanding have, at the Election Deadline, been deposited for cash pursuant to the All Cash Election and/or the Mixed Election and not withdrawn pursuant to Section 2.2(e), CBSI will promptly add, or cause to be added by the Exchange Agent, to such deposited shares, a sufficient number of shares of Wilber Common Stock deposited for shares of CBSI Common Stock pursuant to the All Stock Election so that the total number of shares of Wilber Common Stock on deposit for cash pursuant to the All Cash Election and the Mixed Election immediately prior to the Effective Time, when added to the number of Dissenting Shares, is not less than twenty percent (20%) of the shares of Wilber Common Stock issued and outstanding immediately prior to the Effective Time. The holders of Wilber Common Stock who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than twenty percent (20%) of their shares of Wilber Common Stock converted into cash. After giving effect to Section 2.2(a)(iv), such addition will be effected as follows:

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(i)             CBSI will cause to be added to the shares deposited for cash pursuant to the All Cash Election or the Mixed Election, and will eliminate or cause to be eliminated from the shares deposited for CBSI Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares of Wilber Common Stock deposited for shares of CBSI Common Stock pursuant to the All Stock Election, such number of whole shares of Wilber Common Stock not then on deposit for cash as may be necessary so that the number of shares remaining on deposit for exchange with cash, when added to the number of Dissenting Shares, is equal, as nearly as practicable, to twenty percent (20%) of the shares of Wilber Common Stock issued and outstanding immediately prior to the Effective Time;

(ii)            All shares of Wilber Common Stock that are added pursuant to Section 2.2(g)(i) to the shares deposited for cash shall be converted into cash as provided by Section 2.2(a)(ii); and

(iii)           Notice of such allocation shall be provided by CBSI or the Exchange Agent promptly after the Election Deadline to each holder whose shares of Wilber Common Stock are added to the shares on deposit for cash pursuant to Section 2.2(g)(i).

(h)           CBSI Common Stock.  Each share of CBSI Common Stock outstanding immediately prior to the Effective Time shall remain unchanged and shall constitute the common stock of the Surviving Corporation.

(i)             Adjustments to Exchange Ratio.  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CBSI Common Stock or Wilber Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, recapitalization, or reclassification or other similar change, the Exchange Ratio shall be adjusted proportionately.

(j)             Fractional Shares. No certificates or scrip representing less than one share of CBSI Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Wilber Common Stock. In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of CBSI Common Stock, upon surrender of certificates representing shares of Wilber Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the CBSI Market Price.

2.3.           Effect of Merger.

Upon the Effective Time of the Merger:

(a)            The certificate of incorporation and bylaws of CBSI, each as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case until amended in accordance with the DGCL.

(b)           All respective assets, rights, franchises, and interest of Wilber and CBSI in and to every type of property shall be vested in the Surviving Corporation by virtue of the

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Merger without any deed or other transfer; and the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, in the same manner and to the same extent as such rights, franchises and interests were held and enjoyed by Wilber and CBSI immediately prior to the Effective Time.

(c)           The Surviving Corporation shall be liable for all of the liabilities of Wilber and CBSI and shall be bound by and subject to all of the obligations and contracts of Wilber and CBSI, provided that nothing in this Agreement shall render the Surviving Corporation liable for a liability or obligation of Wilber, the satisfaction of which is subject to the prior approval or consent of any regulatory authority, unless such regulatory approval or consent has been obtained.   All rights of creditors and obligees and all liens on property of Wilber and CBSI shall be preserved and unimpaired.

(d)           The directors and officers of CBSI immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, with the addition of the new directors contemplated by Section 5.11(c).

2.4.           Dissenting Shares.  Notwithstanding any other provision contained in this Agreement, the shares of Wilber Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his or her appraisal rights (such shares being collectively referred to herein as “Dissenting Shares”) under the NYBCL shall be canceled as of the Effective Time and shall not be converted into the right to receive the Merger Consideration as provided in Section 2.2 unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under the NYBCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the NYBCL. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder’s right to dissent from the Merger, each of such holder’s shares of Wilber Common Stock shall thereupon no longer be deemed Dissenting Shares and to have become, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.2.

2.5.           Procedure to Exchange Shares.

(a)           As soon as practicable after the Effective Time, CBSI shall cause to be deposited with American Stock Transfer & Trust Company or another financial institution experienced in serving as an exchange agent for a public company merger (the “Exchange Agent”), for exchange in accordance with this Article II, certificates representing the aggregate number of shares of CBSI Common Stock and cash, by wire transfer of immediately available funds, into which the outstanding shares of Wilber Common Stock shall be converted pursuant to Section 2.2 of this Agreement.  As soon as practicable after the Effective Time, CBSI shall cause the Exchange Agent to mail to all holders of record of Wilber Common Stock, excluding any holders of Dissenting Shares, letters of transmittal specifying the procedures for delivery of such holders’ certificates formerly representing Wilber Common Stock to the Exchange Agent in exchange for new certificates of CBSI Common Stock and cash in lieu of fractional shares issuable pursuant to this Article II.  As soon as practicable, after surrender to the Exchange Agent of the certificates of Wilber Common Stock in accordance with the instructions of the

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letter of transmittal, the Exchange Agent shall distribute to the former holders of shares of Wilber Common Stock a certificate representing that number of shares of CBSI Common Stock, and/or a check for cash payable in the Merger (including cash in lieu of fractional shares, if any), that such holder is entitled to receive pursuant to this Agreement.  In no event shall the holder of any such surrendered certificates be entitled to receive interest on any stock or cash to be received in the Merger.  If any certificate surrendered for exchange is to be issued in a name other than that in which the surrendered certificate is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any required stock transfer tax stamps to the certificate or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(b)           No dividends or other distributions declared after the Effective Time with respect to CBSI Common Stock shall be paid to the holder of any unsurrendered certificate formerly representing shares of Wilber Common Stock until such holder shall surrender such certificate in accordance with this Section.  After the surrender of a certificate in accordance with this Section, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CBSI Common Stock.

(c)           At the Effective Time, the stock transfer books of Wilber shall be closed and no transfer of Wilber Common Stock shall thereafter be made or recognized.  If, after the Effective Time, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section.

(d)           In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by CBSI, the making of an indemnity agreement in a form reasonably requested by CBSI and/or the posting by such Person of a bond in such amount as CBSI may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(e)           Neither CBSI nor Wilber shall be liable to any holder of shares of Wilber Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  After the first anniversary of the Effective Time, CBSI shall be entitled to instruct the Exchange Agent to release to CBSI all of the shares of CBSI Common Stock and cash then remaining undistributed to former shareholders of Wilber.  Thereafter, CBSI shall deliver certificates representing an appropriate number of shares of CBSI Common Stock and/or a check for cash in lieu of fractional shares, if any, from time to time, as certificates representing Wilber Common Stock, the accompanying letter of transmittal and other related documents are presented to the Exchange Agent or CBSI, until at such time as such shares and cash are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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2.6.           Tax Treatment.  The parties hereto intend that the Merger qualify as a tax free reorganization under Section 368(a) of the Code.

2.7.          Modification of Structure.  Upon the mutual written consent of Wilber and CBSI (which consent on the part of Wilber shall not be unreasonably withheld or delayed), or at the request of any regulatory authority, CBSI shall have the right to modify the structure of any of the Transactions, provided that (a) there are no adverse tax consequences to the stockholders of Wilber as a result of such modification, (b) the Merger Consideration is not reduced or changed as a result of such modification, and (c) consummation of the Transactions is not likely to be impaired or delayed as a result of such modification.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WILBER

 Except as Previously Disclosed, Wilber hereby represents and warrants to CBSI as follows:

3.1.           Capital Structure of Wilber.  The authorized capital stock of Wilber consists of (i) 100,000 shares of preferred stock, no par value, none of which are issued and outstanding and (ii) 16,000,000 shares of Wilber Common Stock, of which, as of the date hereof, 10,719,382 shares are issued and outstanding and 3,242,282 shares are held in treasury.  There are no outstanding options, warrants, agreements, arrangements, commitments or any similar rights in existence for the purchase of or issuance of, or which encumber in any way, Wilber Common Stock or any equity interest in any Subsidiary of Wilber.  All outstanding shares of Wilber Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  None of the shares of Wilber’s capital stock has been issued in violation of the preemptive rights of any Person.

3.2.           Organization, Standing and Authority of Wilber.  Each of Wilber and its Subsidiaries is a duly organized corporation, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on Wilber.  Each of Wilber and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Wilber.  Wilber is registered as a bank holding company under the Bank Holding Company Act.

3.3.           Ownership of Wilber Subsidiaries; Capital Structure of Wilber Subsidiaries.  A true and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Wilber or another Subsidiary of Wilber, has been Previously Disclosed.  Except as Previously Disclosed, Wilber does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.

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3.4.           Authorized and Effective Agreement.

(a)           Wilber has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution and delivery of this Agreement and each such Transaction Agreement and the consummation of the Transactions and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Wilber, except for the affirmative vote of a two-thirds of the votes cast by the holders of Wilber Common Stock entitled to vote thereon, which is the only shareholder vote required to approve the Merger pursuant to Wilber’s certificate of incorporation and bylaws.  The Board of Directors of Wilber has approved and adopted this Agreement and the Merger, and directed that this Agreement be submitted to Wilber’s shareholders for approval at a special meeting to be held as soon as practicable.  The Board of Directors of Wilber has unanimously recommended that the shareholders of Wilber approve this Agreement and the Merger.  In connection with its approval of this Agreement and the Merger, the Board of Directors of Wilber has received a written fairness opinion dated on or about the date hereof from Austin Associates LLC to the effect that the Merger Consideration is fair, from a financial point of view, to the shareholders of Wilber.

(b)           This Agreement and each Transaction Document to which Wilber is a party have been duly executed and delivered by Wilber and, assuming the accuracy of the representation contained in Section 4.3(b) hereof, this Agreement constitutes the legal, valid and binding obligation of Wilber, enforceable against Wilber in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Neither the execution and delivery by Wilber of this Agreement or any Transaction Document to which it is a party, nor consummation of the Transactions, nor compliance by Wilber with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Wilber, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Wilber or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Wilber or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to Wilber or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on Wilber.

(d)           Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Wilber on or prior to the Closing Date in connection with the execution, delivery and performance of this

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Agreement or any of the Transaction Documents to which it is a party or the consummation of the Transactions. As of the date hereof, Wilber is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

3.5.           Regulatory Filings.  Each of Wilber and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Wilber, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.6.           SEC Documents; Financial Statements; Books and Records; Minute Books.  Wilber has filed all forms, reports and documents required to be filed with the SEC since January 1, 2007.  The SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Wilber Financial Statements filed by Wilber in its SEC Documents prior to the date of this Agreement fairly present, and the Wilber Financial Statements filed by Wilber in its SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of Wilber as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of Wilber and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP applied to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC.  The books and records of Wilber and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound.  Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects.  The minute books of Wilber and each of its Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.7.           Material Adverse Change.  Wilber has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2009, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to Wilber.  For purposes of this Section, a Material Adverse Effect shall be deemed to have occurred if Wilber’s Delinquent Loans as of any month end prior to the Closing Date, equals or exceeds $32.16 million.  “Delinquent Loans” shall mean (i) all Loans with principal and/or interest that are 30-89 days past due, (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all Loans with principal and/or interest that are nonaccruing, (iv) Loans which constitute troubled debt restructurings under GAAP or applicable law, (v) OREO and (vi) net charge-offs from August 31, 2010 through the Closing Date.

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3.8.           Absence of Undisclosed Liabilities.  Neither Wilber nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to Wilber on a consolidated basis, or that, when combined with all similar liabilities, would be material to Wilber on a consolidated basis, except as disclosed in the Wilber Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in  the ordinary course of business consistent with past practice since June 30, 2010.

3.9.           Absence of Certain Changes.  Since June 30, 2010, except as Previously Disclosed, Wilber has not:

(a)           suffered  any material damage, destruction or loss of physical property or assets (whether or not covered by insurance);

(b)           issued, sold or otherwise disposed of any of its capital stock or granted or issued any Rights to acquire shares of its capital stock, except shares of Wilber Common Stock issued under the DRIP Plan (which shares are included in the number of shares issued and outstanding set forth in Section 3.1);

(c)           incurred or agreed to incur any material indebtedness for borrowed  money, other than in the ordinary course of business consistent with past practice;

(d)           made or obligated itself to make any capital expenditure in excess of $100,000, individually or in the aggregate;

(e)           waived any material right, except in the ordinary course of business consistent with past practice;

(f)            sold, transferred or otherwise disposed of any assets, or canceled, or agreed to cancel, any material debts or claims, in each case, other than in the ordinary course of business consistent with past practice;

(g)            mortgaged, pledged or subjected to any charge,  lien, claim or encumbrance any of its material properties or assets, other than in the ordinary course of business;

(h)           declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock, except shares of Wilber Common Stock purchased for issuance under the DRIP Plan (which shares are included in the number of shares issued and outstanding set forth in Section 3.1);

(i)             increased the salaries, bonuses or other compensation of any of its directors, officers, employees or agents, or adopted or increased any benefits under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent, except for changes in salaries of employees earning less than $50,000 per year made in the ordinary course of business;

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(j)             made or permitted any amendment or termination of any material  contract, agreement or license to which it is a party, other than in the ordinary course of business consistent with past practice;

(k)            made any material change in its accounting methods or practices with respect to its financial condition, properties, business or operations;

(l)             repaid any outstanding loans, other than repayments in the ordinary course of business;

(m)           entered into any other material transaction not in the ordinary course of business;

(n)            hired any new employees;

(o)            entered into any real estate or equipment lease, requiring aggregate rental payments in excess of $25,000; or

(p)            agreed to or otherwise become obligated to do any of the foregoing.

3.10.         Properties.  Wilber and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are material to the business of Wilber on a consolidated basis, and which are reflected on the Wilber Financial Statements as of December 31, 2009 or acquired after such date, except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of Wilber, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice.  To the Knowledge of Wilber, all leases pursuant to which Wilber or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Wilber on a consolidated basis are valid and enforceable against the lessor in accordance with their respective terms.  All tangible property used in the business of Wilber is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Wilber’s past practices.

3.11.            Loans; Nonperforming and Classified Assets.

(a)           Except as Previously Disclosed to CBSI in writing, each loan, line of credit, extension of credit, credit enhancement, guarantee, loan participation, lease, promissory note, borrowing arrangement and loan commitment (“Loan”) on the books and records of Wilber and its Subsidiaries (i) arose out of a bona fide arm’s-length transaction made in the ordinary course of business, (ii) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (iii) is evidenced in all material respects by appropriate and sufficient documentation, (iv) to the Knowledge of Wilber, constitutes the legal, valid and binding obligation of the obligor therein, except as may be provided by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity

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principles, and (v) Wilber has not received written notice from the obligor asserting any defense, set-off or counterclaim with respect thereto.

(b)           Wilber has Previously Disclosed to CBSI in writing as of the date of this Agreement: (i) a listing of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (ii) each Loan with any director, executive officer or five percent or greater shareholder of Wilber or a Wilber Subsidiary, or to the Knowledge of Wilber, any Person controlling, controlled by or under common control with any of the foregoing.  All OREO is carried on the books of Wilber, net of reserves, at fair market value less cost to sell.

(c)            Except as Previously Disclosed to CBSI in writing, all reserves or other allowances for Loan losses reflected in Wilber’s Financial Statements complied with all applicable laws and are adequate under GAAP.  Wilber has not been notified by any state or federal bank regulatory agency that its reserves are inadequate or that the practices and policies of Wilber in establishing its reserves reflected in the Wilber’s Financial Statements, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that bank regulators or Wilber’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Wilber.  Wilber’s reserves and allowances for Loan losses is in compliance with the standards established by state and federal bank regulatory agencies, are sufficient at the date of this Agreement to cover its reasonably anticipated Loan losses, and are consistent with Wilber’s past practices.

(d)            All Loans owned by Wilber or any Wilber Subsidiary, or in which Wilber or any Wilber Subsidiary has an interest, comply in all material respects with all applicable laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

(e)            Each mortgage held by Wilber and each Wilber Subsidiary creates a valid and enforceable lien on the real property described therein having the priority indicated by the terms of such mortgage, subject only to such exceptions as are described in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured thereby or are not material as to the collectability of such Loans.  Wilber and each Wilber Subsidiary have properly perfected or caused to be properly perfected all security interests, liens and other interests in collateral securing any Loans made by it.  Except as Previously Disclosed to CBSI in writing, Wilber and each Wilber Subsidiary has full recourse to the borrowers and guarantors of all Loans held by them, and neither Wilber nor any Wilber Subsidiary has taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor on any Loan.

(f)             Except as Previously Disclosed to CBSI in writing, each outstanding Loan participation sold by Wilber or any Wilber Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Wilber or any Wilber Subsidiary for payment or repurchase of the amount of

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such Loan represented by the participation or liability under any yield maintenance or similar obligation.

(g)           Wilber has Previously Disclosed to CBSI in writing: (i) all Loans held by Wilber or any Wilber Subsidiary that, during the past twelve months, have had their respective terms to maturity accelerated or with respect to which Wilber or a Wilber Subsidiary has notified the borrower of its intention to accelerate the Loan or declare a default, (ii) all Loan commitments or lines of credit that have been terminated or amended by Wilber or a Wilber Subsidiary during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party which has notified Wilber or a Wilber Subsidiary during the past 12 months of, or has asserted against Wilber, orally or in writing, any “lender liability” or similar claim, (iv) all Loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by Wilber as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.12.        Tax Matters.

(a)           Wilber and each of its Subsidiaries have timely filed federal income tax returns for each year through December 31, 2009 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Wilber or any of its Subsidiaries.  All Taxes due by or on behalf of Wilber or any of its Subsidiaries have been paid or adequate reserves have been established on the Wilber Financial Statements for the payment of such Taxes.  Neither Wilber nor any of its Subsidiaries will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not, individually or in the aggregate, have a Material Adverse Effect on Wilber.

(b)           All Tax Returns filed by Wilber and each of its Subsidiaries are complete and accurate in all material respects. Neither Wilber nor any of its Subsidiaries is delinquent in the payment of any material Tax, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed.  No material audit, examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Wilber has been proposed, asserted or assessed (tentatively or otherwise).  There are currently no agreements in effect with respect to Wilber or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Tax.

(c)            Except as Previously Disclosed, neither the Transactions nor the termination of the employment of any employees of Wilber prior to or following consummation of the Transactions will result in Wilber or any of its Subsidiaries (or any successor thereof)

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making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

(d)           Neither Wilber nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(e)            Except as Previously Disclosed, neither Wilber nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

(f)            Neither Wilber nor any of its Subsidiaries has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an IRS Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting Wilber or any of its Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of CBSI or any of its Subsidiaries after the Effective Time.

3.13.         Employee Benefit Plans.

(a)            Wilber has Previously Disclosed to CBSI in writing a true and complete list of each Wilber Plan. For purposes of this Section 3.13, the term “Wilber Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Wilber or by any trade or business, whether or not incorporated, that together with Wilber would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of Wilber or any ERISA Affiliate of Wilber.

(b)            With respect to each of the Wilber Plans, Wilber has made available to CBSI true and complete copies of each of the following documents: (i) the Wilber Plan and related documents (including all amendments thereto); (ii) the most recent annual reports, financial statements, and actuarial reports, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Wilber Plan and all material communications relating to each such Wilber Plan; and (iv) the most recent determination letter received from the IRS with respect to each Wilber Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each Wilber Plan.

(c)            No liability under Title IV of ERISA has been incurred by Wilber or any ERISA Affiliate of Wilber that has not been satisfied in full, and no condition exists that presents a material risk to Wilber or any ERISA Affiliate of Wilber of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

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(d)           Neither Wilber nor, to the Knowledge of Wilber, any ERISA Affiliate of Wilber, nor any of the Wilber Plans, nor, to the Knowledge of Wilber, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Wilber or any ERISA Affiliate of Wilber could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

(e)            Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Wilber or any ERISA Affiliate of Wilber is required to pay under Section 412 of the Code or under the terms of the Wilber Plans.

(f)            The fair market value of the assets held under each Wilber Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such Wilber Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Wilber Plan other than any reportable event occurring by reason of the Transactions or a reportable event for which the requirement of notice to the PBGC has been waived.

(g)           None of the Wilber Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(h)           A favorable determination letter has been issued by the IRS with respect to each of the Wilber Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the Knowledge of Wilber, no condition exists that could adversely affect the qualified status of any such Wilber Plan. Each of the Wilber Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Wilber Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(i)             There are no actions, suits or claims pending, or, to the Knowledge of Wilber, threatened or anticipated (other than routine claims for benefits) against any Wilber Plan, the assets of any Wilber Plan or against Wilber or any ERISA Affiliate of Wilber with respect to any Wilber Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Wilber Plan or any fiduciary thereof, other than rules of general applicability. There are no pending or, to the Knowledge of Wilber, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Wilber Plan.

(j)             Except as Previously Disclosed, the consummation of the Transactions will not result in, and is not a precondition to, (i) any current or former employee or director of Wilber or any ERISA Affiliate of Wilber becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or

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director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

3.14.         Material Contracts.

(a)           Except as Previously Disclosed, neither Wilber nor any of its Subsidiaries is a party to, and is bound by, (i) any material contract, as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, which has not been filed as an exhibit to Wilber’s SEC Documents or any other material agreement or similar arrangement (any contract or commitment which could reasonably be expected to involve expenditures or receipt by Wilber or any of its Subsidiaries in excess of $25,000 in the aggregate shall be deemed material for these purposes) whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business consistent with past practice of Wilber Bank) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Wilber or any of its Subsidiaries or the guarantee by Wilber of any of its Subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business consistent with past practice, (iii) any agreement, arrangement or commitment relating to the employment of a Person who is or was a director or officer or to the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement, arrangement or commitment that would obligate Wilber or any Wilber Subsidiary to pay any stay or retention bonus or change-in-control, severance or termination payment to any current or former director or officer as a result of the consummation of the Transactions or the separation from service of any director or officer following consummation of the Transactions, or (v) any contract, agreement or understanding with a labor union, in each case whether written or oral.

(b)           Neither Wilber nor any of its Subsidiaries is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Wilber.

3.15.         Legal Proceedings.  Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the Knowledge of Wilber, threatened against Wilber or any of its Subsidiaries or against any asset, interest or right of Wilber or any of its Subsidiaries that, if decided against Wilber or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on Wilber.  There are no actual or, to the Knowledge of Wilber, threatened actions, suits or proceedings which present a claim to restrain or prohibit the Transactions or to impose any material liability or restrictions in connection therewith.  There are no actions, suits or proceedings instituted, pending or, to the Knowledge of Wilber, threatened against any present or former director or officer of Wilber or any of its Subsidiaries, that would reasonably be expected to give rise to a claim for indemnification.

3.16.         Compliance with Laws.  Except as Previously Disclosed, Wilber and each of its Subsidiaries is in compliance in all material respects with all statutes and regulations applicable

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to the conduct of its business, and since January 1, 2007 neither Wilber nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations.  Neither Wilber nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Material Adverse Effect on Wilber, or has received any communication contemplating any of the foregoing.

3.17.         Labor Matters.  With respect to their employees, neither Wilber nor its Subsidiaries is a party to any collective bargaining or other similar agreement with any labor organization, group or association or has engaged in any unfair labor practice.  Since January 1, 2009, neither Wilber nor its Subsidiaries has experienced any attempt by organized labor or its representatives to make Wilber or any of its Subsidiaries conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Wilber or any of its Subsidiaries.  To the Knowledge of Wilber, there is no unfair labor practice charge or other complaint by any employee or former employee of Wilber or any of its Subsidiaries against any of them pending before any court, arbitrator or governmental agency arising out of Wilber’s or such Subsidiary’s activities or such employee’s employment with Wilber or such Subsidiary.  There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of Wilber, threatened against Wilber or any of its Subsidiaries, and neither Wilber nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since January 1, 2009.

3.18.         Brokers and Finders.  Neither Wilber nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the Transactions, except for the firms of Sandler O’Neil & Partners, L.P. and Austin Associates LLC to provide financial advice with respect to the transaction provided for in this Agreement.  Wilber has heretofore furnished to CBSI a complete and correct copy of all agreements between Wilber or any of its Subsidiaries and Sandler O’Neil & Partners, L.P. and Austin Associates LLC, pursuant to which such firms would be entitled to any payment relating to the Transactions.

3.19.         Insurance.  Each of Wilber and its Subsidiaries currently maintains insurance in amounts reasonably adequate for their operations.  Neither Wilber nor any of its Subsidiaries has received any notice of a material premium increase over current rates or cancellation with respect to any of their insurance policies or bonds, and within the last three years, neither Wilber nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither Wilber nor any of its Subsidiaries has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect. Wilber has Previously Disclosed a list of all outstanding claims as of the date hereof by Wilber or any of its Subsidiaries under any insurance policy.  The deposits of Wilber Bank are insured by the FDIC in accordance with the FDIA, and Wilber Bank has paid all assessments and filed all reports required by the FDIA.

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3.20.         Environmental Liability.  Except as Previously Disclosed:

(a)           During the period that Wilber or any of its Subsidiaries has owned, leased or operated any properties or facilities, neither it nor any other Person has disposed, released, or participated in or authorized the release or threatened release of Hazardous Materials on, from or under such properties or facilities.  There is not now nor, to the Knowledge of Wilber, has there ever been any presence, disposal, release or threatened release of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Wilber having taken possession of any of such properties or facilities.  For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U. S.C. § 9601 et seq., as amended (“CERCLA”).

(b)           The operations of Wilber or any of its Subsidiaries, and properties that Wilber or any of its Subsidiaries owns or leases, are in compliance with Environmental Law.  During the time that Wilber or any of its Subsidiaries has owned or leased its properties and facilities, neither Wilber or any of its Subsidiaries nor, to the Knowledge of Wilber, any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials in violation of applicable Environmental Law.

(c)           During the time that Wilber or any of its Subsidiaries has owned or leased its properties and facilities, there has been no litigation brought or, to the Knowledge Wilber, threatened against Wilber or any of its Subsidiaries by, or any settlement reached by Wilber or any of its Subsidiaries with, any Person alleging the presence, disposal, release or threatened release of any Hazardous Materials, on from or under any of such properties or facilities.

(d)           There are no facts, circumstances or conditions relating to the properties and facilities owned or leased by Wilber or any of its Subsidiaries known to Wilber which are reasonably likely to give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

3.21.         Administration of Trust Accounts.  Wilber and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Wilber. Neither Wilber nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of Wilber or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Wilber.

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3.22.         Intellectual Property.  Each of Wilber and its Subsidiaries owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct their respective businesses and operations as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Wilber. The ownership, licensing or use of Intellectual Property by Wilber or any of its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person.  None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would, individually or in the aggregate, have a Material Adverse Effect on Wilber.  Except as Previously Disclosed, upon consummation of the Transactions, CBSI will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments.

3.23.         Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Wilber Shareholders’ Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Wilber relating to Wilber or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  All information concerning Wilber and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

3.24.         Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which Wilber or any of its Subsidiaries is a party, whether entered into for Wilber’s own account, or for the account of one or more of such Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with parties reasonably believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of Wilber or such Subsidiary, enforceable in accordance with its terms (except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither Wilber nor any of its Subsidiaries nor to Wilber’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. Wilber has previously made available to CBSI all of such agreements and arrangements that are in effect as of the date of this Agreement.

3.25.         Tax Treatment.  As of the date of this Agreement, Wilber knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

3.26.         Interested Party Transactions.  Except as Previously Disclosed, no Related Party (as defined below) has been directly or indirectly a party to any contract or other arrangement

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(whether written or oral) with Wilber or any of its Subsidiaries pertaining to deposits, loans, services (other than as an employee), products, goods or supplies, rental of real or personal property, or otherwise requiring payments, provided from or to Wilber in an amount in excess of $50,000 in the aggregate (collectively, the “Interested Party Transactions”).   For purposes hereof, the term “Related Party” shall mean a 5%-or-greater shareholder of Wilber, a director or officer of Wilber or any of its Subsidiaries, or any member of such person’s family or any corporation, partnership, limited liability company, other business entity or trust in which such person or any member of such person’s family has greater than a ten percent (10%) interest, or of which such person or any member of such person’s family is an officer, director, partner, member or trustee.  Each Interested Party Transaction that is an arrangement to make a loan to the applicable Related Party, or is a deposit or other investment by the applicable Related Party, was an arms’-length transaction approved pursuant to the normal underwriting standards, and substantially upon the normal commercial terms and conditions, that are applicable for comparable transactions to Wilber’s unaffiliated customers.

3.27.         Takeover Statutes Not Applicable; No Rights Agreement.  The Board of Directors of Wilber has taken all actions so that the restrictions contained in Section 912 of the NYBCL applicable to a “business combination” (as defined therein) will not apply to the execution or delivery of this Agreement or any Transaction Document to which Wilber is a party, or to the consummation of the Transactions.  Wilber has no shareholder rights agreement or plan or other similar plan, agreement or arrangement.

3.28.         Investment Securities.  Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the Wilber Financial Statements, and none of the material investments made by Wilber or any of its Subsidiaries since December 31, 2009, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

3.29.         Capitalization.  Wilber and Wilber Bank are “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve Board and the FDIC.

3.30.         CRA, Anti-Money Laundering and Customer Information Security.  Neither Wilber nor Wilber Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist which would cause Wilber Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act of 1977, as amended (the “CRA”) and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory,” or (ii) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended and its implementing regulations (31 CFR part 103), the USA Patriot Act of 2001, Public Law 107-56 (the “USA Patriot Act”) and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and

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regulations promulgated thereunder as well as the provisions of the Information Security Program adopted by OFSLA pursuant to 12 CFR Part 364.  The Board of Directors of Wilber Bank has adopted, and Wilber Bank has implemented, an anti-money laundering program that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

3.31.         Agreements with and Examination by Banking Authorities.  Except as Previously Disclosed, neither Wilber nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to Wilber or any of its Subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which is currently in effect, and neither Wilber nor any of its Subsidiaries has received notice from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease or desist order.  Except as Previously Disclosed, neither Wilber nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing, requesting or amending any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission.

3.32.         Ownership of CBSI Common Stock.  Neither Wilber nor, to the Knowledge of Wilber, any of its affiliates or associates beneficially owns in the aggregate three percent (3%) or more of the outstanding shares of CBSI Common Stock or, to the Knowledge of Wilber, has acquired shares of CBSI Common Stock which were at any time in the past two years beneficially owned by an “Interested Shareholder” (as defined in CBSI’s certificate of incorporation) if such acquisition occurred other than pursuant to a public offering within the meaning of the Securities Act, in each case such that Wilber would be deemed an “Interested Shareholder” under CBSI’s certificate of incorporation.

3.33.         Disclosure.  None of the representations and warranties of Wilber contained in this Agreement or any of the Transaction Documents to which it is a party, or any of the written information or documents furnished by Wilber to CBSI in connection therewith, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CBSI

Except as Previously Disclosed, CBSI hereby represents and warrants to Wilber as follows:

4.1.           Capital Structure of CBSI.  The authorized capital stock of CBSI consists of (i) 500,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding and (ii) 50,000,000 shares of CBSI Common Stock, of which, as of the date hereof,

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33,170,510 shares are issued and outstanding and 827,183 shares are held in treasury. All outstanding shares of CBSI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of CBSI Common Stock has been issued in violation of the preemptive rights of any Person. The shares of CBSI Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

4.2.           Organization, Standing and Authority of CBSI.  Each of CBSI and its Subsidiaries is a duly organized corporation or bank, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on CBSI.  Each of CBSI and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBSI. CBSI is registered as a bank holding company under the Bank Holding Company Act.

4.3.           Authorized and Effective Agreement.

(a)           CBSI has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution and delivery of this Agreement and each such Transaction Document and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBSI.  The Board of Directors of CBSI has approved and adopted this Agreement and the Merger.

(b)           This Agreement and each Transaction Document to which CBSI is a party have been duly executed and delivered by CBSI and, assuming the accuracy of the representation contained in Section 3.4(b) hereof, this Agreement constitutes the legal, valid and binding obligations of CBSI, enforceable against CBSI in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Neither the execution and delivery by CBSI of this Agreement or any Transaction Document to which it is a party, nor consummation of the Transactions, nor compliance by CBSI with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of CBSI, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CBSI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CBSI or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly

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obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to CBSI or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on CBSI.

(d)           Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by CBSI on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the Transactions. As of the date hereof, CBSI is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

4.4.           Regulatory Filings.  Each of CBSI and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on CBSI, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

4.5.           SEC Documents; Financial Statements; Books and Records; Minute Books.  CBSI has filed all forms, reports and documents required to be filed with the SEC since January 1, 2007.  The SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The CBSI Financial Statements filed by CBSI in its SEC Documents prior to the date of this Agreement fairly present, and the CBSI Financial Statements filed by CBSI in its SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of CBSI as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of CBSI and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP applied to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC.  The books and records of CBSI and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound.  Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects.

4.6.           Material Adverse Change.  CBSI has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2009, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to CBSI.

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4.7.           Absence of Undisclosed Liabilities.  Neither CBSI nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to CBSI on a consolidated basis, or that, when combined with all similar liabilities, would be material to CBSI on a consolidated basis, except as disclosed in the CBSI Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2010.

4.8.           Tax Matters.

(a)           CBSI and each CBSI Subsidiary have timely filed federal income tax returns for each year through December 31, 2009 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to CBSI or any of its Subsidiaries, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on CBSI.  All Taxes due by or on behalf of CBSI or any of its Subsidiaries have been paid or adequate reserves have been established on the CBSI Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on CBSI. Neither CBSI nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on CBSI.

(b)           All Tax Returns filed by CBSI and each of its Subsidiaries are complete and accurate in all material respects.  Neither CBSI nor any CBSI Subsidiary is delinquent in the payment of any material Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed.  Except as Previously Disclosed or as fully settled and paid or accrued on the CBSI Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of CBSI or any of its Subsidiaries has been proposed, asserted or assessed (tentatively or otherwise).

(c)           Except as Previously Disclosed, neither CBSI nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

4.9.           Employee Benefit Plans.

(a)           Each of the CBSI Plans complies with the requirements of applicable law, including ERISA and the Code, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on CBSI. For purposes of this Agreement, the term “CBSI Plan” means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by CBSI or any ERISA Affiliate or under which CBSI or any ERISA Affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by CBSI or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CBSI or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with Section 404(a)(6)

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of the Code of all amounts that CBSI or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the CBSI Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any CBSI Plan.

(b)            Neither CBSI nor, to the Knowledge of CBSI, any ERISA Affiliate of CBSI, nor any of the CBSI Plans, nor, to the Knowledge of CBSI, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which CBSI or any ERISA Affiliate of CBSI could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

(c)            A favorable determination letter has been issued by the IRS with respect to each of the CBSI Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the Knowledge of CBSI, no condition exists that could adversely affect the qualified status of any such CBSI Plan. Each of the CBSI Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects.

4.10.         Legal Proceedings.  Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the Knowledge of CBSI, threatened against CBSI or any of its Subsidiaries or against any asset, interest or right of CBSI or any of its Subsidiaries that, if decided against CBSI or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on CBSI.  There are no actual or, to the Knowledge of CBSI, threatened actions, suits or proceedings which present a claim to restrain or prohibit the Transactions or to impose any material liability or restrictions in connection therewith.

4.11.         Brokers and Finders.  Neither CBSI nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the Transactions, except for the firm of Janney Montgomery Scott, LLC to provide financial advice with respect to the transaction provided for in this Agreement.

4.12.         Environmental Liability.  Neither CBSI nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the Knowledge of CBSI, there is no governmental investigation of any nature pending, in each case that would reasonably be expected to result in the imposition on CBSI or any of its Subsidiaries of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA; there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither CBSI nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

4.13.         Compliance with Laws.  CBSI and each of its Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and since January 1, 2007 neither CBSI nor any of its Subsidiaries has received notification from any

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agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations.  Neither CBSI nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Material Adverse Effect on CBSI, or has received any communication contemplating any of the foregoing.

4.14.         Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Wilber Shareholders’ Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by CBSI relating to CBSI or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  All information concerning CBSI and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

4.15.         Tax Treatment.  As of the date of this Agreement, CBSI knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

4.16.         Merger Consideration.  CBSI will have, at the Effective Time, unissued shares of Common Stock and shares of Common Stock held in its treasury that are not reserved for any other purpose sufficient to issue the number of shares of CBSI Common Stock contemplated by Article II, and a sufficient amount of cash to pay the amount contemplated by Article II.

4.17.         Properties.  CBSI and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are material to the business of CBSI on a consolidated basis, and which are reflected on the CBSI Financial Statements as of December 31, 2009 or acquired after such date, except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of CBSI, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice.  To the Knowledge of CBSI, all leases pursuant to which CBSI or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Wilber on a consolidated basis are valid and enforceable against the lessor in accordance with their respective terms.

4.18.         CBSI Information.  The information regarding CBSI and its Subsidiaries to be supplied by CBSI for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the

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Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The portions of the Registration Statement and Proxy Statement/Prospectus that relate to CBSI or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder.

4.19.        Agreements with and Examination by Banking Authorities.  Except as Previously Disclosed, neither CBSI nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to CBSI or any of its Subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which is currently in effect, and neither CBSI nor any of its Subsidiaries has received notice from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease or desist order.  Except as Previously Disclosed, neither CBSI nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing, requesting or amending any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission.

ARTICLE V

COVENANTS

5.1.           Shareholders’ Meeting.  Wilber shall call and give notice of the Wilber Shareholders’ Meeting as promptly as practicable after the Registration Statement contemplated by Section 5.2 is first declared effective by the SEC, but in no event later than 10 days after the date of such effectiveness (the “Registration Statement Effective Date”), for the purpose of voting upon the approval of this Agreement, and Wilber shall use all reasonable efforts to hold the Wilber Shareholders’ Meeting as soon as practicable after the Registration Statement Effective Date, subject to the applicable notice requirements under the NYBCL.  Subject to the fiduciary duties of the Board of Directors of Wilber, as determined after consultation with outside counsel and financial advisors, (i) the Board of Directors of Wilber shall recommend that the shareholders vote in favor of the approval of this Agreement, and (ii) Wilber shall solicit from its shareholders proxies in favor of approval of this Agreement and shall take all other action necessary or desirable to secure the vote of shareholders to obtain such approval.  Notwithstanding any withdrawal, modification or change in any recommendation of the Board of Directors of Wilber, Wilber agrees to hold the Wilber Shareholders’ Meeting within the time period specified above unless this Agreement is terminated in accordance with its terms.

5.2.           Proxy Statement; Registration Statement.  As promptly as practicable after the date hereof, CBSI shall prepare and file the Registration Statement with the SEC, and Wilber shall cooperate in the preparation of the Registration Statement, which shall include the Proxy Statement/Prospectus to be mailed to the shareholders of Wilber in connection with obtaining

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their approval of this Agreement.  CBSI will advise Wilber, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the CBSI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.  If, at any time prior to the Effective Time, any event or circumstance relating to a party to this Agreement, or its directors, officers or shareholders who have filed a Schedule 13D under the Exchange Act, shall be discovered by such party that pursuant to the Securities Act or the Exchange Act should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus included therein, such party shall promptly notify the other party.  To the extent applicable, CBSI shall take all actions necessary to register or qualify the shares of CBSI Common Stock to be issued in the Merger pursuant to all applicable state “blue sky” or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. CBSI shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of CBSI Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Time.

5.3.           Applications.

(a)           As promptly as practicable after the date hereof, and after a reasonable opportunity for review by the other party and its counsel, CBSI and Wilber shall submit any requisite applications for prior approval of, and notices with respect to, the Transactions to the OCC and the Federal Reserve Board, and each of the parties hereto shall, and shall cause its Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body, the approval of which is required or desirable for consummation of the Merger.  Wilber and CBSI each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.  Each party agrees to consult with the other party with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents, including providing the other party with copies of all material written communications to, or received from, any regulatory authority in respect of the Transactions.  The parties agree to cooperate with each other in seeking regulatory approvals by, among other things, providing each other with information which may be necessary or advisable in connection with any application to or filing with, any regulatory authority.

(b)           Wilber has submitted and hereafter may submit one or more applications to the appropriate regulatory authorities to approve the payment of severance, separation or change-of-control payments owed to an employee or former employee pursuant to a contract or a Wilber Plan.  In the event that any such application remains pending at the Effective Time, CBSI will pursue the application before the regulatory authorities in good faith until a determination is made.

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5.4.           Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, CBSI and Wilber shall each use reasonable best efforts in good faith to (i) furnish such information as may be required or desirable in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of Persons whose consent or approval is required for consummation of the Transactions, provided that Wilber shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CBSI, which consent shall not be unreasonably withheld or delayed, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors.  Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or not to be taken by any third party, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.  In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

(b)           Each party hereto shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts in good faith to remedy such failure.

(c)           From the date of this Agreement through the Effective Time, to the extent permitted by law, Wilber shall cause Wilber Bank to provide such assistance to Community Bank as reasonably necessary for Community Bank to prepare for the conversion and transfer in connection with the Merger all information concerning the loans, deposits and other assets and liabilities of Wilber Bank into Community Bank’s own data processing system, with a view to facilitating the integration of Community Bank’s and Wilber Bank’s systems and otherwise combining Community Bank’s and Wilber Bank’s operations upon consummation of the Merger.  Such assistance shall include providing Community Bank with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of Wilber Bank, together with operational procedures designed to implement the transfer of such information to Community Bank, provided that the confidentiality of customer information shall be preserved and no information shall be transferred until the Effective Time. After execution of this Agreement, Wilber Bank and Community Bank shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational

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matters.  Prior to the Effective Time, Wilber shall not enter into, extend, modify, terminate, or allow to expire, any agreement with a third party vendor providing information technology or data processing services or software to Wilber or Wilber Bank without the prior written consent of CBSI, which consent will not be unreasonably withheld or delayed.

(d)           Each party shall provide, and shall request its auditors to provide, the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

5.5.           Investigation and Confidentiality.

(a)            Wilber and CBSI each will keep the other advised of all material developments relevant to its and its Subsidiaries’ businesses and to consummation of the Transactions.  Without limiting the generality of the foregoing, (i) representatives of Wilber and CBSI shall confer periodically regarding the financial condition, assets, liabilities, operations and business of Wilber and Wilber Bank and matters relating to the completion of the Transactions, and (ii) as soon as reasonably available, but in no event more than three (3) business days after filing, Wilber shall furnish to CBSI all reports filed by it or Wilber Bank with, and all material notices received by it or Wilber Bank from, any regulatory authority subsequent to the date hereof, subject to any regulatory requirements to maintain the confidentiality of such reports and notices.

(b)           Wilber and CBSI each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Transactions, provided, however, that such investigation shall be reasonably related to such transactions and the party conducting such investigation shall use its reasonable best efforts to minimize any disruptions to the operations of the other party.  CBSI and Wilber agree to furnish the other and the other’s advisors with such financial data, assets, liabilities and other information with respect to its business and properties as such other party shall from time to time reasonably request, including, without limitation, information with respect to Wilber’s delinquent or problem Loans of the nature described in Section 3.7 and Section 3.11.

(c)            Promptly following the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been required to have been Previously Disclosed to the other party, each party shall update its disclosure letter required to be delivered under the terms of this Agreement unless such event or fact is disclosed in an SEC Document filed with the SEC.  Without limiting the generality of the foregoing, Wilber shall provide CBSI, no later than fifteen (15) days after the end of each month, a written update on each of its delinquent and problem Loans of the nature described in Section 3.7 and Section 3.11.

(d)           No update of a party’s disclosure letter after the date hereof, and no investigation done after the date hereof pursuant to this Section 5.5 or otherwise, shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto.

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(e)           Each party hereto shall hold all information furnished by the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence and in accordance with the confidentiality agreements dated August 4, 2010 and October 1, 2010, between Wilber and CBSI (collectively, the “Confidentiality Agreements”).

5.6.           Press Releases and Other Public Disclosures.  Wilber and CBSI shall agree with each other as to the form and substance of any press release related to this Agreement or the Transactions, and shall consult and agree with each other as to the form and substance of other public disclosures related thereto, including without limitation, any communications with securities market professionals and investors, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or NYSE rules.

5.7.           Actions Pending the Merger.

(a)            Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved in writing by the other party hereto, each of CBSI and Wilber shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

(b)            Except with the prior written consent of CBSI (which consent will not be unreasonably withheld or delayed) or as expressly permitted by this Agreement, Wilber shall not, and shall not permit any of its Subsidiaries to:

(1)            carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or incur an obligation in excess of $50,000 in the aggregate or which requires performance over more than one year (other than loans and investments booked in the usual, regular and ordinary course of business);

(2)            declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or earnings other than its regular quarterly cash dividends on Wilber Common Stock in amounts consistent with past practice, except for dividends issued by Wilber Bank to Wilber (provided that such dividends are consistent with Wilber Bank’s past practice);

(3)            issue any shares of its capital stock or permit any treasury shares to become outstanding; redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(4)            incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

(5)            issue, grant or authorize any Rights (or amend or modify the terms or exercisability of any outstanding Rights) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

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(6)            amend or otherwise change its certificate of incorporation or articles of association or bylaws; impose, or suffer the imposition, on any share of capital stock of Wilber of any lien, charge or encumbrance;

(7)            merge or consolidate with, or acquire control over, any Person or create any Subsidiary;

(8)            waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business consistent with past practice with prior notice to CBSI;

(9)            sell, liquidate, pledge or encumber or dispose of, or acquire any, assets with a value in excess of $50,000 (other than assets acquired in foreclosure, in lieu of foreclosure or other legal proceedings relating to collateral for loans in each case in the ordinary course of business consistent with past practice); make any capital expenditure in excess of $50,000 in the aggregate; or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

(10)          increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive (including without limitation, any “change of control” or severance payment) to, any of its directors, officers or employees except  as required by law or contractual obligation in effect as of the date hereof; or become party to, adopt, terminate, amend, or commit itself to, any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement, other than in the ordinary course of business consistent with past practice or except as required by existing plans or agreements (provided that Wilber may amend its vacation pay policy to increase the number of vacation days an employee may carry over from one year to another from five days to ten days); or accelerate the vesting of any deferred compensation other than as required by existing plans or agreements;

(11)          change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or changes required by a regulatory authority;

(12)          change its methods of accounting in effect at December 31, 2009, except as required by changes in GAAP concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2009, except as required by applicable law;

(13)          take any action that could result in (i) any of its representations or warranties in this Agreement being or becoming untrue in any material respects at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, except as may be required by law or (iii) materially delaying the receipt of necessary regulatory approvals for the Transactions except as may be required by law or regulatory requirement; or

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(14)          agree to do any of the foregoing or take any other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the Transactions.

(c)            CBSI shall not, except with the prior written consent of Wilber (which consent shall not unreasonably be withheld or delayed) or as expressly permitted by this Agreement, carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, that nothing herein shall be construed to prevent CBSI from acquiring or agreeing to acquire any Person, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, such Person or taking actions reasonably related thereto, so long as such transaction would not materially delay or prevent the consummation of the Transactions.

5.8.           Conforming Policies.

(a)            Prior to the Effective Time, Wilber shall, consistent with GAAP and applicable law, and on a basis mutually satisfactory to it and CBSI, use its best efforts to modify and change its accounting, investment, loan, litigation and real estate valuation policies and practices (including loan classifications, content and size of investment portfolio, and levels of reserves and accruals) so as to be applied, in all material respects, on a basis that is consistent with that of CBSI.  Prior to the Effective Time, Wilber and CBSI shall review the adequacy of reserves for loan losses currently established by Wilber and, if deemed warranted by both parties under GAAP, Wilber shall make mutually acceptable changes to such reserves.  Wilber shall cooperate with CBSI in planned actions discussed as part of the due diligence process which are designed to improve the short and long-term performance of Wilber and eliminate or reduce any potential earnings per share dilution of CBSI upon consummation of the Merger.

(b)           Wilber shall consult with CBSI with respect to determining the amount and timing of recognizing, for financial accounting and income Tax reporting purposes, Wilber’s expenses incurred in connection with the Transactions and, subject to GAAP and applicable law, Wilber shall recognize its costs and expenses in connection with the Transactions at such time or times as are reasonably requested by CBSI.

5.9.           Closing.  The Transactions shall be consummated at a closing to take place at the offices of Bond, Schoeneck & King, PLLC on the first business day, or other mutually agreeable time, following satisfaction or waiver of the conditions to consummation of the Merger set forth in Article VI hereof.  Alternatively, the parties may agree that the Closing shall occur without their or their counsel’s physical presence in the same location, through the transmission and execution of documents and instruments using electronic media, including, but not limited to, email and facsimile. Digital signatures produced by such means shall have the same force and effect as handwritten signatures.  If the parties elect to use this method for the Closing, following the Closing, they shall promptly execute handwritten documents and instruments and exchange the signature pages thereof so that each party shall have a complete set of manually signed documents memorializing the Closing.

5.10.         Affiliates.  As soon as practicable after the date hereof, Wilber and CBSI shall cooperate and use their best reasonable efforts to identify those Persons who may be deemed to

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be “affiliates” of Wilber within the meaning of Rule 145 promulgated by the SEC under the Securities Act.  Wilber and CBSI shall use their respective best reasonable efforts to cause each person so identified to deliver to CBSI or Wilber, as the case may be, no later than 30 days after the date hereof, an Affiliates Agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Affiliates Agreement”).

5.11.           Employee Benefits; Directors and Management; Indemnification.

(a)           The current employees of Wilber or any of its Subsidiaries who continue as employees of CBSI or its Subsidiaries after the Effective Time shall be given credit for past service with Wilber for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by CBSI or its Subsidiaries in which such employees participate following the Merger.  In the event that the employment of any current employee of Wilber or any of its Subsidiaries shall be terminated without cause after the Effective Time, such employee shall be entitled (subject to meeting applicable eligibility and vesting requirements) to receive (i) for any such employee terminated within twelve months after the Effective Time, severance benefits in accordance with the terms of the Wilber severance plan in effect on the date hereof, (ii) for any such employee terminated later than twelve months after the Effective Time, severance benefits in accordance with the terms of the CBSI severance plan in effect on the date of termination, and (iii) credit under Wilber’s or CBSI’s vacation policy (as applicable) for service after January 1, 2011 of the greater of (y) one week’s vacation plus documented unused vacation days carried over from the prior year, or (z) the number of weeks vacation determined in accordance with Wilber’s vacation policy (if such termination is effective at the Effective Time) or CBSI’s vacation policy (if such termination is effective after the Effective Time) plus documented unused vacation days carried over from the prior year, which vacation time, if not used prior to the date of termination, shall be paid in lump sum upon termination of employment.

(b)           Prior to the Effective Time, Wilber shall take all actions that may be requested by CBSI in writing upon advance notice of not less than 30 days with respect to (i) causing one or more Wilber Plans to terminate as of the Effective Time or for benefit accrual and entitlements to cease as of the Effective Time, (ii) causing the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Wilber Plan for such period as may be requested by CBSI, or (iii) cooperating with CBSI to facilitate the merger of any Wilber Plan into any CBSI Plan as of or following the Effective Time; provided that advance notice of not less than 90 days shall be provided with respect to the termination of Wilber’s defined benefit pension plan or 401K plan.

(c)           Prior to the Effective Time, CBSI shall cause its Board of Directors and Community Bank’s Board of Directors to take all requisite actions to expand the size thereof by two directors and appoint Brian R. Wright and Alfred S. Whittet (collectively, the “Nominees”) as directors of CBSI and Community Bank to fill the vacancies created by the expansion, effective as of the Effective Time.  Each Nominee shall be appointed to CBSI’s Board and Community Bank’s Board provided that, in the exercise of their fiduciary duties, the Boards of CBSI and Community Bank have determined that each such person satisfies all requirements generally applicable to nominees and directors serving on the Boards of CBSI and Community Bank, including requirements under applicable law and regulations, CBSI’s and Community

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Bank’s Bylaws, and CBSI’s Corporate Governance Guidelines as administered by its Nominating and Corporate Governance Committee.  Subject to the exercise of the fiduciary duties of CBSI’s Board of Directors, CBSI shall cause the Nominating and Corporate Governance Committee to nominate, and shall cause its Board to recommend for election, the Nominees at CBSI’s 2011 annual meeting of stockholders.  In the event a Nominee resigns or otherwise becomes ineligible to serve prior to the 2011 annual meeting, a majority of the members of the Advisory Board shall be entitled to recommend to CBSI’s Nominating and Corporate Governance Committee an individual to serve as his or her replacement.  Such substitute nominee must meet all of the qualifications for serving on the Boards of CBSI and Community Bank that generally may apply to nominees and directors at the time of election.  Nothing contained in this Section 5.11(c) shall be construed to limit the ability of the respective Boards of Directors of CBSI and Community Bank to further increase the size of such Boards from time to time as they may deem appropriate.

(d)           (1)           In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person (the “Indemnified Party”) who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Wilber is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Wilber or any of its Subsidiaries, or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, CBSI shall, for a period of six years after the Effective Time, indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by the DGCL upon receipt of any undertaking required by the DGCL), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with CBSI; provided, however, that (1) CBSI shall have the right to assume the defense thereof and upon such assumption CBSI shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CBSI elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between CBSI and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and CBSI shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) CBSI shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) CBSI shall not be liable for any settlement effected without its prior written consent, and (4) CBSI shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.11(d), upon becoming aware of any such claim, action, suit, proceeding or investigation, shall

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promptly notify CBSI thereof, provided that the failure of any Indemnified Party to so notify CBSI shall relieve it of its obligations to indemnify hereunder to the extent that such failure materially prejudices CBSI.

(2)           To the extent that the certificate of incorporation, bylaws and similar governing documents of Wilber and its Subsidiaries entitle the directors, officers and employees of Wilber and its Subsidiaries to indemnification rights greater than those provided in subparagraph (1) above, CBSI agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Wilber and any of its  Subsidiaries as provided in their respective certificates of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger, and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Time.

(3)            CBSI will use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of Wilber on or before the Effective Time to be covered by Wilber’s existing directors’ and officers’ liability insurance policy (provided that CBSI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Time. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time; provided, however, that in no event shall CBSI be required to expend more than 150% of the current amount expended by Wilber to maintain or procure insurance coverage pursuant hereto.  Prior to the Effective Time, Wilber agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at CBSI’s request.

5.12.         Dividends; Termination of DRIP Plan.  After the date of this Agreement, CBSI and Wilber shall coordinate with the other regarding the declaration of any dividends in respect of CBSI Common Stock and Wilber Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Wilber Common Stock shall not receive dividends other than regular dividends thereon, subject to any regulatory limitations, or fail to receive such regular dividends subject to any regulatory limitations, for any calendar quarter prior to the Effective Time with respect to their shares of Wilber Common Stock and for any calendar quarter following the Effective Time with respect to any shares of CBSI Common Stock that such holder receives as Merger Consideration.  Wilber shall suspend its DRIP Plan effective as of the date of this Agreement with the effect that no additional shares of Wilber Common Stock shall be issued thereunder prior to the Effective Time or the termination of this Agreement. Prompt notice of such suspension shall be given to all Wilber shareholders. Upon the Effective Time, the DRIP Plan shall be terminated, and Wilber and CBSI shall cooperate in providing any required notice of such termination of such termination to the shareholders of Wilber.

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5.13.         Advisory Board.  Promptly following the Effective Time, CBSI shall cause Community Bank to be form an advisory board (the “Advisory Board”) and invite each member of Wilber’s Board of Directors (other than members who are elected to CBSI’s Board of Directors pursuant to Section 5.11(c)) to serve on the Advisory Board. The Advisory Board shall be comprised of such Directors of Wilber who accept the invitation to serve on it, and the President and Chief Executive Officer of CBSI.  The purpose and function of the Advisory Board will be to advise Community Bank on deposit, lending and financial services activities in Wilber’s former market area and to insure a smooth transition of business relationships in connection with the Merger and the continued development of business relationships throughout such market area.  Each member of the Advisory Board, other than the President and Chief Executive Officer of CBSI, shall be paid for each meeting he or she actually attends an amount equal to (i) $5,000 per quarter divided by (ii) the number of meetings held in any given quarter, in cash, in consideration for his or her services on the Advisory Board.  The term of the Advisory Board shall be for a two-year period following the Effective Time.

5.14.         Takeover Laws.  No party hereto shall take any action that would cause the Transactions to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) all such transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  For purposes of this Section, “Takeover Law” shall mean (a) any law or regulation regulating hostile takeovers, or mergers, business combinations, sale of control, affiliate transactions involving interested shareholders or related parties, or (b) any antitrust law or regulation which is applicable to the Transactions.

5.15.         No Solicitation.

(a)           Subject to Section 5.15(b) hereof, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Wilber nor any Person acting on behalf of Wilber shall, directly or indirectly, (a) solicit, initiate or respond to discussions or engage in negotiations with any Person (whether such negotiations are initiated by Wilber or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than CBSI, relating to the possible acquisition, recapitalization or other business combination involving Wilber or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as “Takeover Proposal”), (b) provide non-public information with respect to Wilber or any of its Subsidiaries to any Person, other than  CBSI and its professional advisors or Wilber’s professional advisors, or (c) enter into an agreement, or a letter of intent or term sheet, with any Person, other than CBSI, providing for a possible Takeover Proposal.  If Wilber receives any offer or proposal relating to a Takeover Proposal, Wilber shall immediately notify CBSI thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

(b)           (i)             Notwithstanding anything to the contrary contained in Section 5.15(a),  prior to the Closing or the termination of this Agreement in accordance with its terms, Wilber may, to the extent the Board of Directors of Wilber determines, in good faith, after

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consultation with outside legal counsel, that the Board’s fiduciary duties require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 5.15(c), furnish non-public information, and afford access to the properties, books or records of Wilber or any of its Subsidiaries, to any Person after such Person has delivered to Wilber in writing an unsolicited bona fide Takeover Proposal with respect to Wilber or any of its Subsidiaries (which has not been withdrawn) which the Board of Directors of Wilber in its good faith judgment determines, after reasonable inquiry and consultation with its financial advisor (i) would be reasonably likely to result in a transaction more favorable than that contemplated by this Agreement to the shareholders of Wilber (which judgment must be reasonable), and (ii) that the Person making such Takeover Proposal is financially capable of consummating such Takeover Proposal or that the financing necessary to consummate such Takeover Proposal, to the extent required, is then committed or is capable of being obtained by such Person (a “Superior Proposal”).  In addition, notwithstanding the provisions of Section 5.15(a) above,  in connection with a submitted, written bona fide Takeover Proposal or potential Takeover Proposal, Wilber shall refer any third party to this Section 5.15 or make a copy of this Section 5.15 available to such third party.

(ii)           In the event Wilber or any of its Subsidiaries receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 5.15(b)) will prevent the Board of Directors of Wilber from recommending such Superior Proposal to the shareholders of Wilber, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of Wilber may withdraw, modify or refrain from making its recommendations set forth in the relevant sections in this Agreement; provided, however, that Wilber shall (A) provide CBSI at least 96 hours prior notice of any meeting of the Board of Directors of Wilber at which such Board of Directors is reasonably expected to consider a Superior Proposal, (B) not recommend to its shareholders a Superior Proposal for a period of not less than the greater of four full business days and 96 hours after CBSI’s receipt of a copy of such Superior Proposal and the identity of the third party, and (C) not enter into a definitive agreement relating to such Superior Proposal unless CBSI fails to match the terms of the Super Proposal within the greater of four full business days and 96 hours after CBSI’s receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless this Agreement is terminated pursuant to ARTICLE VII, nothing contained in this Section 5.15(b) shall limit Wilber’s obligation to hold and convene a special meeting of its shareholders (regardless of whether the recommendation of the Board of Directors of Wilber shall have been withdrawn, modified or not yet made) or to provide the shareholders of Wilber with material information relating to such meeting.

(c)           Notwithstanding anything to the contrary herein, neither Wilber nor any of its Subsidiaries shall provide any non-public information to a third party unless: (x) Wilber provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information substantially equivalent to the terms in the Confidentiality Agreements heretofore entered into by the parties hereto; and (y) such non-public information has been previously delivered or made available to CBSI.

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ARTICLE VI

CONDITIONS PRECEDENT

6.1.           Conditions Precedent to Obligations of CBSI and Wilber.  The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a)           All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the Transactions, including without limitation the Wilber shareholder approval contemplated by Section 5.1 hereof, shall have been duly and validly taken;

(b)           The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the Transactions, all notice periods and waiting periods required under applicable law or by the terms of such approvals shall have passed, and all conditions contained in any such approval required to have been satisfied prior to consummation of such Transactions shall have been satisfied;

(c)           The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding shall be pending or threatened in writing by the Commission to suspend the effectiveness of such Registration Statement, and CBSI shall have received all “blue sky” or state securities approvals or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

(d)           There shall not have been instituted, pending or threatened in writing any action or proceeding by any governmental authority or administrative agency or in a court of competent jurisdiction, nor shall there be in any effect any judgment, order, decree or injunction of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, preventing or seeking to prevent the consummation of the Transactions;

(e)           The shares of CBSI Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(f)           Wilber shall have received an update, dated as of the date of the Proxy Statement/Prospectus, of the written fairness opinion received from Austin Associates LLC confirming that the Merger Consideration is fair, from a financial point of view, to the shareholders of Wilber; and

(g)           Wilber shall have received an opinion of Hinman, Howard and Kattell, LLP, in form and substance reasonably satisfactory to Wilber and CBSI, dated as of the date the Registration Statement is effective and on the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that:

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(1)           Wilber and CBSI will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

(2)           No gain or loss will be recognized by CBSI or Wilber as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

(3)           No gain or loss will be recognized by Wilber shareholders who receive only shares of CBSI Common Stock in exchange for their shares of Wilber Common Stock, except that gain or loss will be recognized on receipt of cash, if any, in lieu of fractional shares;

(4)           Each Wilber shareholder’s aggregate tax basis in any shares of CBSI Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of Wilber Common Stock such shareholder surrendered in the exchange therefor, decreased by the amount of any cash received and any tax basis allocable to the cash received for fractional shares of CBSI Common Stock, and increased by the amount of gain recognized by the Wilber shareholder with respect to cash received; and

(5)           Gain, but not loss, will be recognized by Wilber shareholders on the exchange of Wilber Common Stock for CBSI Common Stock and cash in an amount equal to the lesser of the Wilber shareholder’s gain realized with respect to such exchange or the amount of cash received; and

(6)           Each Wilber shareholder’s holding period in any shares of CBSI Common Stock received in the transaction will, in each instance, include the period during which the shares of Wilber Common Stock surrendered in exchange therefor were held, provided that such shares of Wilber Common Stock were held as capital assets by the shareholder at the Effective Time.

6.2.           Conditions Precedent to Obligations of Wilber.  The obligations of Wilber to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Wilber pursuant to Section 7.4 hereof:

(a)           The representations and warranties of CBSI set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Wilber and except for inaccuracies of representations or warranties which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect on Wilber (it being understood that, for purposes of determining the accuracy of such representations and warranties, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect);

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(b)           CBSI shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

(c)           CBSI shall have delivered to Wilber a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

(d)           Wilber shall have received an Affiliates Agreement from each person identified as an “affiliate” of CBSI, and such Affiliates Agreement shall be in full force and effect.

6.3.           Conditions Precedent to Obligations of CBSI.

The obligations of CBSI to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by CBSI pursuant to Section 7.4 hereof:

(a)           The representations and warranties of Wilber set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by CBSI and except for inaccuracies of representations or warranties which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect on Wilber or CBSI (it being understood that, for purposes of determining the accuracy of such representations and warranties, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect);

(b)           Wilber shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

(c)           Wilber shall have delivered to CBSI a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

(d)           CBSI shall have received an Affiliates Agreement from each Person identified as an “affiliate” of Wilber, and such Affiliates Agreement shall be in full force and effect;

(e)           Dissenters’ rights shall not have been exercised with respect to more than 2% of the outstanding shares of Wilber Common Stock;

(f)            The required regulatory approvals approving the Transactions shall contain no condition or requirement which (i) imposes obligations or conditions on Wilber or CBSI that would be more burdensome in any material respect than those contained in the written  agreement between Wilber and the OCC dated October 13, 2010 (such as by imposing a capital

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requirement higher than that set forth in such OCC agreement), or (ii) would likely result in a Material Adverse Effect on CBSI following the consummation of the Transactions; and

(g)           To the extent that any material lease, license, loan, financing agreement or other contract or agreement to which Wilber is a party requires the consent of or waiver from the other party thereto as a result of the Transactions, such consent or waiver shall have been obtained.

ARTICLE VII

TERMINATION, WAIVER AND AMENDMENT

7.1.           Termination.  This Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of Wilber or CBSI:

(a)           by the mutual written consent duly authorized by the respective Boards of Directors of the parties hereto;

(b)           by CBSI in writing, if Wilber has, or by Wilber in writing, if CBSI has, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if (x) to the extent that such breach is curable, such breach has not been cured within 30 days after the date on which written notice thereof is given to the breaching party and (y) such breach would entitle the non-breaching party not to consummate the Transactions under Article VI hereof;

(c)            by any party hereto in writing, if the applications for prior approval referred to in Section 5.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has expired, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(d)           by any party hereto in writing, if the shareholders of Wilber do not approve this Agreement and the Transactions at the special meeting duly called for that purpose;

(e)            by any party hereto in writing, if the Merger shall not have been consummated by the close of business on May 31, 2011, unless the failure to so consummate by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

(f)            by CBSI, if (i) the Board of Directors of Wilber shall withdraw, modify or change its approval or recommendation of this Agreement or the Transactions in a manner adverse to CBSI, or Wilber shall have failed to include in the Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the  approval of this Agreement or the Transactions; (ii) following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, Wilber shall fail to timely comply with the covenants contained in Section 5.2; (iii) the Board of Directors of Wilber shall have recommended to the shareholders of Wilber a Superior Proposal, or Wilber shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Wilber Common Stock is commenced and Wilber shall

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not have sent to its shareholders, within 10 business days after the commencement of such tender or exchange offer, a statement that the Board of Directors of Wilber recommends  rejection of such tender or exchange offer; (v) a Takeover Proposal (other than a tender or exchange offer covered by clause (iv) of this Section 7.1(f)) with respect to Wilber is publicly announced and, upon CBSI’s  request, Wilber fails to issue a press release announcing its opposition to such Takeover Proposal within three (3) business days after such request; or (vi) the Board of Directors of Wilber shall have resolved to take any action described in clauses (i) and (iii) of this Section 7.1(f);

(g)           by Wilber, if the Board of Directors of Wilber shall have recommended to the shareholders of Wilber a Superior Proposal, or Wilber shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal, in each case in accordance with Section 5.15, provided that Wilber has complied with all provisions thereof.

7.2.           Effect of Termination.  In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 5.5. 7.6 and 8.1 hereof shall survive any such termination and (ii) a termination pursuant to Section 7.1 shall not relieve the breaching party from liability for any willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

7.3.           Survival of Representations, Warranties and Covenants.  All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CBSI or Wilber (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either CBSI or Wilber, the aforesaid representations, warranties and covenants being material inducements to the consummation by CBSI and Wilber of the Transactions.

7.4.           Waiver.  Except where not permitted by law, CBSI or Wilber, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Wilber) extend the time for the performance of any of the obligations or other acts of the other party, and may waive (i) any inaccuracies of such other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such other party of any of its obligations set out herein or therein.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

7.5.           Amendment or Supplement.  This Agreement may be amended or supplemented at any time prior to the Effective Time only by mutual agreement of the parties hereto or thereto.

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Any such amendment or supplement must be in writing and approved by their respective Boards of Directors; provided, however, that, after approval of this Agreement by the respective shareholders of Wilber or CBSI, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval.

7.6.           Fee and Expenses.

(a)           Except as set forth in this Section 7.6, all fees and expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of its own financial consultants, accountants and counsel) shall be paid by the party incurring such expenses, whether or not such transactions are consummated, except that CBSI and Wilber each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement/Prospectus and any amendment or supplement thereto.

(b)           In the event that this Agreement is terminated by CBSI or Wilber pursuant to Section 7.1(f) or (g), or by either party pursuant to Section 7.1(b), (d) or (e) after a Takeover Proposal from a third party is received by Wilber or any of its affiliates, or is made public (unless CBSI or Wilber is then in breach of its representations, warranties or covenants contained in this Agreement such that conditions set forth in Section 6.1(a) or 6.1(b) would not be satisfied, and Wilber shall have given written notice to that effect prior to such termination), then Wilber shall pay in immediately available funds to an account designated by CBSI, no later than three (3) business days after the date of such termination, a fee equal to Four Million Dollars ($4,000,000), as liquidated damages and not as a penalty.

(c)           In the event that this Agreement is terminated by either party pursuant to Section 7.1(d) prior to the time a Takeover Proposal from a third party is received by Wilber or any of its affiliates or is made public, then Wilber shall pay in immediately available funds to an account designated by CBSI, no later than three (3) business days after the date of such termination, all out-of-pocket costs and expenses (including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses) actually incurred by CBSI and its Subsidiaries in connection with the Transactions and this Agreement, such costs and expenses not to exceed in the aggregate Five Hundred Thousand Dollars ($500,000).

ARTICLE VIII

MISCELLANEOUS

8.1.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the Transactions and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors.  Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Agreement shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

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8.2.           No Assignment.  No party hereto may assign any of its rights or obligations under this Agreement to any other Person.

8.3.           Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, CBSI may, with the written consent of Wilber, which consent shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Wilber set forth herein, provided, that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 2.6 hereof, (ii) the consideration to be paid to the holders of the Wilber Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize the consummation of the Transactions.

8.4.           Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to Wilber:	The Wilber Corporation
245 Main Street
Oneonta, New York 13820
Attention: President and Chief Executive Officer

With a required copy to:	Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604
Attention: Clifford S. Weber, Esq.

If to CBSI:	Community Bank System, Inc.
5790 Widewaters Parkway
Dewitt, New York 13214
Attention: President and Chief Executive Officer

With a required copy to:	Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202
Attention: Ronald C. Berger, Esq.

8.5.           Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6.           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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8.7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

8.8.           WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL  RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski
Name:	Mark E. Tryniski
Title:	President and Chief Executive Officer

THE WILBER CORPORATION

By:	/s/ Alfred S. Whittet
Name:	Alfred S. Whittet
Title:	Interim President and Chief Executive Officer

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EXHIBIT A

Form of Voting Agreement

VOTING AGREEMENT

This Voting Agreement, dated as of October __, 2010 (this “Agreement”), is by and among Community Bank System, Inc., a Delaware corporation (“CBSI”), and the undersigned shareholder (the “Shareholder”) of The Wilber Corporation (“Wilber”).

RECITALS

A.            Concurrently with the execution of this Agreement, CBSI and Wilber entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the merger (the “Merger”) of Wilber with and into CBSI.  Pursuant to the Merger, shares of capital stock of Wilber will be converted into merger consideration, consisting of cash and shares of common stock of CBSI, on the basis set forth in the Merger Agreement.

B.             The Shareholder has the legal power to vote, or to direct the voting of (by law, contract or otherwise), the shares of the outstanding common stock of Wilber indicated on the final page of this Agreement (the “Shares”).

C.             As a material inducement to enter into the Merger Agreement, CBSI desires the Shareholder to agree, and the Shareholder is willing to agree, to vote or cause to be voted, as the case may be, the Shares and any other such shares of capital stock of Wilber subsequently acquired by the Shareholder so as to facilitate consummation of the Merger as provided in this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.             Agreement to Vote Shares; Additional Purchases.

1.1           Agreement to Vote Shares.  At every meeting of the shareholders of Wilber called with respect to the approval of the Merger Agreement and/or the Merger, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Wilber with respect to the approval of the Merger Agreement and/or the Merger, the Shareholder shall vote, or cause to be voted, the Shares and any New Shares (as defined below) in favor of adoption and approval of the Merger Agreement and the Merger.

1.2           Agreement to Retain Shares.  The Shareholder shall not transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares; provided, however, that the Shareholder may transfer the Shares if the transferee, prior to such transfer, executes a voting agreement with respect to the Shares to be transferred, substantially in the form of this Agreement, and provides such executed agreement to CBSI.

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1.3           Additional Purchases.  The Shareholder agrees that any shares (“New Shares”) of capital stock of Wilber that the Shareholder purchases or with respect to which the Shareholder otherwise acquires the power to vote, or to direct the voting, after the execution of this Agreement and prior to the Expiration Date (as defined below) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.             Representations and Warranties of the Shareholder.  The Shareholder (i) has the legal power and authority to vote, or to direct the voting of, the Shares, which at the date hereof are (except to the extent set forth in a schedule delivered herewith) free and clear of any liens, options, security interests or other similar encumbrances; (ii) does not possess the right to vote, or to direct the voting of, any shares of capital stock of Wilber other than the Shares; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

3.              Additional Documents.  The Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary, including a proxy, in the reasonable opinion of CBSI, to carry out the purpose of this Agreement.

4.              Consent and Waiver.  Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

5.              Termination.  This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof (the “Expiration Date”).

6.              Miscellaneous.

6.1           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.2           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties.

6.3           Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4           Specific Performance; Injunctive Relief.  The parties hereto acknowledge that CBSI will be irreparably harmed and that there will be no adequate remedy at law for a

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violation of any of the covenants or agreements of the Shareholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to CBSI upon any such violation, CBSI shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to CBSI at law or in equity.

6.5           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be effective (i) when delivered, if delivered by hand, (ii) the next business day, if sent by nationally recognized overnight delivery specifying next day delivery, or (iii) three business days after depositing in the United States mails, if sent by certified mail, postage prepaid, receipt requested, in each case, addressed to a party’s address set forth below:

If to CBSI:

Community Bank System, Inc.
5790 Widewaters Parkway
Dewitt, New York  13214
Attention: President and Chief Executive Officer

With a required copy to:

Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202
Attention: Ronald C. Berger, Esq.

If to the Shareholder:  To the address for notice set forth on the last page hereof.

With a required copy to:

Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York  10604
Attention: Clifford S. Weber

or to such other address as any party may have furnished to the other in writing in accordance herewith.

6.6            Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without regard to the principles of conflict of laws thereof).

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6.7            Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

6.8            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

6.9            Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

COMMUNITY BANK SYSTEM, INC.

By:
Mark E. Tryniski
President and Chief Executive Officer

SHAREHOLDER:

By:

By:
(All owners must sign if shares are jointly owned)

Shareholder’s Address for Notice:

________ Shares of Wilber Common Stock over
which the Shareholder has the legal power to vote
or direct the voting.

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EXHIBIT B

Illustration of Application of Section 2.2(f)(i)

Assuming there are 10,719,382 shares of Wilber Common Stock outstanding on the Effective Date , if (w) there are 10,000 shares entitled to receive Merger Consideration in the form of cash pursuant to Section 2.2(f)(iv), (x) there are no Dissenting Shares, (y) the holders of 2,000,000 shares exercise the All Cash Election, and (z) the holders of 1,000,000 shares exercise the Mixed Election, a total of 3,010,000 shares will have elected or be entitled to receive cash, which exceeds 2,143,876 shares (representing 20% of the outstanding shares).  In such event, 866,124 shares (the excess above 20%) will be converted from the All Cash Election to the All Stock Election.  This conversion will be accomplished by reducing the number of shares tendered by each holder electing the All Cash Election by 43.31% (the quotient obtained by dividing 866,124 by 2,000,000) and adding those shares to the All Stock Election.

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EXHIBIT C

Form of Affiliates Agreement

October ___, 2010

Community Bank System, Inc.
5790 Widewaters Parkway
Dewitt, New York  13214

Dear Ladies and Gentlemen:

The undersigned is a director, executive officer and/or 10%-or-greater shareholder of The Wilber Corporation, a New York corporation (the “Company”), and is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) as is indicated on the last page hereof.

The undersigned has been made aware that the Company and Community Bank System, Inc., a Delaware corporation (“CBSI”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for certain transactions pursuant to which the Company would be merged with and into CBSI (the “Merger”).  In order to induce CBSI to consummate the Merger, the undersigned agrees and undertakes, in his or her capacity as a shareholder of the Company, as follows:

1.              Covenants under Rule 145.

(a)            The undersigned has been advised that the issuance of shares of common stock, par value $1.00 per share, of CBSI issuable to the undersigned pursuant to the Merger (“CBSI Common Shares”) will be registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-4 (the “Registration Statement”).  The undersigned has also been advised that the undersigned may be deemed an “affiliate” of the Company at the time the Merger is submitted to a vote of the shareholders of the Company, as the term “affiliate” is used in Rule 145 under the Securities Act, and as such, will be subject to Rule 145 promulgated under the Securities Act.  Accordingly, the undersigned agrees that, subject to CBSI’s compliance with its obligations herein, he or she will not sell or otherwise dispose of any CBSI Common Shares, except (i) in accordance with Rule 145(d) promulgated under the Securities Act, (ii) at such time as a registration statement under the Securities Act covering resales of such CBSI Common Shares is effective, or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to CBSI (which opinion may be based upon a “no-action” or interpretative letter from the staff of the SEC), is not required to be registered under the Securities Act.

Generally speaking, this means that, in any given three month period the undersigned may not sell or otherwise dispose of a number of CBSI Common Shares which

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exceeds the greater of (i) 1% of the then outstanding number of CBSI Common Shares, or (ii) the average weekly trading volume of CBSI Common Shares during the four weeks preceding the sale.  In addition, any CBSI Common Shares must be sold in a brokers’ transaction or in a direct transaction with a market maker.  The restrictions discussed in this paragraph are only applicable for a one year period following the closing of the Merger, unless the undersigned becomes an “affiliate” of CBSI as a result of the Merger or otherwise, in which case the undersigned will continue to be subject to similar restrictions under Rule 144 promulgated under the Securities Act.

(b)           The undersigned understands and agrees that: (i) CBSI is under no obligation to register the sale, transfer or other disposition of the CBSI Common Shares under the Securities Act and any applicable state securities laws, except pursuant to the Registration Statement which will cover only the primary issuance of the CBSI Common Shares in the Merger; (ii) stop transfer instructions will be given to the transfer agent of CBSI with respect to the CBSI Common Shares and there will be placed on the certificate(s) representing such stock, or any certificate(s) delivered in substitution therefor, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE ACT.”

Unless the transfer by the undersigned is a sale made in conformity with the provisions of Rule 145(d), or is made pursuant to a registration statement under the Securities Act or the stop transfer instructions or legends have previously been terminated or removed, CBSI reserves the right to put an appropriate Securities Act legend on the certificate issued to a transferee of the undersigned.  CBSI agrees that the stop transfer instructions and legends referred to above shall be promptly terminated or removed if the undersigned or any permissible transferee shall have delivered to CBSI a copy of a letter from the staff of the SEC or an opinion of counsel with recognized expertise in securities law matters, in form and substance reasonably satisfactory to CBSI, to the effect that such instructions and legends are not required for the purposes of the Securities Act.

2.             Termination.  This Agreement shall terminate and shall have no further force or effect only as of such date and time as the Merger Agreement shall have been terminated pursuant to its terms.

3.             Remedies.  The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, CBSI shall be entitled to seek temporary and permanent injunctive relieve without the necessity of proving monetary damages or posting a bond.

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4.             Enforcement.  The undersigned represents that he or she has the capacity to enter into this Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditor’s rights and general equitable principles.

5.             Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.             Current Public Information.  CBSI agrees, by accepting this letter, that for a period of two years after the Effective Time of the Merger (or such other period as may be required by Rule 145) and thereafter three months after the undersigned ceases to be an affiliate of CBSI (if applicable) and so long as CBSI has any class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; CBSI will make publicly available with respect to itself “adequate current public information” as defined in paragraph (c) of Rule 144 under the Securities Act.

7.              No Admission.  Execution of this letter shall not be construed as an admission on the undersigned’s part that he or she is an “affiliate” of the Company as described in this letter or as a waiver of any rights that undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date of first above written.

Very truly yours,

Name:

________ shares of the Company Common
Stock Owned.

Accepted and agreed to as of
the date first above written:

COMMUNITY BANK SYSTEM, INC.

By:
	Name:	Mark E. Tryniski
	Title:	President and Chief Executive Officer

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Annex B

ANNEX A

7205 W. Central Avenue Toledo, Ohio 43617 P 419.841.8521 www.austinassociates.com	FAIRNESS OPINION

October 22, 2010

Board of Directors
The Wilber Corporation
245 Main Street
Oneonta, NY  13820

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to The Wilber Corporation (“GIW”) and its shareholders, of the terms of the Agreement and Plan of Merger dated as of October 22, 2010 (the “Agreement”) by and between Community Bank System, Inc. (“CBU”) and GIW.

The financial terms of the Agreement provide that each share of GIW common stock issued and outstanding shall be converted at the election of the shareholder into either (i) shares of CBU common stock based upon the Exchange Ratio; (ii) cash, at the rate of $9.50 for each share of GIW Common Stock; or (iii) a combination of shares of CBU common stock and cash such that eighty (80%) percent of such shareholder’s aggregate GIW stock shall be converted into CBU stock based upon the Exchange Ratio and twenty (20%) of such shareholder’s aggregate GIW stock shall be converted into the right to receive cash, at the rate of $9.50 for each GIW share.  The shareholder election is subject to allocation procedures to ensure that eighty percent (80%) of GIW common stock in the aggregate shall be converted into and become shares of CBU common stock and twenty (20%) of GIW common stock shall be converted into the right to receive cash.  Fractional shares will not be issued and cash will be paid in lieu thereof as provided in the Agreement.  Capitalized terms used herein without definition shall have the meanings given to such term in the Agreement.

The Exchange Ratio shall be calculated as follows: (a) if the CBU Market Price is equal to or greater than $19.71, or equal to or less than $25.35, then a quotient (rounded to the nearest one-thousandth) obtained by dividing $9.50 by the CBU Market Price; (b) if the CBU Market Price is greater than $25.35, then 0.3748; and (c) if the CBU Market Price is less than $19.71, then 0.4820.  The CBU Market Price shall equal the average closing sale price of a share of CBU common stock over the ten (10) consecutive trading days immediately prior to the Closing Date on the NYSE, as reported in The Wall Street Journal.

Austin Associates, LLC (“Austin Associates”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions.  Austin Associates did not participate in negotiations of the Agreement.  In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement;

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(ii)
the process used to identify prospective buyer-candidates and solicit indications of interest that resulted in multiple transaction proposals, from which CBU was selected by the Board of GIW to negotiate the Agreement;

(iii)	certain publicly available financial statements and other historical financial information of GIW that we deemed relevant;
(iv)	certain publicly available financial statements and other historical financial information of CBU that we deemed relevant;
(v)	internal financial projections for GIW for the years ending December 31, 2010 through 2012 prepared by and reviewed with management of GIW;
(vi)	publicly available median earnings estimates for CBU for the years ending December 31, 2010, December 31, 2011 and December 31, 2012 and in each case as confirmed with CBU’s senior management;
(vii)
the pro forma financial impact of the Merger on CBU, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and revenue enhancements determined by and discussed with senior management of CBU;

(viii)
publicly reported historical price and trading activity for GIW and CBU common stock, including a comparison of certain financial and stock market information for GIW and CBU with similar publicly available information for certain other companies the securities of which are publicly traded;

(ix)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(x)	the terms of the formal written agreement entered into between GIW and the Office of the Comptroller of the Currency dated as of October 13, 2010.
(xi)	current market environment generally and the banking environment in particular; and
(xii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of GIW the business, financial condition, results of operations and prospects of GIW, including certain operating, liquidity, regulatory and other financial matters and held similar discussions with certain members of senior management of CBU regarding the business, financial condition, results of operations and prospects of CBU.

With respect to the internal projections and estimates for GIW and the publicly available earnings estimates used for CBU and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of CBU and GIW, CBU and GIW’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of GIW and CBU, respectively, and we assumed that such performance would be achieved.  We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in GIW and CBU assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that GIW and CBU will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived.  Finally, we have relied upon the advice GIW has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same.  As part of the due

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diligence process we made no independent verification as to the status and value of GIW or CBU’s assets, including the value of the loan portfolio and loan loss reserve, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate.  In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to GIW and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof.  This opinion is limited to the fairness, from a financial point of view, to shareholders of GIW of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the Merger with CBU.

As part of its engagement, Austin Associates reserves the right to review any public disclosures describing our firm or this fairness opinion.  Austin Associates will receive a fee for issuing this fairness opinion that is not contingent on consummation of the transaction.  In addition, GIW has agreed to indemnify Austin Associates against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to GIW and its shareholders.

Respectfully,

/s/ Austin Associates, LLC
Austin Associates, LLC

Annex B-3

Annex B

7205 W. Central Avenue
Toledo, Ohio  43617
P 419.841.8521
www.austinassociates.com

February 22, 2011

Board of Directors
The Wilber Corporation 245 Main Street
Oneonta, NY 13820

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to The Wilber Corporation ("GIW") and its shareholders, of the terms of the Agreement and Plan of Merger dated as of October 22, 2010 (the "Agreement") by and between Community Bank System, Inc. (“CBU”) and GIW.

The financial terms of the Agreement provide that each share of GIW common stock issued and outstanding shall be converted at the election of the shareholder into either (i) shares of CBU common stock based upon the Exchange Ratio; (ii) cash, at the rate of $9.50 for each share of GIW Common Stock; or (iii) a combination of shares of CBU common stock and cash such that eighty (80%) percent of such shareholder’s aggregate GIW stock shall be converted into CBU stock based upon the Exchange Ratio and twenty (20%) of such shareholder’s aggregate GIW stock shall be converted into the right to receive cash, at the rate of $9.50 for each GIW share. The shareholder election is subject to allocation procedures to ensure that eighty percent (80%) of GIW common stock in the aggregate shall be converted into and become shares of CBU common stock and twenty (20%) of GIW common stock shall be converted into the right to receive cash. Fractional shares will not be issued and cash will be paid in lieu thereof as provided in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such term in the Agreement.

The Exchange Ratio shall be calculated as follows: (a) if the CBU Market Price is equal to or greater than $19.71, or equal to or less than $25.35, then a quotient (rounded to the nearest one-thousandth) obtained by dividing $9.50 by the CBU Market Price; (b) if the CBU Market Price is greater than $25.35, then 0.3748; and (c) if the CBU Market Price is less than $19.71, then 0.4820. The CBU Market Price shall equal the average closing sale price of a share of CBU common stock over the ten (10) consecutive trading days immediately prior to the Closing Date on the NYSE, as reported in The Wall Street Journal.

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Annex B

Austin Associates, LLC (“Austin Associates”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. Austin Associates did not participate in negotiations of the Agreement. In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement;
(ii)
the process used to identify prospective buyer-candidates and solicit indications of interest that resulted in multiple transaction proposals, from which CBU was selected by the Board of GIW to negotiate the Agreement;

(iii)	certain publicly available financial statements and other historical financial information of GIW that we deemed relevant;
(iv)	certain publicly available financial statements and other historical financial information of CBU that we deemed relevant;
(v)	internal financial projections for GIW for the years ending December 31, 2011 through 2012 prepared by and reviewed with management of GIW;
(vi)	publicly available median earnings estimates for CBU for the years ending December 31, 2011 and December 31, 2012 and in each case as confirmed with CBU’s senior management;
(vii)
the pro forma financial impact of the Merger on CBU, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and revenue enhancements determined by and discussed with senior management of CBU;

(viii)
publicly reported historical price and trading activity for GIW and CBU common stock, including a comparison of certain financial and stock market information for GIW and CBU with similar publicly available information for certain other companies the securities of which are publicly traded;

(ix)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(x)	the terms of the formal written agreement entered into between GIW and the Office of the Comptroller of the Currency dated as of October 13, 2010.
(xi)	current market environment generally and the banking environment in particular; and
(xii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of GIW the business, financial condition, results of operations and prospects of GIW, including certain operating, liquidity, regulatory and other financial matters and held similar discussions with certain members of senior management of CBU regarding the business, financial condition, results of operations and prospects of CBU.

With respect to the internal projections and estimates for GIW and the publicly available earnings estimates used for CBU and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of CBU and GIW, CBU and GIW’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of GIW and CBU, respectively, and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which

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Annex B

they are based. We have also assumed that there has been no material change in GIW and CBU assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that GIW and CBU will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice GIW has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of GIW or CBU’s assets, including the value of the loan portfolio and loan loss reserve, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to GIW and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, to shareholders of GIW of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the Merger with CBU.

As part of its engagement, Austin Associates reserves the right to review any public disclosures describing our firm or this fairness opinion. Austin Associates will receive a fee for issuing this fairness opinion that is not contingent on consummation of the transaction. In addition, GIW has agreed to indemnify Austin Associates against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to GIW and its shareholders.

Respectfully,

/s/ Austin Associates, LLC
Austin Associates, LLC

Annex B-6